      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1994



                                                       REGISTRATION NO. 33-52919

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             REEVES HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                            3069                      57-0994551
   (State or other jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
   incorporation or organization)      Classification Code Number)    Identification Number)

                                HIGHWAY 29 SOUTH
                                 P.O. BOX 1898
                       SPARTANBURG, SOUTH CAROLINA 29304
                                 (803) 576-1210
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                            AUGUSTUS I. DUPONT, ESQ.

                             1120 BOSTON POST ROAD
                           DARIEN, CONNECTICUT 06820
                                 (203) 655-6855
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

    Louis J. Bevilacqua, Esq.             John J. Schuster, Esq.
     Frederick C. Rieck, Esq.            Cahill Gordon & Reindel
  Cadwalader, Wickersham & Taft               80 Pine Street
         100 Maiden Lane                 New York, New York 10005
     New York, New York 10038                 (212) 701-3000
          (212) 504-6000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
    If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET
                     PURSUANT TO ITEM 501 OF REGULATION S-K

S-1 ITEM NUMBER AND HEADING                                                        LOCATION IN PROSPECTUS
- -----------------------------------------------------------------  ------------------------------------------------------
       1.  Forepart of the Registration Statement and Outside      Facing Page; Outside Front Cover Page
            Front Cover Page of Prospectus.......................
       2.  Inside Front and Outside Back Cover Pages of            Inside Front and Outside Back Cover Pages
            Prospectus...........................................
       3.  Summary Information, Risk Factors and Ratio of          Prospectus  Summary;  Investment  Considerations;  The
            Earnings to Fixed Charges............................   Issuer  and   the  Company;   Selected   Consolidated
                                                                    Financial Data
       4.  Use of Proceeds.......................................  Use of Proceeds
       5.  Determination of Offering Price.......................  Not Applicable
       6.  Dilution..............................................  Not Applicable
       7.  Selling Security Holders..............................  Not Applicable
       8.  Plan of Distribution..................................  Underwriting
       9.  Description of Securities to be Registered............  Outside   Front   Cover   Page;   Prospectus  Summary;
                                                                    Description of Debentures
      10.  Interests of Named Experts and Counsel................  Not Applicable
      11.  Information with Respect to the Registrant............  Prospectus  Summary;  Investment  Considerations;  The
                                                                    Issuer  and  the  Company;  Capitalization;  Selected
                                                                    Consolidated Financial Data; Management's  Discussion
                                                                    and  Analysis of  Financial Condition  and Results of
                                                                    Operations;  Business;  Management;  Description   of
                                                                    Other  Indebtedness;  Consolidated  Financial  State-
                                                                    ments
      12.  Disclosure of Commission Position on Indemnification    Not Applicable
            for Securities Act Liabilities.......................

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JUNE 9, 1994

PROSPECTUS
          , 1994

                                  $___________

                             REEVES HOLDINGS, INC.
                       % SENIOR DISCOUNT DEBENTURES DUE 2006
    The       % Senior  Discount Debentures due  2006 (the "Debentures") offered hereby are being issued by Reeves Holdings, Inc., a Delaware corporation (the "Issuer"). The Issuer was recently formed to hold the capital stock of Reeves Industries, Inc., a Delaware corporation ("Reeves" or the "Company") and to issue the Debentures.

    The  Debentures will mature on               ,  2006. The Debentures will be
issued at a substantial discount (approximately __%) to their aggregate principal amount to generate gross proceeds of approximately $100,000,000. See "Description of Debentures" and "Certain Federal Income Tax Considerations Concerning The Debentures." The Debentures will accrete at a rate of %,
compounded semi-annually, to  an aggregate principal  amount of $             by
            ,  1999.  Interest  will  not  accrue  on  the  Debentures  prior to
            , 1999. Thereafter, interest  on the Debentures  will accrue at  the
rate  of    % per annum and will be payable in cash  semi-annually on
and           , commencing             , 1999.

    The Debentures are not redeemable  prior to             , 1999, except  that
during the first 36 months after the offering the Issuer may redeem up to one-half in aggregate face amount of the Debentures at the premium to Accreted Value (as defined) set forth herein with the proceeds of certain issuances of capital stock; PROVIDED that at least one-half of the aggregate face amount of
Debentures  initially issued remains outstanding. After              , 1999, the
Debentures will be redeemable at any time at the option of the Issuer, in whole or in part, at the redemption prices set forth herein, together with accrued interest, to the date of redemption.

    The Debentures will be senior unsecured obligations of the Issuer and will rank PARI PASSU in right of payment with all senior unsecured indebtedness which the Issuer may incur. Upon a Change of Control (as defined), holders of the Debentures will have the right to require the Issuer to repurchase their Debentures at 101% of the Accreted Value thereof, plus, if occurring after
        , 1999, accrued interest, if any, to the date of purchase. There can be no assurance that the Issuer would have sufficient funds to repurchase the Debentures upon a Change of Control or be able to obtain sufficient financing to do so in the capital markets or under its existing credit facilities. See "Description of Debentures -- Change of Control."


    Although the Debentures are titled "Senior," the Issuer has not issued, and does not have any current arrangements to issue, any indebtedness to which the Debentures would be senior. All of the Issuer's operating assets are held through its subsidiaries. As indebtedness of the Issuer, the Debentures will be effectively subordinated to all indebtedness and other obligations of the Issuer's subsidiaries. As of April 3, 1994, after giving effect to the repayment of approximately $11 million of indebtedness with the proceeds of the offering, consolidated obligations of such subsidiaries, consisting of certain outstanding indebtedness, trade payables and accrued liabilities, but excluding intercompany obligations, would have been approximately $172.7 million. See "Description of Debentures." The Issuer does not intend to apply for listing of the Debentures on any securities exchange.

    SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH PROSPECTIVE INVESTORS SHOULD CONSIDER.
THESE SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES  AND
  EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED   UPON   THE   ACCURACY  OR   ADEQUACY   OF   THIS  PROSPECTUS.
       ANY  REPRESENTATION  TO  THE  CONTRARY  IS  A  CRIMINAL   OFFENSE.

- ---------------------------------------------------------------------------------------
                                                    UNDERWRITING
                                           PRICE     DISCOUNTS     PROCEEDS
                                          TO THE        AND         TO THE
                                         PUBLIC(1)  COMMISSIONS(2) ISSUER(3)
- ---------------------------------------------------------------------------------------
Per Debenture..........................      %           %            %
Total..................................  $          $             $
- ---------------------------------------------------------------------------------------

(1) PLUS ACCRUED AMORTIZATION OF ORIGINAL ISSUE DISCOUNT, IF ANY, FROM THE DATE OF ISSUANCE.
(2)  SEE "UNDERWRITING" FOR INDEMNIFICATION ARRANGEMENTS WITH THE UNDERWRITERS.
(3)  THE  ISSUER WILL BE REQUIRED  TO PAY EXPENSES OF  THE OFFERING ESTIMATED AT
     $       .

    The Debentures are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the Debentures will be made in New York, New York
on or about         , 1994.

DONALDSON, LUFKIN & JENRETTE                                 MERRILL LYNCH & CO.
      SECURITIES CORPORATION

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                             AVAILABLE INFORMATION
    The Issuer has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a registration statement on Form S-1 (together with all amendments, exhibits and schedules thereto, hereinafter referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debentures offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information with respect to the Issuer, the Company and the Debentures offered hereby, reference is made to the Registration Statement. The Company is, and the Issuer will be, subject to the informational requirements of the Securities
Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files, or will file, periodic and current reports and other information with the Commission. The Registration Statement, as well as such reports and other information, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                               PROSPECTUS SUMMARY
    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO THE "ISSUER" IN THIS PROSPECTUS REFER TO REEVES HOLDINGS, INC. TOGETHER WITH ITS SUBSIDIARIES AND REFERENCES TO "REEVES" OR THE "COMPANY" REFER TO REEVES INDUSTRIES, INC. TOGETHER WITH ITS SUBSIDIARIES. ALL OF THE OUTSTANDING CAPITAL STOCK OF REEVES WILL BE TRANSFERRED TO THE ISSUER PRIOR TO THE ISSUANCE OF THE DEBENTURES. SINCE REEVES WILL BE THE SOLE SUBSIDIARY OF THE ISSUER, THE CONSOLIDATED FINANCIAL DATA OF THE ISSUER ARE THOSE OF REEVES.
                           THE ISSUER AND THE COMPANY

    The Issuer, through its subsidiary, Reeves, is a diversified industrial company with operations in two principal business segments, industrial coated fabrics, conducted through its Industrial Coated Fabrics Group ("ICF"), and apparel textiles, conducted through its Apparel Textile Group ("ATG"). In 1993, ICF contributed approximately 49.6% of the Company's net sales and approximately 73.6% of its operating income and ATG contributed approximately 50.4% of the Company's net sales and approximately 26.4% of its operating income (in each case, excluding unallocable corporate expenses). Throughout its businesses, the Company emphasizes specialty products, product quality, technological innovation, and rapid responses to the changing needs of its customers.

    ICF specializes in the coating of various substrate fabrics with a variety of products, such as synthetic rubber, vinyl, neoprene, urethane and other elastomers, to produce a diverse line of products for industrial applications. ICF's principal products include: (1) a complete line of printing blankets used in offset lithography, (2) coated automotive airbag materials, (3) specialty coated fabrics, including fluid control diaphragm materials, tank seals, ducting materials and coated fabric materials used for military and commercial life rafts and vests, aircraft escape slides, flexible fuel tanks and general aviation products, and (4) coated fabrics used in industrial coverings, including fabrics coated with rubber and vinyl which are used to make tarpaulins, loading dock shelters and other industrial products.
    The Company believes that ICF is one of the world's leading producers of offset printing blankets and that ICF has the leading share of the domestic market for coated automotive airbag materials. The Company also believes that ICF is a leading domestic producer of specialty coated fabrics used for a broad range of industrial applications. ICF's products generally involve significant amounts of technological expertise and precise production tolerances. The Company believes that ICF's product development, formulation and production methods are among the most sophisticated in the coated fabrics industry.
    ATG manufactures, processes and sells specialty textile fabrics to apparel and other manufacturers. Through its Greige Goods Division, ATG processes raw materials into greige goods (I.E., undyed woven fabrics). Through its Finished Goods Division, ATG functions as a converter and commission finisher, purchasing greige goods from the Greige Goods Division and others and contracting to have the goods dyed and finished for use in various end-products or dyeing and finishing the goods itself.
    The Company believes that ATG has developed strong positions in niche markets in the apparel textile industry by offering unique custom-designed fabrics to leading apparel and specialty garment manufacturers. ATG emphasizes "short-run" product orders and targets market segments in which its manufacturing flexibility, rapid response time, superior service and quality and ability to supply exclusive blends are key competitive factors.
    The Company's business strategy has focused on the sale of higher-margin niche products and the establishment of leading positions in its principal markets. The Company believes that this strategy, combined with its diverse product and customer base, the development of new products and substantial capital investment, has helped the Company increase its sales and profitability in spite of adverse economic conditions in its U.S. and European markets during 1990-1993.

    Since 1991, the Company has significantly increased its level of capital investment in its businesses to modernize and expand capacity, reduce its overall cost structure, increase productivity and enhance its competitive position. The Company intends to substantially increase its capital investment in its businesses to approximately $140 million during the 1994-1997 period. In addition, as opportunities arise, the Issuer may seek to augment its growth through strategic acquisitions, joint ventures and investments in other industrial companies where the Issuer believes that it can apply its professional management techniques to enhance a company's operating performance. The Company regularly reviews acquisition opportunities but is not currently a party to any agreement, or involved in negotiation of an agreement, with respect to any material acquisition, joint venture or investment.

                                  THE OFFERING

Securities Offered............  $        aggregate principal amount of    % Senior  Discount
                                Debentures due 2006.
Maturity Date.................  , 2006.
Interest Rate.................  The  Debentures will  accrete at a  rate of    %, compounded
                                semi-annually, to an aggregate principal amount of $      by
                                            ,   1999.  Interest  will   not  accrue  on  the
                                Debentures prior to      , 1999. Commencing         ,  1999,
                                interest  on the Debentures will accrue at the rate of     %
                                per annum, payable in cash semi-annually on              and
                                            , commencing        , 1999.
Original Issue Discount.......  For  federal  income tax  purposes,  the Debentures  will be treated as having been issued with "original issue discount"
                                equal to  the  difference between  the  issue price  of  the
                                Debentures  and  the  sum  of  all  cash  payments  (whether denominated as principal  or interest) to  be made  thereon.
                                Each  holder of a Debenture must include in gross income for federal income tax purposes a portion of such original issue discount for each day  during each taxable  year in which  a
                                Debenture is held, whether or not cash interest payments are
                                made.   See  "Certain  Federal   Income  Tax  Considerations
                                Concerning the Debentures."
Optional Redemption...........  The Debentures will  not be redeemable  prior to           ,
                                1999,  except  that during  the  first 36  months  after the offering made hereby (the "Offering"), the Issuer may redeem up to one-half in aggregate face amount of the Debentures at
                                    % of  Accreted Value  with the  net proceeds  of  public
                                sales  of common stock by the Issuer (or of its parent, Hart
                                Holding Company Incorporated ("Hart Holding"), to the extent such net proceeds are contributed as a capital  contribution in exchange for capital stock of the Issuer). The Debentures will  be redeemable at the option of the Issuer, in whole or
                                in part, after           , 1999, at  the premiums set  forth
                                herein,  together with accrued interest, if any, to the date of redemption.

Ranking.......................  The Debentures will be senior unsecured indebtedness of  the
                                Issuer and will rank PARI PASSU in right of payment with all senior unsecured indebtedness which the Issuer may incur and senior to any subordinated indebtedness which the Issuer may incur.  The Debentures  will be  effectively subordinated to claims  of  the  creditors  of  the  Issuer's  subsidiaries, including  the $122.5 million principal amount of 11% Senior
                                Notes due 2002  of Reeves  (the "11% Senior  Notes"). As  of
                                April  3,  1994, after  giving  effect to  the  repayment of indebtedness with the proceeds of the Offering, consolidated obligations of  the  Issuer's  subsidiaries,  consisting  of
                                certain    indebtedness,   trade    payables   and   accrued
                                liabilities, but excluding  intercompany obligations,  would have been approximately $172.7 million.
Change of Control.............  Upon  a  Change  of  Control (as  defined),  holders  of the
                                Debentures will  have the  right to  require the  Issuer  to purchase  the Debentures at a price  of 101% of the Accreted
                                Value thereof, plus,  if occurring  after           ,  1999,
                                accrued interest, if any, to the date of purchase.
Certain Restrictions..........  The  indenture pursuant  to which the  Debentures are issued
                                (the "Indenture")  will  restrict the  Issuer's  ability  to pledge  subsidiary stock and, subject to certain exceptions, the ability  of the  Issuer and  its subsidiaries  to  incur
                                additional   indebtedness,  pay  dividends,  redeem  capital
                                stock, make  certain  investments, enter  into  transactions with affiliates, merge or consolidate with any other person, or sell, transfer or lease all or substantially all of their
                                assets.   See   "Description   of   Debentures   --  Certain
                                Covenants."
Use of Proceeds...............  Proceeds of  the Offering  will be  used to  redeem  Reeves'
                                outstanding  13 3/4%  Subordinated Debentures  due 2001 (the
                                "Subordinated  Debentures")  in  the  approximate  aggregate principal  amount of $11 million.  The Issuer intends to use the balance  of the  proceeds  to fund  anticipated  capital expenditures  and make investments in other businesses which may  include  strategic  acquisitions,  joint  ventures  and investments  in  other  industrial  companies.  The  Company regularly  reviews  acquisition  opportunities  but  is  not
                                currently   a  party  to  any   agreement,  or  involved  in
                                negotiation of an  agreement, with respect  to any  material acquisition,  joint venture or investment.  A portion of the proceeds may be used from time to time to repay bank debt of the Company. See "Use of Proceeds."

                             REEVES HOLDINGS, INC.
                      SUMMARY CONSOLIDATED FINANCIAL DATA


                                                                                        QUARTER ENDED
                                         YEAR ENDED DECEMBER 31,                    ----------------------
                       -----------------------------------------------------------   MARCH 28,   APRIL 3,
                        1989(1)       1990        1991        1992        1993         1993        1994
                                                  (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF
 OPERATIONS DATA:
Net sales............  $  257,348  $  257,859  $  269,559  $  271,104  $  283,653    $  63,780   $  72,997
Operating income.....      29,810      24,666      25,626      25,767      28,094        5,810       7,428
Interest expense, net
 (2).................      17,227      18,199      20,709      17,198      16,236        4,122       4,067
Income from
 continuing
 operations..........       6,100       5,757       4,544       5,976       7,857        1,388       2,237
Ratio of earnings to
 fixed charges (3)...         1.6x        1.3x        1.2x        1.5x        1.7 x        1.4 x       1.8x
OTHER DATA:
EBITDA (4)...........  $   36,040  $   31,303  $   32,734  $   33,883  $   38,125   $    8,000   $   9,736
Capital expenditures
 (5).................       6,718       7,007      11,015      15,788      16,506        2,051       5,686
Depreciation.........       5,090       5,497       5,951       6,776       7,204        1,855       1,973
Ratio of EBITDA to
 interest expense,
 net.................         2.1x        1.7x        1.6x        2.0x        2.3 x        1.9 x       2.4x
PRO FORMA DATA: (6)
Cash interest
 expense, net (7)....                                                  $   10,390                $   2,599
Interest expense, net
 (7).................                                                      24,001                    5,917
Ratio of EBITDA to
 cash interest
 expense, net........                                                         3.7 x                    3.7x
Ratio of EBITDA to
 interest expense,
 net.................                                                         1.6 x                    1.6x
Ratio of net debt to
 EBITDA (8)..........                                                         3.3 x                    3.4x



                                                                       APRIL 3, 1994
                                                                 --------------------------
                                                                   ACTUAL    AS ADJUSTED(9)
BALANCE SHEET DATA:
Cash and cash equivalents......................................  $    4,829   $     90,056
Total assets...................................................     208,487        296,899
Total debt (10)................................................     138,402        227,475
Stockholder's equity...........................................      24,865         24,455

- ------------------------
(1) The year ended December 31, 1989 has been restated to reflect the exclusion of the discontinued operations of the ARA Automotive Group. See Note 3 to the Consolidated Financial Statements.

(2)  Interest  expense, net deducts interest income but includes amortization of financing costs and debt  discounts of $1,382,  $1,227, $1,280, $1,031  and
     $728  for the  years ended  December 31, 1989,  1990, 1991,  1992 and 1993, respectively, and $181 and $188 for  the quarters ended March 28, 1993  and
     April 3, 1994, respectively.
(3)  For  the purpose  of calculating  the ratio  of earnings  to fixed charges, earnings consist of income from continuing operations before income  taxes, plus  fixed charges. Fixed charges consist of interest on all indebtedness, which includes  amortization of  financing costs  and debt  discounts,  and one-third  of  all  rentals,  which  is  considered  representative  of the interest portion included therein, after adjustments for amounts related to discontinued operations.
(4)  EBITDA is income from continuing  operations before interest expense,  net,
     income   taxes,   depreciation,  amortization,   and,  in   1993,  facility
     restructuring charges  of $1,003  and  a reserve  for  costs related  to  a
     discontinued   plant   included  in   corporate   expenses  of   $484.  See
     "Management's Discussion and Analysis of Financial Condition and Results of
     Operations." The Issuer has  included information concerning EBITDA  herein because  it understands that such information  is used by certain investors as one measure of  an issuer's historical ability  to service debt.  EBITDA should  not be  considered as an  alternative to, or  more meaningful than, earnings from operations or other  traditional indications of the  Issuer's operating performance.
(5)  Does  not include the cost of  equipment (leased under operating leases) of
     $3.0 million and $5.8 million in 1992 and 1993, respectively.
(6)  As adjusted to give effect to the sale of the Debentures offered hereby and the application of the proceeds to redeem the Subordinated Debentures,  pay related  premiums and reinvest the balance  of such proceeds in three-month
     U. S. Treasury bills (at  4.23%, the rate borne  by such instruments as  of
     May  23, 1994) as if  such transactions had occurred  as of January 1, 1993 and January 1, 1994.
(7)  The following  table  presents  a  reconciliation  of  pro  forma  interest expense, net and cash interest expense, net:



                                                                              YEAR ENDED     QUARTER ENDED
                                                                             DECEMBER 31,      APRIL 3,
                                                                                 1993            1994
Historical interest expense and amortization of financing costs and debt
  discounts................................................................    $  16,394       $   4,085
Historical interest income.................................................         (158)            (18)
                                                                             -------------       -------
Interest expense, net......................................................       16,236           4,067
                                                                             -------------       -------
  Plus: Amortization of original issue discount and financing costs on the
        Debentures.........................................................       12,945           3,145
  Less: Interest expense and amortization of financing costs and debt
        discount on the Subordinated Debentures............................       (1,575)           (394)
  Less: Interest income on reinvestment of excess proceeds from the sale of
        the Debentures.....................................................       (3,605)           (901)
                                                                             -------------       -------
      Total pro forma adjustments..........................................        7,765           1,850
                                                                             -------------       -------
Pro forma interest expense, net............................................    $  24,001       $   5,917
                                                                             -------------       -------
                                                                             -------------       -------
  Less: Amortization of original issue discount and financing costs on the
        Debentures.........................................................      (12,945)         (3,145)
  Less: Amortization of financing costs and debt discounts on existing
   debt....................................................................         (666)           (173)
                                                                             -------------       -------
Pro forma cash interest expense, net.......................................    $  10,390       $   2,599
                                                                             -------------       -------
                                                                             -------------       -------

(8) Net debt is defined as total debt less cash and cash equivalents, in each case, as adjusted for the use of proceeds from the Offering. For the period ended April 3, 1994, EBITDA is calculated using the four quarters ended as of such date. The Issuer has included information concerning the ratio of EBITDA to net debt herein because it understands that such information is used by certain investors as another measure of an issuer's liquidity and its ability to repay its debt obligations.
     This ratio should not be considered as an alternative to, or more meaningful than, other measures of leverage or liquidity.
(9) As adjusted to give effect to the sale of the Debentures offered hereby, and the application of the proceeds to redeem the Subordinated Debentures and pay related premiums as if such transactions had occurred as of April
     3, 1994. The adjustments to stockholder's equity consist of the payment of premiums of $303 and the write-off of financing costs and debt discounts of $358, net of an income tax benefit of $251 related to the redemption of the Subordinated Debentures.
(10) Total debt consists of long-term debt, including current portion and borrowings under the Company's bank loan agreement, as amended (the "Bank
     Credit Agreement").

                           INVESTMENT CONSIDERATIONS

EFFECT OF HOLDING COMPANY STRUCTURE ON ISSUER'S ABILITY TO FUND DEBT SERVICE REQUIREMENTS


    The Issuer is a holding company which currently derives all of its operating income from its subsidiaries. The Issuer owns all of the issued capital stock of Reeves (90% on a fully diluted basis, see "Controlling Stockholder"), which is its only subsidiary. The Issuer must ultimately rely upon distributions from the Company or other investments to generate the funds necessary to meet its obligations, including the payment of principal and interest on the Debentures. The Bank Credit Agreement and the indenture pursuant to which the 11% Senior Notes were issued (the "11% Senior Note Indenture") contain restrictions that could prevent the payment of dividends or other distributions by Reeves to the Issuer. In addition, the ability of Reeves to make such payments will be subject to, among other things, applicable state laws. Reeves cannot currently make any distributions to the Issuer.


    The Issuer's status as an intermediate holding company may give rise to various conflicts of interest inherent in such a structure. The Company may, subject to applicable law and the operative documents governing Reeves' and the Issuer's indebtedness, take various actions which might have the effect of favoring the Company, or creditors of the Company, over creditors of the Issuer, including holders of the Debentures. For example, any indebtedness incurred by the Company would be effectively senior to the Debentures. The Company could, within the foregoing constraints, elect to retain or reinvest earnings in the Company rather than paying such funds as dividends to the Issuer.


    Claims of creditors of the Issuer's subsidiaries, including trade creditors, will generally have priority as to the subsidiaries' assets over the claims of the Issuer and the holders of the Issuer's indebtedness. Consequently, the Debentures are effectively subordinated to the creditors of such subsidiaries. As of April 3, 1994, after giving effect to the repayment of indebtedness with the proceeds of the Offering, the consolidated obligations of the Issuer's subsidiaries, consisting of certain indebtedness, trade payables and accrued liabilities, but excluding intercompany obligations, would have been approximately $172.7 million.


EFFECT OF LEVERAGE ON COMPANY'S ABILITY TO FUND DEBT SERVICE REQUIREMENTS


    After giving effect to the Offering and the application of the proceeds therefrom, the Issuer's total consolidated indebtedness on April 3, 1994 would have been $227.5 million, its stockholder's equity would have been $24.5 million and its cash and cash equivalents would have been $90.1 million. The degree to which the Issuer is leveraged could have important consequences to the holders of the Debentures. Such consequences include the following, any of which could affect the ability of the Issuer's subsidiaries to make distributions to the Issuer and the Issuer's ability to make payments with respect to the Debentures:
(1) the Issuer's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (2) a substantial portion of the Issuer's consolidated cash flow from operations must be dedicated to the payment of interest on indebtedness; and (3) the Issuer's leverage may make it more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Indenture will, among other things, limit the incurrence of additional indebtedness by the Issuer and its subsidiaries and the issuance of preferred stock by the Issuer's subsidiaries. However, these limitations are subject to a number of important qualifications.


ABILITY OF CONTROLLING STOCKHOLDER TO ELECT DIRECTORS AND EFFECT CORPORATE DECISIONS

    Hart Holding currently owns 100% of the issued and outstanding common stock of the Issuer. Therefore, Hart Holding controls all actions requiring stockholder approval, including the election of directors, ensuring its ability to control the future direction and management of the Issuer, including effecting a change of control. James W. Hart beneficially owns 94.6% of Hart Holding's common stock and holds an option to acquire approximately 10% of the Company's common stock. See "Management -- Ownership of Common Stock of the Issuer and Reeves."

CHANGE OF CONTROL

    The Indenture will provide that, upon the occurrence of any Change of Control, the Issuer will be required to make an offer (a "Change of Control Offer") to purchase all of the Debentures issued and then outstanding under the Indenture at a purchase price equal to 101% of the Accreted Value thereof on the
date of purchase, plus, if such  Change of Control occurs after                ,
1999, accrued and unpaid interest thereon to the date of purchase. Due to restrictions in the Bank Credit Agreement, the 11% Senior Note Indenture and certain equipment leases, the Company may not be able to distribute funds to the Issuer to fulfill this requirement. The lenders under the Bank Credit Agreement, the holders of the 11% Senior Notes and certain equipment lessors have a right to demand repayment upon a "Change of Control" as such term is defined in the applicable documents. Upon a Change of Control, such persons would be entitled to receive payment of all outstanding obligations under their respective agreements before any of the Debentures tendered in a Change of Control Offer could be purchased. There can be no assurance that the Issuer would have sufficient funds to repurchase the Debentures upon a Change of Control or be able to obtain sufficient financing to do so in the capital markets or under its existing credit facilities. See "Description of Debentures" and "Description of Other Indebtedness."


    The Issuer could, in the future, enter into certain significant transactions, including business combinations, that would not constitute a Change of Control as defined in the Indenture. Furthermore, the Change of
Control provisions of the Indenture will have limited applicability to transactions in which members of the Control Group (as defined in the Indenture) and their affiliates participate. However, certain of such business combinations cannot be effected except in compliance with other provisions of the Indenture. See "Description of Debentures -- Change of Control."

ABSENCE OF PUBLIC MARKET FOR THE DEBENTURES
    There is no existing market for the Debentures and there can be no assurance as to the liquidity of any markets that may develop for the Debentures, the ability of the holders of the Debentures to sell their Debentures or the price at which such holders would be able to sell their Debentures. If such a market were to develop, the Debentures could trade at prices that might be higher or lower than the initial offering price thereof depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. The Underwriters have advised the Issuer that they currently intend to make a market in the Debentures; however, they are not obligated to do so and any market making may be discontinued at any time without notice. The Issuer does not intend to apply for listing of the Debentures on any securities exchange.

ORIGINAL ISSUE DISCOUNT CONSEQUENCES TO HOLDERS

    The Debentures will be considered to bear original issue discount for federal income tax purposes. As a result, the holders will be required to include in income original issue discount as it accrues on a yield-to-maturity basis, whether or not cash payments of interest or principal are made and regardless of the holder's method of accounting. See "Certain Federal Income Tax Considerations Concerning the Debentures."
    If a bankruptcy case is commenced by or against the Issuer under the United States Bankruptcy Code after the issuance of the Debentures, the claim of a holder of the Debentures with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial public offering price and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

                           THE ISSUER AND THE COMPANY

    The Issuer, through its subsidiary, Reeves, is a diversified industrial company with operations in two principal business segments, industrial coated fabrics, conducted through its Industrial Coated Fabrics Group ("ICF"), and apparel textiles, conducted through its Apparel Textile Group ("ATG"). In 1993, ICF contributed approximately 49.6% of the Company's net sales and approximately 73.6% of its operating income and ATG contributed approximately 50.4% of the Company's net sales and approximately 26.4% of its operating income (in each case, excluding unallocable corporate expenses). Throughout its businesses, the Company emphasizes specialty products, product quality, technological innovation and rapid responses to the changing needs of its customers.

    ICF specializes in the coating of various substrate fabrics with a variety of products, such as synthetic rubber, vinyl, neoprene, urethane and other elastomers, to produce a diverse line of products for industrial applications. ICF's principal products include: (1) a complete line of printing blankets used in offset lithography, (2) coated automotive airbag materials, (3) specialty coated fabrics, including fluid control diaphragm materials, tank seals, ducting materials and coated fabric materials used for military and commercial life rafts and vests, aircraft escape slides, flexible fuel tanks and general aviation products, and (4) coated fabrics used in industrial coverings, including fabrics coated with rubber and vinyl which are used to make tarpaulins, loading dock shelters and other industrial products.
    The Company believes that ICF is one of the world's leading producers of offset printing blankets and that ICF has the leading share of the domestic market for coated automotive airbag materials. The Company also believes that ICF is a leading domestic producer of specialty coated fabrics used for a broad range of industrial applications. ICF's products generally involve significant amounts of technological expertise and precise production tolerances. The Company believes that ICF's product development, formulation and production methods are among the most sophisticated in the coated fabrics industry.
    ATG manufactures, processes and sells specialty textile fabrics to apparel and other manufacturers. Through its Greige Goods Division, ATG processes raw materials into greige goods (I.E., undyed woven fabrics). Through its Finished Goods Division, ATG functions as a converter and commission finisher, purchasing greige goods from the Greige Goods Division and others and contracting to have the goods dyed and finished for use in various end-products or dyeing and finishing the goods itself.
    The Company believes that ATG has developed strong positions in niche markets in the apparel textile industry by offering unique custom-designed fabrics to leading apparel and specialty garment manufacturers. ATG emphasizes "short-run" product orders and targets market segments in which its manufacturing flexibility, rapid response time, superior service and quality and ability to supply exclusive blends are key competitive factors.
    The Company's business strategy has focused on the sale of higher-margin niche products and the establishment of leading positions in its principal markets. The Company believes that this strategy, combined with its diverse product and customer base, the development of new products and substantial capital investment, has helped the Company increase its sales and profitability in spite of adverse economic conditions in its U.S. and European markets during 1990-1993.
    Since 1991, the Company has significantly increased its level of capital investment in its businesses to modernize and expand capacity, reduce its overall cost structure, increase productivity and enhance its competitive position. The Company intends to substantially increase its capital investment in its businesses to approximately $140 million during the 1994-1997 period. In addition, as opportunities arise, the Issuer may seek to augment its growth through strategic acquisitions, joint ventures and investments in other industrial companies where the Issuer believes that it can apply its professional management techniques to enhance a company's operating performance.

    The Issuer is a recently formed, wholly-owned subsidiary of Hart Holding. All of the Issuer's and Reeves' operations are conducted through Reeves Brothers, Inc. ("Reeves Brothers"), a wholly-owned subsidiary of Reeves. Upon completion of the Offering, the Issuer intends to cause Reeves and Reeves Brothers to be merged.
    The principal executive offices of the Issuer, the Company and Reeves Brothers are located at Highway 29 South, P.O. Box 1898, Spartanburg, South Carolina 29304. Telephone: (803) 576-1210.
                                USE OF PROCEEDS

    The net proceeds to the Issuer from the issuance of the Debentures are expected to be $___ million. The Issuer will use approximately $11.3 million of such proceeds to redeem all of Reeves' outstanding Subordinated Debentures (including the payment of redemption premiums of approximately $.3 million). The Issuer intends to use the balance of the proceeds of the Offering to (i) fund anticipated capital expenditures (estimated to be approximately $40 million in 1994 and $100 million between 1995 and 1997), primarily to increase capacity and effect cost reductions and productivity improvements in the coated fabrics sector of the Company's business, to develop weaving capacity for the Company's automotive airbag materials business and to complete the modernization and selectively increase the capacity of ATG's finished goods operations; and (ii) make investments which may include strategic acquisitions, joint ventures and investments in other industrial companies where the Issuer believes that it can apply its professional management techniques to enhance a company's operating performance. A portion of the proceeds may also be used from time to time to repay bank debt of the Company.


    The Company regularly reviews acquisition opportunities but is not currently a party to any agreement, or involved in the negotiation of an agreement, with respect to a material acquisition, joint venture or investment. The Company believes, however, that there are significant opportunities for growth through acquisitions in the coated fabrics industry, particularly in the airbag sector and in the international marketplace, which it is currently reviewing. In addition, the Company is reviewing possible acquisition candidates in the apparel textile industry where rationalization of overhead and capital expenditures could improve the Company's return on investment in its existing operations. The Company also believes that there may be attractive opportunities to acquire other industrial companies. There can be no assurance that the Company will find appropriate acquisition candidates or be able to effect an acquisition.


    The  Company  continually  reviews  its  capital  expenditure  program   and
acquisition opportunities and, based upon such review, may revise its strategy with respect thereto.

                                 CAPITALIZATION

    The following table sets forth the cash and cash equivalents and capitalization of the Issuer as of April 3, 1994 and as adjusted to give effect to the issuance of the Debentures and the application of the proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and related notes thereto.



                                                                                              APRIL 3, 1994
                                                                                       ---------------------------
                                                                                         ACTUAL      AS ADJUSTED
                                                                                             (IN THOUSANDS)
Cash and cash equivalents............................................................  $     4,829  $    90,056(1)
                                                                                       -----------  --------------
Long-term debt:
  Bank Credit Agreement of Reeves (2)................................................  $     5,700  $     5,700
  11% Senior Notes due 2002 of Reeves................................................      121,775      121,775
  13 3/4% Subordinated Debentures due 2001 of Reeves.................................       10,927        --
    % Senior Discount Debentures due 2006 of the Issuer..............................      --           100,000
                                                                                       -----------  --------------
    Total long-term debt.............................................................      138,402      227,475
Stockholder's equity.................................................................       24,865       24,455(3)
                                                                                       -----------  --------------
Total capitalization.................................................................  $   163,267  $   251,930
                                                                                       -----------  --------------
                                                                                       -----------  --------------


- ------------------------

(1)_Adjustments to cash and cash equivalents reflect the addition of $100 million in gross proceeds from the Debentures, less underwriting commissions and offering expenses, estimated at $3.5 million, and payments of $11 million in principal amount and $.3 million in premiums with respect to the redemption of the Subordinated Debentures.


(2)_The Company has a $35 million line of credit under the Bank Credit Agreement which expires on December 31, 1995. At April 3, 1994, in addition to borrowings made, $1.4 million was also drawn under standby letters of credit. See "Description of Other Indebtedness -- Bank Credit Agreement."


(3)_The adjustment to stockholder's equity consists of the payment of a premium of $.3 million and the write-off of financing costs and debt discount of $.4 million, net of an income tax benefit of $.3 million related to the redemption of the Subordinated Debentures.

                             REEVES HOLDINGS, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data set forth below with respect to the years ended December 31, 1989, 1990, 1991, 1992 and 1993 and at the end of such periods has been derived from the consolidated financial statements of the Company which have been audited by Price Waterhouse, independent accountants. The selected consolidated financial data set forth below with respect to the quarters ended March 28, 1993 and April 3, 1994 and at the end of such periods, are unaudited but have been prepared on a basis substantially consistent with the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for the quarter ended April 3, 1994 are not necessarily indicative of results to be expected for the full year. All of the outstanding capital stock of Reeves will be transferred to the Issuer prior to the issuance of the Debentures. Since Reeves will be the sole subsidiary of the Issuer, the consolidated financial data of the Issuer are those of Reeves. The financial data set forth below is qualified by and should be read in conjunction with the Consolidated Financial Statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                                                                                      QUARTER
                                                                                                                       ENDED
                                                                            YEAR ENDED DECEMBER 31,                 -----------
                                                             -----------------------------------------------------   MARCH 28,
                                                              1989(1)     1990       1991       1992       1993        1993
                                                                               (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
Net sales:
  Industrial Coated Fabrics Group..........................  $ 114,313  $ 119,749  $ 121,264  $ 126,576  $ 140,735   $  31,066
  Apparel Textile Group....................................    143,035    138,110    148,295    144,528    142,918      32,714
                                                             ---------  ---------  ---------  ---------  ---------  -----------
Total net sales............................................  $ 257,348  $ 257,859  $ 269,559  $ 271,104  $ 283,653   $  63,780
                                                             ---------  ---------  ---------  ---------  ---------  -----------
                                                             ---------  ---------  ---------  ---------  ---------  -----------
Operating income:
  Industrial Coated Fabrics Group..........................  $  24,715  $  23,250  $  23,940  $  24,732  $  29,287   $   6,641
  Apparel Textile Group....................................     11,513     10,059     10,121     10,693     11,583       1,841
  Corporate expenses.......................................     (5,278)    (7,503)    (7,278)    (8,318)   (10,433)     (2,337)
  Goodwill amortization....................................     (1,140)    (1,140)    (1,157)    (1,340)    (1,340)       (335)
  Facility restructuring charges (2).......................     --         --         --         --         (1,003)     --
                                                             ---------  ---------  ---------  ---------  ---------  -----------
    Total operating income.................................     29,810     24,666     25,626     25,767     28,094       5,810
Interest expense, net (3)..................................    (17,227)   (18,199)   (20,709)   (17,198)   (16,236)     (4,122)
                                                             ---------  ---------  ---------  ---------  ---------  -----------
Income from continuing operations before income taxes,
 extraordinary item and cumulative effect of a change in
 accounting principle......................................     12,583      6,467      4,917      8,569     11,858       1,688
Income taxes...............................................      6,483        710        373      2,593      4,001         300
                                                             ---------  ---------  ---------  ---------  ---------  -----------
Income from continuing operations..........................  $   6,100  $   5,757  $   4,544  $   5,976  $   7,857   $   1,388
                                                             ---------  ---------  ---------  ---------  ---------  -----------
                                                             ---------  ---------  ---------  ---------  ---------  -----------
Ratio of earnings to fixed charges (4).....................        1.6x       1.3x       1.2x       1.5x       1.7x        1.4x
OTHER DATA:
EBITDA (5).................................................  $  36,040  $  31,303  $  32,734  $  33,883  $  38,125       8,000
Capital expenditures (6)...................................      6,718      7,007     11,015     15,788     16,506       2,051
Depreciation...............................................      5,090      5,497      5,951      6,776      7,204       1,855
Amortization...............................................      2,522      2,367      2,437      2,370      2,068         517
Ratio of EBITDA to interest expense, net...................        2.1x       1.7x       1.6x       2.0x       2.3x        1.9x
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents..................................  $  11,824  $  22,013  $  20,992  $   4,165  $  12,015       5,826
Total assets...............................................    246,910    228,256    214,987    192,931    203,025     201,621
Total long-term debt.......................................    149,863    148,837    148,960    132,576    132,677     139,927
Stockholder's equity.......................................     40,890     13,195     20,477     15,565     21,411      15,218


                                                             APRIL 3,
                                                               1994

STATEMENT OF OPERATIONS DATA:
Net sales:
  Industrial Coated Fabrics Group..........................  $  37,264
  Apparel Textile Group....................................     35,733
                                                             ---------
Total net sales............................................  $  72,997
                                                             ---------
                                                             ---------
Operating income:
  Industrial Coated Fabrics Group..........................  $   6,651
  Apparel Textile Group....................................      3,004
  Corporate expenses.......................................     (1,892)
  Goodwill amortization....................................       (335)
  Facility restructuring charges (2).......................     --
                                                             ---------
    Total operating income.................................      7,428
Interest expense, net (3)..................................     (4,067)
                                                             ---------
Income from continuing operations before income taxes,
 extraordinary item and cumulative effect of a change in
 accounting principle......................................      3,361
Income taxes...............................................      1,124
                                                             ---------
Income from continuing operations..........................  $   2,237
                                                             ---------
                                                             ---------
Ratio of earnings to fixed charges (4).....................        1.8x
OTHER DATA:
EBITDA (5).................................................      9,736
Capital expenditures (6)...................................      5,686
Depreciation...............................................      1,973
Amortization...............................................        523
Ratio of EBITDA to interest expense, net...................        2.4x
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents..................................      4,829
Total assets...............................................    208,487
Total long-term debt.......................................    138,402
Stockholder's equity.......................................     24,865

- ------------------------------
(1) The year ended December 31, 1989 has been restated to reflect the exclusion of the discontinued operations of the ARA Automotive Group. See
      Note 3 to the Consolidated Financial Statements.
(2) Facility restructuring charges in 1993 relate primarily to the cessation of weaving activities at the Company's Woodruff, South Carolina plant.
(3) Interest expense, net deducts interest income but includes amortization of financing costs and debt discounts of $1,382, $1,227, $1,280, $1,031 and $728 for the years ended December 31, 1989, 1990, 1991, 1992 and 1993, respectively, and $181 and $188 for the quarters ended March 28, 1993 and April 3, 1994, respectively.

(4)   For  the purpose  of calculating the  ratio of earnings  to fixed charges, earnings consist of income from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest on all indebtedness, which includes amortization  of financing  costs and  debt discounts,  and one-third  of  all  rentals,  which is  considered  representative  of the interest portion included therein,  after adjustments for amounts  related to discontinued operations.
(5)   EBITDA  is income from continuing operations before interest expense, net,
      income  taxes,  depreciation,   amortization,  and,   in  1993,   facility
      restructuring  charges  of $1,003  and a  reserve for  costs related  to a
      discontinued  plant   included  in   corporate  expenses   of  $484.   See
      "Management's  Discussion and Analysis of  Financial Condition and Results
      of Operations."  The Issuer  has  included information  concerning  EBITDA herein  because it  understands that such  information is  used by certain investors as  one measure  of an  issuer's historical  ability to  service debt.  EBITDA  should not  be  considered as  an  alternative to,  or more meaningful than, earnings from operations or other traditional indications of the Issuer's operating performance.
(6)   Excludes the cost  of equipment  (leased under operating  leases) of  $3.0 million and $5.8 million in 1992 and 1993, respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
GENERAL
    The Issuer is a newly formed entity which is a wholly-owned subsidiary of Hart Holding. The Issuer's principal assets consist of its ownership of 100% of the stock of Reeves (approximately 90% on a fully-diluted basis) and, after the Offering, will include the excess proceeds remaining after the sale of the Debentures and the application of the proceeds therefrom. See "Use of Proceeds." The Issuer currently derives all of its operating income from Reeves. It must ultimately rely upon distributions from Reeves or other investments to generate funds sufficient to meet the debt service requirements of the Debentures.
    Hart Holding acquired Reeves in 1986. Under the direction of Hart Holding's management, the Company's operations have benefited from new product developments and a series of productivity improvements, including improved manufacturing processes and information systems, work force reductions and technological upgrading of facilities and production methods. Between 1991 and 1993, the Company invested approximately $52.1 million in its businesses, including the cost of equipment leased under operating leases of $8.8 million, in order to modernize and expand capacity, reduce its overall cost structure, increase productivity and enhance its competitive position. Between 1990 and 1993, Reeves' sales and operating income increased from $257.9 million to $283.7 million and from $24.7 million to $29.6 million (before facility restructuring charges of $1.0 million and other charges of $.5 million in 1993), respectively. The Company's operating results have improved primarily due to increased sales and profits related to coated automotive airbag materials and productivity improvements achieved through increased capital investment. These results have been achieved despite the continuation of recessionary influences which have adversely affected sales of Reeves' apparel textile and printing blanket products in its U.S. and European markets.

RESULTS OF OPERATIONS (1991-1993 AND QUARTERS ENDED MARCH 28, 1993 AND APRIL 3,
1994)

    SALES

    Consolidated sales increased from $269.6 million in 1991 to $283.7 million in 1993 (5.2%) due to increased sales of the Industrial Coated Fabrics Group (16.0%) related primarily to growth in coated automotive airbag materials, partially offset by a decline in sales of the Apparel Textile Group (3.6%) due to a shift to basic, lower margin products, price competition, adverse recessionary influences affecting domestic textile markets and the cessation of ATG's weaving operations at its Woodruff, South Carolina facility in 1993. Consolidated sales increased $9.2 million (14.5%) in the first quarter of 1994 as compared to the first quarter of 1993, due to growth in sales of coated automotive airbag materials and apparel textiles.


    INDUSTRIAL COATED FABRICS GROUP. ICF's sales were $121.3 million, $126.6 million and $140.7 million in 1991, 1992 and 1993, respectively. The 16.0% increase during the period was due to increased sales of specialty coated fabrics, primarily coated automotive airbag materials, partially offset by a decline in offset printing blanket volume. The increase in coated automotive airbag materials sales was due to an increase in unit volume caused by the increased use of driver-side airbags primarily in cars manufactured in the United States. The decline in domestic printing blanket sales was primarily due to reduced demand as a result of the slowdown in the printing industry. Sales of Reeves' Italian subsidiary ("Reeves S.p.A.") fluctuated during the period primarily due to movements in foreign currency exchange rates. ICF's net sales increased $6.2 million (20.0%) during the first quarter of 1994 as compared to the first quarter of 1993. ICF's net sales increased primarily due to higher unit volume for specialty coated fabric materials, primarily coated automotive airbag materials. This increase was partially offset by a decrease in other coated fabrics product lines, principally domestic printing blankets, continuing the trend experienced in 1992 and 1993.

    APPAREL TEXTILE GROUP. ATG's sales were $148.3 million, $144.5 million and $142.9 million in 1991, 1992 and 1993, respectively. The 2.6% sales decline in 1992 as compared to 1991 was evenly distributed between ATG's greige and finishing divisions. The decline in each division was primarily due to unusually strong sales in 1991 to the U.S. military as a result of Operation Desert Storm and, to a lesser extent, the economic recession in the United States in 1992. ATG's products experienced both a decline in unit volume as well as a shift to more basic, lower margin products in 1992 as compared to 1991. The 1.1% decline experienced in 1993 as compared to 1992 resulted from a decrease in greige goods sales as a result of the cessation of weaving operations at the Woodruff, South Carolina facility due to declining sales to the U.S. military, offset partially by increased sales of finished goods due to greater demand for higher quality and more varied product offerings and styles. ATG's net sales increased $3.0 million (9.2%) during the first quarter of 1994 as compared to the first quarter of 1993. ATG's net sales increase reflects growth in unit volume due to stronger customer demand in the finished goods division, partially offset by lower greige goods volume due to the elimination of weaving capacity at the Woodruff, South Carolina facility.

    OPERATING INCOME

    Consolidated operating income was $25.6 million, $25.8 million and $28.1 million in 1991, 1992 and 1993, respectively. The 9.8% increase between 1991 and 1993 resulted primarily from increased profits contributed by ICF's specialty materials products (predominantly coated automotive airbag materials) and to a lesser extent, increased profits contributed by ATG (in spite of reduced sales volume) as a result of cost reductions and productivity gains achieved during the period related to its capital investment program. The operating income increase experienced during the period was partially offset by increased corporate expenses and, in 1993, by facility restructuring charges of $1.0 million. Operating income, as a percentage of sales, increased from 9.5% in 1991 and 1992 to 9.9% in 1993. Operating income for the first quarter of 1994 was $7.4 million compared to $5.8 million for the first quarter of 1993. As a percentage of net sales, operating income increased to 10.2% of net sales for the first quarter of 1994 compared to 9.1% in the same period of 1993. Operating income growth was primarily due to higher sales volume and cost reductions implemented at ATG in 1993 and, to a lesser extent, lower corporate expenses.


    INDUSTRIAL COATED FABRICS GROUP. ICF's operating income was $23.9 million, $24.7 million and $29.3 million in 1991, 1992 and 1993, respectively, and represented 19.7%, 19.5% and 20.8% of ICF's sales in such years. Operating income growth in 1992 as compared to 1991 was due primarily to increased sales of coated automotive airbag materials and, to a lesser extent, the elimination of certain lower-margin specialty coated fabric products. The 18.6% increase in operating income in 1993 as compared to 1992 was primarily due to the benefits of economies of scale realized in connection with increased sales of coated automotive airbag materials. Operating income from printing blankets declined in 1992 and 1993 reflecting the worldwide slowdown in the printing industry partially offset by efficiencies experienced by Reeves S.p.A. primarily related to increased material yields. ICF's operating income for the first quarter of 1994 was essentially unchanged from the first quarter of 1993 but, as a percentage of sales, decreased to 17.8% from 21.4%. Increases in operating income generated by sales of coated automotive airbag materials were offset by:
(i) lower operating income from printing blankets due to significant development and other costs associated with the introduction of new products, (ii) foreign currency exchange losses resulting from the strengthening of the Italian lira against certain other currencies and (iii) lower volume and higher development costs related to other coated fabrics product lines.


    APPAREL TEXTILE GROUP. ATG's operating income was $10.1 million, $10.7 million and $11.6 million in 1991, 1992 and 1993, respectively, and represented 6.8%, 7.4% and 8.1% of ATG's sales in such years. The operating income and margin improvement experienced during the period was achieved in spite of an overall 3.6% sales decline reflecting the benefits of cost reductions and productivity improvements realized from ATG's capacity modernization program initiated at its Chesnee and Bishopville, South Carolina facilities. ATG's operating income for the first quarter of 1994 increased by $1.2 million (63.2%) as compared to the first quarter of 1993, primarily as a result of increased sales volume in the finished goods division and manufacturing cost reductions. The manufacturing cost reductions resulted principally from completion of the Chesnee facility modernization in the first quarter of 1994 and the transfer of greige goods capacity from the Woodruff facility to Chesnee. Operating income as a percentage of sales increased to 8.4% from 5.6%.


    CORPORATE EXPENSES. Corporate expenses were $7.3 million, $8.3 million and $10.4 million in 1991, 1992 and 1993, respectively, and represented 2.7%, 3.1% and 3.7% of consolidated sales in such years. The increase in corporate expenses during the period related primarily to increased staffing and compensation expense necessary to support corporate development activities. In 1993, corporate expenses included a provision for costs related to the Company's discontinued Buena Vista, Virginia facility of $.5 million. Corporate expenses decreased $.5 million (16.7%) during the first quarter of 1994 as compared to the first quarter of 1993. The decrease resulted primarily from a gain arising from the settlement of a pension obligation related to a discontinued pension plan.


    GOODWILL AMORTIZATION AND FACILITY RESTRUCTURING CHARGES. The Company recorded provisions for goodwill amortization of $1.2 million in 1991 and $1.3 million in 1992 and 1993. In 1993, Reeves also recorded facility restructuring charges of $1.0 million. The one-time charges related primarily to the cessation of weaving activities at the Company's Woodruff, South Carolina facility due to declining sales to the U.S. military, the conversion of that facility into a captive yarn mill and consolidation of weaving capacity at ATG's remaining facilities. Prior to restructuring, the Company conducted weaving operations at its Woodruff, Osage and Chesnee plants. The Woodruff facility's looms were deemed to be technologically outdated. As part of the restructuring, the Company added an additional shift at its Osage facility and installed 53 state-of-the-art looms at its Chesnee facility. As a result, the weaving capacity at the Woodruff facility was eliminated.


    Restructuring costs incurred consisted primarily of: employee severance and other related costs ($.3 million), equipment modifications, relocations and other related costs ($.2 million) and facility charges related to the shut-down of the weaving operations ($.5 million). The Company does not expect to incur additional costs related to this restructuring.

    INTEREST EXPENSE, NET

    Interest expense, net consists of consolidated interest expense plus amortization of financing costs and debt discounts less interest income on investments. Interest expense, net was $20.7 million, $17.2 million and $16.2 million in 1991, 1992 and 1993, respectively, and $4.1 million in each of the first quarters of 1993 and 1994. Included in such net amounts are provisions for the amortization of financing costs and debt discounts totaling $1.3 million, $1.0 million and $.7 million in 1991, 1992 and 1993, respectively and $.2 million in each of the first quarters of 1993 and 1994. The decline in interest expense, net during the period resulted primarily from the repayment of bank debt, the refinancing of Reeves' long-term debt in 1992 with proceeds from the sale of the 11% Senior Notes and the repurchase of a portion of the Subordinated Debentures.

    INCOME TAXES
    The Company's effective income tax rate on income from continuing operations before income taxes for 1991, 1992 and 1993 was 7.6%, 30.3% and 33.7%, respectively. The effective income tax rate on income from continuing operations for 1991 and 1992 differed from the federal statutory rate of 34% primarily due to the impact of goodwill amortization and Reeves S.p.A.'s lower effective tax rate. The higher effective income tax rate in 1992 as compared to 1991 was primarily due to an increase in domestic taxable income which is taxed at a higher rate than income earned at Reeves S.p.A., a new Italian tax affecting Reeves S.p.A.'s tax liability and the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109").
    During 1993, Reeves established a $.8 million valuation reserve against the Company's deferred tax assets reflecting estimated utilization of foreign tax credits. The Company has foreign tax credit carryforwards of $1.9 million of which $1.7 million expire in 1994 and $.2 million expire at varying dates through 1997. The valuation reserve was established based on the Company's estimate of foreign source taxable income expected to be received from Reeves S.p.A. during the foreign tax credit carryover period.
    INCOME FROM CONTINUING OPERATIONS

    Income from continuing operations was $4.5 million, $6.0 million and $7.9 million in 1991, 1992 and 1993, respectively, and $1.4 million and $2.2 million in the first quarters of 1993 and 1994, respectively. Income from continuing operations excluded (i) a gain on disposal of discontinued operations, net of taxes, aggregating $2.8 million in 1991, (ii) an extraordinary loss of $6.1 million in 1992 from the write-off of financing costs and debt discounts related to the early extinguishment of long-term debt in the Company's 1992 refinancing and (iii) a gain of $3.2 million in 1992 related to the cumulative effect of adopting a change in accounting principle (FAS 109).

LIQUIDITY AND CAPITAL RESOURCES
    CAPITAL EXPENDITURES
    The Company has made substantial capital investments in its businesses (approximately $83 million) since its acquisition by Hart Holding in 1986. Commencing in 1991, the Company began significantly increasing its levels of capital investment in its businesses in order to modernize and expand capacity, reduce its overall cost structure, increase productivity and enhance its competitive position. Between 1991 and 1993, the Company invested approximately $52.1 million in aggregate ($11.0 million in 1991, $15.8 million in 1992, $16.5 million in 1993 and $8.8 million, representing the cost of manufacturing equipment leased under operating leases, in 1992 and 1993).
    Between 1991 and 1993, the Company invested approximately $13 million in ICF's domestic facilities in order to purchase new production equipment, increase productivity and expand capacity in its traditional lines of business as well as to enter the coated automotive airbag materials market. In addition, ICF spent approximately $12 million in its Reeves S.p.A. facilities to construct an 80,000 square foot addition and purchase related equipment. Such investment increased capacity to manufacture offset printing blankets and installed coated fabrics capacity in Europe to meet anticipated demand for sophisticated specialty materials. Between 1991 and 1993, the Company invested approximately $24.2 million in ATG's facilities at Chesnee and Bishopville, South Carolina to increase productivity and manufacturing flexibility, expand capacity for more sophisticated fabrics and allow more rapid response to market demand and a broader product offering. Of such $24.2 million, approximately $8.8 million represents the cost of manufacturing equipment leased under operating leases.

    The Company intends to substantially increase its capital investment in its existing businesses during the 1994-1997 period. In the first quarter of 1994, the Company spent $5.7 million as compared to $2.1 million in the first quarter of 1993. The Company currently anticipates in excess of $40 million of capital expenditures in 1994 and in excess of $100 million of aggregate spending between 1995 and 1997. In 1994, the Company anticipates spending approximately $17 million to construct, furnish and equip a state-of-the-art plant in Spartanburg, South Carolina to weave automotive airbag materials, approximately $5 million to complete the capacity expansion of ATG's Chesnee, South Carolina plant and approximately $16 million to expand the capacity of and improve productivity at ICF's worldwide coated fabrics and offset printing blanket facilities. Projected capital expenditures beyond 1994 are expected to complete ATG's modernization and expansion of its textile capacity, expand ICF's automotive airbag materials capacity in response to anticipated domestic and international market requirements and enhance the profitability and competitive position of ICF's printing blanket and traditional coated fabrics businesses through additional spending for cost reductions and productivity improvements.

    As a result of the nature of the Company's business and its substantial expenditures for capital improvements over the last several years, current and future capital expenditure requirements are flexible as to both timing and amount of capital required. In the event that cash flow proves inadequate to fund currently projected expenditures, such expenditures can be adjusted so as not to exceed available funds.

    LIQUIDITY

    The Company's EBITDA (before facility restructuring and other charges) was $32.7 million, $33.9 million and $38.1 million in 1991, 1992 and 1993, respectively, and $8.0 million and $9.7 million in the first quarters of 1993 and 1994, respectively. The Company's net cash provided by operating activities increased from $7.6 million in 1991 to $15.2 million in 1992 and $25.2 million in 1993. The improvement in net cash provided by operating activities resulted from higher levels of income from continuing operations and significant improvements in working capital management. The Company had a cash deficit from operations of $(7.4) million in the first quarter of 1994 as compared to a deficit of $(4.7) million in the first quarter of 1993, due to increased working capital requirements necessary to support higher sales volumes.


    The Company anticipates that it will be able to meet its projected working capital, capital expenditure and debt service requirements through internally generated funds, borrowings available under its existing $35 million Bank Credit Agreement, funds available through an equipment leasing facility and a portion of the net proceeds from the sale of the Debentures.


    In August 1992, in conjunction with the refinancing of the Company's bank and institutional indebtedness, the Company entered into the Bank Credit Agreement which provides the Company with an aggregate $35 million revolving line of credit and letter of credit facility. The Bank Credit Agreement expires on December 31, 1995 and is secured by accounts receivable and inventories. As of April 3, 1994, the Company had available borrowing capacity (net of $1.4 million of outstanding letters of credit) of $27.9 million under the Bank Credit Agreement.


    In May 1994, the Company received a commitment from an equipment lessor to finance up to $12.0 million of capital equipment pursuant to long-term operating leases, of which $3.1 million was utilized in May 1994. The Company believes that a substantial portion of the balance will be utilized in 1994.


    The Company enters into foreign exchange forward contracts to limit risk of changes in foreign currency exchange rates associated with certain assets and future foreign currency transactions, primarily cash flows from accounts receivable and firm purchase commitments. Gains and losses on these contracts are deferred until the underlying hedge transaction is completed. The cash flows from the forward contracts are classified consistent with the cash flows from the transactions being hedged. To the extent that they are matched with underlying sale transactions, these contracts do not subject the Company to risk from foreign exchange rate movements, because gains and losses on the contracts offset losses and gains on the transactions being hedged.


    At April 3, 1994 the Company had foreign currency hedge contracts outstanding, equivalent to $11.1 million to exchange various currencies, including the U.S. dollar, Japanese yen, pound sterling, Deutsche mark, and French franc into Italian lire. The contracts mature during 1994. The April 3, 1994 fair value of these foreign currency hedge contracts was $11.2 million.

    IMPACT OF INFLATION
    The Company does not believe that its financial results have been materially impacted by the effects of inflation.
OTHER MATTERS
    In February 1992, the Company received approximately $17 million from the federal government in payment of a tax refund. The refund resulted from the Company carrying back tax operating losses generated in 1991, primarily related to the disposal of the ARA Automotive Group, to offset previous years' taxable income.
    In 1992, Reeves adopted FAS 109 effective as of the beginning of 1992. Under FAS 109, in the year of adoption, previously reported results of operations for the year are restated to reflect the effects of applying FAS 109, and the cumulative effect of adoption on prior years' results of operations is shown in the income statement in the year of change. The cumulative effect of this change in accounting principle increased net income by $3.2 million in 1992.

                                    BUSINESS
GENERAL

    The Issuer, through its subsidiary, Reeves, is a diversified industrial company with operations in two principal business segments, industrial coated fabrics, conducted through its Industrial Coated Fabrics Group, and apparel textiles, conducted through its Apparel Textile Group. In 1993, ICF contributed approximately 49.6% of the Company's net sales and approximately 73.6% of its operating income, and ATG contributed approximately 50.4% of the Company's net sales and approximately 26.4% of its operating income (in each case, excluding unallocable corporate expenses). Throughout its businesses, the Company emphasizes specialty products, product quality, technological innovation and rapid responses to the changing needs of its customers.

    ICF specializes in the coating of various substrate fabrics with a variety of products such as synthetic rubber, vinyl, neoprene, urethane and other elastomers, to produce a diverse line of products for industrial applications. ICF's principal products include: (1) a complete line of printing blankets used in offset lithography, (2) coated automotive airbag materials, (3) specialty coated fabrics and (4) coated fabrics used in industrial coverings.
    The Company believes that ICF is one of the world's leading producers of offset printing blankets and that ICF has the leading share of the domestic market for coated automotive airbag materials. The Company also believes that ICF is a leading domestic producer of specialty coated fabrics used for a broad range of industrial applications. ICF's products generally involve significant amounts of technological expertise and precise production tolerances. The
Company believes that ICF's product development, formulation and production methods are among the most sophisticated in the coated fabrics industry.
    ATG manufactures, processes and sells specialty textile fabrics to apparel and other manufacturers. Through its Greige Goods Division, ATG processes raw materials into griege goods (I.E., undyed woven fabrics). Through its Finished Goods Division, ATG functions as a converter and commission finisher, purchasing greige goods (from the Griege Goods Division and others) and contracting to have the goods dyed and finished or dyeing and finishing the goods itself. The dyed and finished goods are then sold for use in a variety of end-products.
    The Company believes that ATG has developed strong positions in niche markets in the apparel textile industry by offering unique, custom-designed fabrics to leading apparel and specialty garment manufacturers. ATG emphasizes "short-run" product orders and targets market segments in which its manufacturing flexibility, rapid response time, superior service and quality and the ability to supply exclusive blends are key competitive factors.
    The Company's business strategy has focused on the sale of higher-margin niche products and the establishment of leading positions in its principal markets. The Company believes that this strategy, combined with its diverse product and customer base, the development of new products and substantial capital investment, has helped the Company increase its sales and profitability in spite of adverse economic conditions in its U.S. and European markets during 1990-1993.
    Since 1991, the Company has significantly increased its level of capital investment in its businesses to modernize and expand capacity, reduce its overall cost structure, increase productivity and enhance its competitive position. The Company intends to substantially increase its capital investment in its businesses to approximately $140 million during the 1994-1997 period. In addition, as opportunities arise, the Issuer may seek to augment its growth through strategic acquisitions, joint ventures and investments in other industrial companies where the Issuer believes that it can apply its professional management techniques to enhance a company's operating performance.

    The following table shows the amount of total revenue contributed by product lines which accounted for 10% or more of the Company's consolidated revenues in any of the last three fiscal years.

                                                                          YEAR ENDED DECEMBER 31,
                                                                   -------------------------------------
                                                                      1991         1992         1993
                                                                              (IN THOUSANDS)
Industrial Coated Fabrics Group:
  Specialty Materials............................................  $    55,581  $    61,684  $    78,151
  Graphic Arts...................................................       65,683       64,892       62,584
                                                                   -----------  -----------  -----------
                                                                   $   121,264  $   126,576  $   140,735
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------
Apparel Textile Group:
  Finished Goods and Dyeing and Finishing........................  $    74,893  $    72,977  $    77,416
  Greige Goods...................................................       73,402       71,551       65,502
                                                                   -----------  -----------  -----------
                                                                   $   148,295  $   144,528  $   142,918
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------

INDUSTRIAL COATED FABRICS GROUP
    The Industrial Coated Fabrics Group specializes in the coating of various substrate fabrics with a variety of products, such as synthetic rubber, vinyl, neoprene, urethane, and other elastomers, to produce a diverse line of products for industrial applications.
    ICF's products comprise four categories: (1) a complete line of printing blankets used in offset lithography, (2) coated automotive airbag materials, (3) specialty coated fabrics, including fluid control diaphragm materials, tank seals, ducting materials and coated fabric materials used for military and commercial life rafts and vests, aircraft escape slides, flexible fuel tanks and general aviation products, and (4) coated fabrics used in industrial coverings, including fabrics coated with rubber and vinyl which are used to make tarpaulins, loading dock shelters and other industrial products.
    ICF's products require significant amounts of technological expertise and the Company believes that ICF's product development, formulation and production methods are among the most sophisticated in the coated fabrics industry. Since 1990, ICF has been awarded six patents with respect to polyurethane coatings and has nine pending patent applications relating to printing blankets, airbag fabric and specialty coatings. Approximately eight other patent applications are in process.

    ICF generally manufactures specialty coated fabrics according to a production backlog. ICF's products, other than printing blankets and coated automotive airbag material, involve relatively short runs and custom manufacturing. Printing blankets are sold primarily to distributors and dealers. ICF's other products are sold directly to end users and fabricators by its direct sales force. No customer of ICF represented 10% or more of the Company's consolidated sales in 1993.

    PRINTING BLANKETS
    The Company believes that ICF is one of the world's leading producers of printing blankets used in offset lithography, the predominant printing process for the commercial, financial, publication and industrial printing markets.
    Offset printing blankets are used in the printing process to transfer a printed image from a metal printing plate onto paper or other printing material. ICF markets a complete line of conventional, compressible and sticky-back blankets under the VULCAN-R- name. The Company's line includes the 714-R-, the first compressible printing blanket, the 2,000-R- PLUS, an advanced general purpose blanket, the VISION SR-TM-, a premium blanket targeted at the sheet-fed market, and the MARATHON-R-, a blanket targeted to the high-speed web press market. Each blanket in the product line is designed for a specific printing need and ICF sells an appropriate blanket for most types of commercial, financial, publication and industrial printing applications.

    The Company believes that ICF's blankets consistently offer high performance and quality. This performance is due to a number of proprietary features of the blankets, many of which are the subject of pending patent applications. Distinctive characteristics of ICF's blankets include unique printing surface compounds, improved composition and placement of compressible layers, surface buffing and water and solvent-resistant back plies.
    Purchasers of ICF's blankets include commercial, financial and industrial printers and publishers of newspapers and magazines. ICF's blankets are sold to over 10,000 U.S. printers and more than 15,000 foreign printers, in 64 countries worldwide.
    ICF has established a network of over 60 distributors and 125 dealers in the United States, Canada and Latin America to market its printing blankets. In addition, ICF is represented by a distributor in most of the other countries in which it does business. The Company's distributors typically purchase rolls of uncut blankets from ICF and then cut, finish and package the blankets prior to delivery to dealers or end-users. Internationally, ICF's relationships with distributors tend to be long-standing and exclusive, with most distributors dealing only in ICF's printing blankets and ICF selling only to such distributors in their respective territories. Domestic distributors tend to carry printing blankets from a number of manufacturers. Dealers generally purchase finished blankets from distributors for resale. ICF services all of its customers, and its direct sales force actively markets and promotes ICF's printing blankets.
    AUTOMOTIVE AIRBAG MATERIALS
    Reeves believes that ICF has the leading share of the domestic market for coated automotive airbag materials. ICF is a significant supplier of such material to TRW, Inc. ("TRW") and the Safety Restraints Division of Allied-Signal, Inc. ("Allied-Signal"). Allied-Signal supplies Morton International ("Morton") with airbag components. TRW and Morton are two of four major domestic manufacturers of airbag systems and, together with Allied-Signal, supply all of the domestic automobile manufacturers and many of the European and Japanese automobile manufacturers. The Company believes that TRW and Morton account for in excess of 50% of the worldwide market for airbag systems.
    National Highway Traffic Safety Administration regulations currently mandate the use of both driver-side and passenger-side airbags for all 1998 model year passenger cars and 1999 model year light trucks, vans and multipurpose vehicles ("LTVs"). A phase-in schedule establishes that at least 95% of a manufacturer's passenger cars built on or after September 1, 1996 for sale in the United States, must be equipped with an airbag at the driver's and the right front passenger's seating positions. All LTVs built after September 1, 1997, must have some form of automatic occupant protection, and at least 80% must have either driver-side or driver-side and passenger-side airbags.
    Due to market demand for airbag-equipped vehicles, automobile manufacturers have been installing airbags (primarily driver-side) more extensively than required by the foregoing regulations. The Company expects sales of airbag systems and coated airbag fabric to increase substantially in future years and believes that ICF is well-positioned to benefit from such growth.
    Following the lead of the U.S. automobile manufacturers, European and Asian automobile manufacturers have begun installation of automobile airbags. No legislation or regulation presently requires the installation of airbags outside of the United States market. Reeves S.p.A. has sufficient capacity for production of coated airbag material if demand develops outside of the United States for such products.
    Company participation in the airbag market to date has been through the use of coated airbag fabric in driver-side applications where coated airbag fabric offers certain advantages such as greater thermal insulation to withstand the rapid inflation of the airbag by means of hot gases and impermeability to prevent the escape of gases. Side-impact airbags (presently offered on certain models of Volvo and Mercedes Benz) are expected to use coated airbag fabric.

    Most passenger-side airbags are currently designed to use uncoated fabrics. Passenger-side airbags deploy more slowly than driver-side airbags.
Consequently, they can be manufactured at a lower cost using uncoated fabric. The Company does not presently produce an uncoated airbag fabric. Although there can be no assurance that it will be able to do so, the Company plans to participate in the growth of passenger-side applications through an expansion program capitalizing on its textile expertise and research and development efforts. As part of this program, the Company is constructing an approximately 100,000 square foot facility in Spartanburg, South Carolina for weaving both coated and uncoated airbag fabric. The facility is expected to be operational by the end of 1994.
    Through its research and development activities, the Company is continuously working to develop new proprietary fabric technologies and procedures for the next generation of driver-side and passenger-side airbags. Airbag fabrics must meet rigorous specifications, testing and certification requirements and airbag fabric contracts tend to be awarded several years in advance. These factors may deter the entry of other manufacturers into this business.
    SPECIALTY COATED FABRICS
    The Company believes that  ICF is a leading  domestic producer of  specialty coated fabrics used for a broad range of industrial applications. ICF's specialty coated fabrics business is largely customer or "job shop" oriented. In 1993, more than 90% of ICF's sales of specialty coated fabrics were derived from fabrics manufactured to meet particular customers' specifications.
    Specialty coated fabrics generally consist of a fabric base, or substrate layer, and an elastomer coating (I.E., coating consisting of an elastic substance, such as rubber) which is applied to the fabric base. The Company believes that ICF's line of elastomer-fabric combinations is the most comprehensive in the industry, enabling it to design products to satisfy its customers' needs. Fabric bases used in ICF's specialty coated fabrics include polyester, nylon, cotton, fiberglass and silk. ICF's elastomers include natural rubber, nitrile, THIOKOL-R-, NEOPRENE-R-, silicone, HYPALON-R-, VITON-R- and polyurethane.
    ICF sells  its  specialty  coated fabrics  under  the  registered  trademark
REEVECOTE-R-. The Company believes that ICF has established a reputation for quality and product innovation in specialty coated fabrics by virtue of ICF's technological capability, advanced plant and equipment, research and development facilities and specialized chemists and engineers.
    ICF's specialty coated fabrics are separated into five product lines:
    GENERAL PURPOSE GOODS. This product line includes air cells, tank seals, gaskets, compressor valves, aerosol seals and washers and coated fabrics used by other manufacturers in the production of insulation materials, soundproofing and inflatable "lifting bags" used to jack up automobiles or trucks.
    GAS METER DIAPHRAGMS. ICF manufactures a line of rubber diaphragm material for use in gas meters which are the primary mechanisms in gas meters for controlling gas flow. ICF's products are sold to most of the major manufacturers of gas meters.
    SYNTHETIC DIAPHRAGMS. The Company's synthetic diaphragms are used in carburetors, controls, meters, compressors, fuel pumps and other applications.
    SPECIALTY PRODUCTS. ICF manufactures a large number of miscellaneous specialty coated products, including v-cups for oil rig drills, expansion joints and urethane specialty items, such as fuel containers, commercial diaphragms and desiccant bags.
    MILITARY, MARINE AND AEROSPACE PRODUCTS. ICF produces coated fabrics used in truck and equipment covers, waterproof duffel bags, pneumatic air mattresses, collapsible tanks for fuel and water storage, temporary shelters, rafts, inflatable boats, various types of safety devices, pneumatic and electrical plane de-icers, specialty molded aircraft parts, aerospace fuel cells, aircraft evacuation slides, helicopter floats, surveillance balloons and miscellaneous items. A portion of ICF's work in this area is performed as a subcontractor on United States government contracts.

    ICF's direct sales force sells primarily to fabricators who use ICF's specialty coated fabrics in products sold to end-users.
    INDUSTRIAL COVERINGS FABRICS
    ICF sells coated fabrics to customers that produce a wide variety of industrial coverings, including truck tarpaulins, trailer covers, cargo covers, agricultural covers, hangar curtains, industrial curtains, boat covers, athletic field covers, temporary shelters, semi-bulk containers and specialized flotation devices used for the containment of oil spills and other environmental pollutants. ICF's industrial coverings fabrics are produced by the same methods as its specialty coated fabrics and are sold under the COVERLIGHT-R- registered trademark.
    The industrial coverings fabrics business also includes coated fabric for loading dock shelters, which are pads or bumpers placed around the exterior of a loading dock door for weathersealing. ICF sells to manufacturers of loading dock shelter systems and believes it is the leading supplier of loading dock shelter material produced with rubber and other special elastomers.
    ICF's sales force sells primarily to fabricators of industrial coverings who in turn sell to end-users. Sales personnel concentrate on the largest producers of industrial coverings and loading dock shelter systems in the United States.
    COMPETITION

    ICF's competitive environment varies by product line. For graphic arts products (in which the Company believes it is one of the three leading firms), the Company's principal competitors are Day International and W.R. Grace. To a lesser extent, the Company also competes with a number of other firms, including David M, Kinyo, Zippy, Sumitomo, DYC and Meiji. In its specialty materials product line, except for airbag materials, the Company produces numerous products and competes in a number of highly fragmented market segments where competition varies by product. In the United States, competition comes from Chemprene, Archer Rubber, Seaman Corp., Cooley, Fairprene and selected foreign suppliers. The Company's coated automotive airbag materials compete against those of Milliken and Highland Industries as well as several other small manufacturers. The Company believes its share of the coated automotive airbag materials market is in excess of 50%. Quality, compliance with exacting product specifications, delivery terms and price are important factors in competing effectively in ICF's markets.

APPAREL TEXTILE GROUP

    The Apparel  Textile  Group consists  of  two divisions,  Greige  Goods  and
Finished Goods. ATG concentrates on segments of the market where its manufacturing flexibility, rapid response time, superior service, quality and the ability to supply customers with exclusive blends are key competitive factors. No customer of ATG represented 10% or more of the Company's consolidated sales in 1993.

    ATG's Greige Goods Division processes raw materials into undyed woven fabrics known as greige goods. The Greige Goods Division manufactures greige goods of synthetic fibers, wool, silk, flax and various combinations of these fibers. Products of the Greige Goods Division are primarily utilized for apparel and the Greige Good Division's most significant customers are outside converters and, to a lesser extent, ATG's Finished Goods Division.
    The Company believes that the Greige Goods Division is distinguished from its competitors by its ability to efficiently manufacture small yardage runs, its rapid response time, the high quality of its products and its ability to produce samples rapidly on demand. ATG's greige goods plants engage principally in short production runs producing specialty fabrics requiring a variety of blends and textures. Fabrics are produced by the Greige Goods Division according to an order backlog and are typically "sold ahead" three to four months in advance. Most of the Greige Goods Division's sales are sold under firm contracts. In comparison to manufacturers of large volume commodity fabrics such as print cloth, corduroy and denim, the Greige Goods Division has been less adversely affected in recent years by foreign imports because of its position as a small quantity, specialty fabric producer.

    ATG's Finished Goods Division functions as a converter and commission finisher. The Finished Goods Division purchases greige goods from the Greige Goods Division and other greige suppliers and either contracts to have such goods converted into finished fabrics of varying weights, colors, designs and finishes or converts them itself. The dyed and finished fabrics are used in various end-products and sold primarily to apparel manufacturers in the women's wear, rainwear/outerwear, men's/boys' wear and career apparel markets.
    The Company believes that ATG's Finished Goods Division is one of the most flexible operations of its kind in the United States due to the variety of products it can finish and the broad range of dyeing processes and finishes it is able to offer. The Finished Goods Division focuses on high value-added fabrics with unique colors and specialty finishes. The Finished Goods Division's fabrics are currently being used by a number of the leading men's and women's sportswear manufacturers and its dyeing and finishing services are sold to major domestic converters.
    A wide variety of fabrics can be woven at the Greige Goods Division's two weaving plants. The dyeing and finishing plant of the Finished Goods Division is equipped to do a variety of piece dyeing, as well as to provide specialty finishings. This manufacturing flexibility increases ATG's ability to respond rapidly to changes in market demand.

    Substantially all of the Apparel Textile Group's products are sold directly to customers through its own sales force. The balance is sold through brokers and agents.

    COMPETITION
    The textile industry is highly competitive. While there are a number of integrated textile companies, many larger than ATG, no single company dominates the United States market. Competition from imported fabrics and garments continues to be a significant factor adversely affecting much of the domestic textile industry. Because of the nature of ATG's markets, the Company believes it is less susceptible to foreign imports than the industry as a whole and is more insulated from the risk of foreign imports than high-volume commodity producers. The most important factors in competing effectively in ATG's product markets are service, price, quality, styling, texture, pattern design and color. ATG seeks to maintain its market position in the industry through a high degree of manufacturing flexibility, product quality and competitive pricing policies.
    The Greige Goods Division distinguishes itself from its competitors by its ability to manufacture runs as small as 40,000 square yards, its rapid response time and the high quality of the products manufactured. The Greige Goods Division has extensive proprietary technical knowledge in the structure of its spinning and weaving operations, which the Company believes represents a significant competitive advantage.
    The Finished Goods Division is capable of finishing a wide variety of products and offers a broad range of dyeing processes and finishes. This manufacturing flexibility increases the Finished Goods Division's ability to respond rapidly to changes in market demand, which the Company believes enhances its competitive position.
RAW MATERIALS, MANUFACTURERS AND SUPPLIERS
    The principal raw materials used by ICF include polymeric resins, natural and synthetic elastomers, organic and inorganic pigments, aromatic and aliphatic solvents, polyurethanes, polyaramids and calendered fabrics. ATG principally utilizes wool, flax, specialty yarn, man-made fibers, including acrylics, polyesters, acetates, rayon and nylon and a wide variety of dyes and chemicals. Such raw materials are largely purchased in domestic markets and are available from a variety of sources. The Company is not presently experiencing any difficulty in obtaining raw materials. However, the Company has from time to time experienced difficulty in obtaining the substrate fabric that it uses to produce coated automotive airbag materials. The Company anticipates that the completion of its new weaving facility in Spartanburg, South Carolina may reduce the risk of such supply shortages. Airbag fabric produced by the new facility will be subject to rigorous testing and certification before it will be available for production.

FOREIGN OPERATIONS
    All of Reeves' foreign operations are conducted through Reeves S.p.A., a wholly-owned subsidiary located in Lodi Vecchio, Italy. Reeves S.p.A. forms a part of Reeves' ICF Group. The financial data of Reeves S.p.A. is as follows :

                                                         1991       1992       1993
                                                               (IN THOUSANDS)
Sales................................................  $  35,437  $  38,444  $  36,932
Net income...........................................      6,808      9,165      7,446
Assets...............................................     33,011     31,608     33,092

    The financial results of Reeves S.p.A. do not include any allocations of corporate expenses or consolidated interest expense.
BACKLOG

    The following is a comparison of open order backlogs at December 31 of each year presented:



                                                         1991       1992       1993
                                                               (IN THOUSANDS)
Industrial Coated Fabrics Group......................  $  16,942  $  16,824  $  17,072
Apparel Textile Group................................     47,129     32,994     39,390
                                                       ---------  ---------  ---------
    Totals...........................................  $  64,071  $  49,818  $  56,462
                                                       ---------  ---------  ---------
                                                       ---------  ---------  ---------



    The increase in ICF's backlog from 1992 to 1993 is due to growth in the coated automotive airbag materials business. The decrease in the Apparel Textile Group backlog from 1991 to 1992 was the result of a decrease in military sales, which were unusually strong in 1991 as a result of Operation Desert Storm and reduced orders due to market uncertainty. The increase in the ATG backlog from 1992 to 1993 is due to the addition of several new customers in the Finished Goods Division.


    The backlog as of December 31, 1993 for the Industrial Coated Fabrics Group and the Apparel Textile Group is reasonably expected to be filled in 1994. Under certain circumstances, orders may be canceled at the Company's discretion prior to the commencement of manufacturing. Any significant decrease in backlog resulting from lost customers could adversely affect future operations if these customers are not replaced in a timely manner.

ENVIRONMENTAL MATTERS
    The Company is subject to a number of federal, state and local laws and regulations pertaining to air emissions, water discharges, waste handling and disposal, workplace exposure and release of chemicals. During 1993, expenditures in connection with the Company's compliance with federal, state and local environmental laws and regulations did not have a material adverse effect on its earnings, capital expenditures or competitive position. Although the Company cannot predict what laws, regulations and policies may be adopted in the future, based on current regulatory standards, the Company does not expect such expenditures to have a material adverse effect on its operations.
EMPLOYEES

    On April 3, 1994, the Company employed approximately 2,273 people, of whom 1,829 were in production, 188 were in general and administrative functions, 53 were in sales and 203 were at Reeves S.p.A. At such date, ICF had approximately 848 employees and ATG had approximately 1,371 employees, with the remainder of the Company's employees in general and administrative positions.

PROPERTIES
    The Company's principal facilities, their primary functions and their locations are as follows:

                                                                      SIZE (SQ. FT.)
                                                                  ----------------------
           LOCATION                         FUNCTION                OWNED      LEASED
MANUFACTURING FACILITIES
Industrial Coated Fabrics
Group
  Rutherfordton, NC             Specialty Materials.............    215,000
  Spartanburg, SC               Graphic Arts....................    308,364
  Lodi Vecchio, Italy           Graphic Arts and Specialty
                                 Materials......................    160,000       4,900
                                                                  ---------  -----------
                                Subtotal........................    683,364       4,900
                                                                  ---------  -----------
Apparel Textile Group
  Woodruff, SC                  Greige Goods....................    368,587
  Chesnee, SC                   Greige Goods....................    303,100
  Bessemer City, NC             Greige Goods....................    218,992
  Bishopville, SC               Finished Goods..................    226,684       2,400
  Bishopville, SC               Warehouse.......................                 72,650
                                                                  ---------  -----------
                                Subtotal........................  1,117,363      75,050
                                                                  ---------  -----------
    Total Manufacturing Facilities..............................  1,800,727      79,950
                                                                  ---------  -----------
NON-MANUFACTURING FACILITIES
  New York, NY                  Administrative and Sales........                 12,000
  Spartanburg, SC               Administrative and Sales........     43,000
  Darien, CT                    Administrative..................                  6,800
                                                                  ---------  -----------
    Total Non-Manufacturing Facilities..........................     43,000      18,800
                                                                  ---------  -----------
TOTAL...........................................................  1,843,727      98,750
                                                                  ---------  -----------
                                                                  ---------  -----------


    The Company is a party to facility leases with terms ranging from month-to-month to fifteen years, with rental expense aggregating $.5 million for the twelve months ended December 31, 1993. The Company believes that all of its facilities are suitable and adequate for the current conduct of its operations.

LEGAL PROCEEDINGS
    The Issuer believes that there are no legal proceedings, other than ordinary routine litigation incidental to the business of the Company, to which the Issuer or any of its subsidiaries is a party. Management is of the opinion that the ultimate outcome of existing legal proceedings would not have a material adverse effect on the Issuer's consolidated financial position or results of operations.

                                   MANAGEMENT
DIRECTOR AND EXECUTIVE OFFICERS
    The sole director of the Issuer, Reeves and Reeves Brothers is James W. Hart. The following table sets forth the name, age, positions with the Issuer, Reeves and Reeves Brothers and principal business experience during the past five years of each executive officer of the Issuer, Reeves and Reeves Brothers. Any executive officer, unless otherwise stated, holds the identical position or positions in the Issuer, Reeves and Reeves Brothers.


           NAME                AGE                               POSITION
Anthony L. Cartagine           59      Vice President of Reeves and Reeves Brothers; President --
                                        Apparel Textile Group
Augustus I. duPont             42      Vice President and General Counsel
Jennifer H. Fray               29      Secretary and Assistant General Counsel
Douglas B. Hart                31      Senior Vice President -- Operations
James W. Hart                  60      Chairman of the Board
James W. Hart, Jr.             40      President, Chief Executive Officer and Chief Operating
                                        Officer
Steven W. Hart                 37      Executive Vice President, Chief Financial Officer and
                                        Treasurer
V. William Lenoci              58      Vice President of Reeves and Reeves Brothers; President and
                                        Chief Executive Officer -- Industrial Coated Fabrics Group
Joseph P. O'Brien              53      Vice President -- Finance
Patrick M. Walsh               53      Vice President -- Administration of Reeves and Reeves
                                        Brothers



    Mr. Cartagine has been with Reeves Brothers since 1964. He was named President-Greige Goods Division of the Apparel Textile Group in 1984 and President of the Apparel Textile Group in 1986. He was named Vice President of Reeves and Reeves Brothers in 1988.


    Mr. duPont joined Reeves and Reeves Brothers in May 1994 as Vice President and General Counsel, and became Vice President and General Counsel of the Issuer in June 1994. From 1987 to 1992, Mr. duPont served as Vice President, General Counsel and Secretary of Sprague Technologies, Inc. ("STI"), a manufacturer of electronic components, and during 1993 he served as Vice President, General Counsel and Secretary of American Annuity Group, Inc., an insurance holding company and successor by merger to STI.


    Ms. Fray joined Hart Holding, Reeves and Reeves Brothers in September 1992 as Assistant General Counsel. In 1992, she was named Secretary of Hart Holding, Reeves and Reeves Brothers. She became Secretary and Assistant General Counsel of the Issuer in March 1994 and General Counsel of Hart Holding in June 1994. From 1990 to 1992, Ms. Fray was engaged in studies leading to a Master of Laws Degree in Taxation from Boston University, from 1990 to 1991 she was employed as a Tax Associate at Coopers & Lybrand, certified public accountants, in Boston, Massachusetts and from 1987 to 1990 she was engaged in studies leading to a Juris Doctor Degree from Suffolk University.

    Mr. Douglas B. Hart served as a Director of Reeves and Reeves Brothers from 1991 to 1992. He was named Vice President -- Real Estate in 1989, Senior Vice President in 1991 and Senior Vice President -- Operations in 1992 of Reeves and Reeves Brothers. He became Senior Vice President of the Issuer in March 1994. Mr. Hart served as a Director of Hart Holding from 1991 to 1992, as Vice President -- Real Estate of Hart Holding from 1989 to 1991 and as Senior Vice President of Hart Holding from 1991 to 1992. In 1992, Mr. Hart became President, Chief Executive Officer and Chief Operating Officer of Hart Investment Properties Corporation, a wholly-owned diversified corporate investment entity of Hart Holding, with current holdings in real estate. Prior to 1989, Mr. Hart was an

Assistant Vice President at Sentinel Real Estate Corporation in New York, an owner/developer of malls, shopping centers, office buildings and single family residential communities throughout the United States.
    Mr. James W. Hart has been a Director of Reeves and Reeves Brothers since 1986 and became Chairman of the Board in 1987. He was named Chairman of the Board of the Issuer in March 1994. Mr. Hart served as President and Chief Executive Officer of Reeves and Reeves Brothers from 1988 until 1992. Mr. Hart has been a Director, President, Chief Executive Officer and Chairman of the Board of Hart Holding since 1975 and became Chief Operating Officer and Chief Financial Officer of Hart Holding in 1992.
    Mr. James W. Hart, Jr. served as a Director of Reeves and Reeves Brothers from 1986 to 1992. Mr. Hart became Vice President of Reeves and Reeves Brothers in 1987 and was named Senior Vice President -- Operations in 1988 and Executive Vice President and Chief Operating Officer in 1989. In 1992, he was named President, Chief Executive Officer and Chief Operating Officer of Reeves and Reeves Brothers. He became President, Chief Executive Officer and Chief Operating Officer of the Issuer in March 1994. Mr. Hart served as a Director of Hart Holding from 1984 to 1992. He served as Vice President of Hart Holding from 1984 to 1992, Senior Vice President -- Operations of Hart Holding from 1988 to 1992 and as Executive Vice President and Chief Operating Officer of Hart Holding from 1989 to 1992.

    Mr. Steven W. Hart served as a Director of Reeves and Reeves Brothers from 1986 to 1992. He became Vice President of Reeves and Reeves Brothers in 1987 and was named Senior Vice President and Chief Financial Officer in 1988, Executive Vice President and Chief Financial Officer in 1989 and Treasurer in 1994. He became Executive Vice President and Chief Financial Officer of the Issuer in March 1994 and Treasurer in June 1994. Mr. Hart served as a Director, Treasurer and Chief Financial Officer of Hart Holding from 1984 to 1992, Vice President of Hart Holding from 1984 to 1988, Senior Vice President of Hart Holding from 1988 to 1989 and Executive Vice President of Hart Holding from 1989 to 1992. Mr. Hart joined Hart Holding in 1983 as Vice President -- Strategic Planning.

    Mr. Lenoci has been with Reeves since 1967. He was named President -- Industrial Coated Fabrics Group in 1986 and Vice President of Reeves and Reeves Brothers in 1988. In 1990 he became Chief Executive Officer of the Industrial Coated Fabrics Group.
    Mr. O'Brien joined Reeves and Reeves Brothers in 1993 as Vice President -- Finance. He became Vice President -- Finance of the Issuer in March 1994. From 1980 to 1993, Mr. O'Brien served as Vice President -- Finance of Howmet
Corporation, an integrated manufacturer of components for gas turbine jet engines and aircraft structural parts.
    Mr. Walsh has been with Reeves since 1987, as Director of Human Resources. In 1990, he was elected Vice President -- Administration of Reeves Brothers and, in 1993, Vice President -- Administration of Reeves.
    Mr. James W. Hart is the father of Ms. Fray and Messrs. Douglas B. Hart, James W. Hart, Jr. and Steven W. Hart.
    Directors of the Issuer, Reeves and Reeves Brothers are elected at each annual meeting of the stockholders. The term of office of each director is from the time of his election and qualification until the next annual meeting of stockholders and until his successor shall have been duly elected and qualified, unless such director shall have earlier been removed. Executive officers serve at the discretion of the Boards of Directors of the Issuer, Reeves and Reeves Brothers.
EXECUTIVE COMPENSATION
    The Issuer has not heretofore paid or accrued any compensation for any of its officers, directors or other employees. The following table sets forth information concerning the cash compensation and cash equivalent remuneration paid or accrued by the Company for the years ended December 31, 1993, 1992 and 1991 for those persons who were at December 31, 1993
(i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company.
                           SUMMARY COMPENSATION TABLE


                                                 ANNUAL COMPENSATION               ALL
                                         -----------------------------------      OTHER
      NAME AND PRINCIPAL POSITION          YEAR       SALARY      BONUS(1)    COMPENSATION
Anthony L. Cartagine                       1993     $   256,357  $    92,000       --
Vice President; President --               1992         235,144      100,000       --
 Apparel Textile Group                     1991         205,430      112,500       --
Douglas B. Hart                            1993         204,500      125,000       --
Senior Vice President --                   1992         --           100,000       --
 Operations                                1991         --            70,000       --
James W. Hart, Jr.                         1993         398,750      380,000       --
President, Chief Executive                 1992         365,000      200,000       --
 Officer and Chief                         1991         355,000      185,000       --
 Operating Officer
Steven W. Hart                             1993         398,750      230,000       --
Executive Vice President,                  1992         365,000      200,000   $  31,819(2)
 Chief Financial Officer and               1991         355,000      185,000       --
Treasurer
V. William Lenoci                          1993         293,750      142,000       --
Vice President; President and              1992         240,249      105,000       --
 Chief Executive Officer --                1991         204,079       87,500      19,272(3)
 Industrial Coated Fabrics Group

- ------------------------
(1) Annual bonus amounts are earned and accrued under the Management Incentive Bonus Plan during the years indicated and paid subsequent to the end of each year except for a portion of those amounts awarded and paid to the executive officers during 1993. Also, a portion of those amounts awarded during 1992 for James W. Hart, Jr., Steven W. Hart and Anthony L. Cartagine were paid in 1992.
(2)   Represents reimbursement of certain moving expenses.
(3)   Represents the payment of certain life insurance premiums.


EMPLOYMENT CONTRACTS
    Reeves Brothers entered into employment agreements with Messrs. Cartagine and Lenoci during 1991 that provide for base compensation and participation in the Management Incentive Bonus Plan, plus certain other benefits.
DIRECTORS' COMPENSATION
    The Issuer, Reeves and Reeves Brothers pay no remuneration to directors for serving as such.

                                 PENSION PLANS
                  ANNUAL PENSION AT AGE 65 AFTER YEARS OF SERVICE

REMUNERATION     15        20        25        30        35
    $125,000   $21,357   $30,732   $40,107   $49,482   $58,857
     150,000    26,982    38,232    49,482    60,732    71,982
     175,000    32,607    45,732    58,857    71,982    85,107
     200,000    38,232    53,232    68,232    83,232    98,232
     225,000    43,857    60,732    77,607    94,482   111,357
     250,000    49,482    68,232    86,982   105,732   118,800
     300,000    60,732    83,232   105,732   118,800   118,800
     350,000    71,982    98,232   118,800   118,800   118,800

- ------------------------
Notes to Pension Plan Table
    (A)(1)  Compensation covered by the tax-qualified salaried employees pension plan each year is  generally all compensation reported  on a participant's  Form
W-2.  The plan's formula is based  on average compensation for the participant's highest five consecutive calendar years. However, except in the cases of Messrs.
Cartagine and Lenoci, compensation for any  year is limited by the  compensation cap  for that year  under section 401(a)(17)  of the Internal  Revenue Code. For
1993, that limit is $235,840. A supplemental plan provides Messrs. Cartagine and
Lenoci the benefits limited under the tax-qualified plan.
    (2) Starting in 1994, the maximum annual compensation that may be taken into account is $150,000.  Participants in the  pension plan prior  to 1994 may  have accrued  higher  benefits than  those shown  in  the table  to the  extent their average highest compensation  exceeded $150,000. Those  higher accrued  benefits are preserved by law.
    (3) For 1994, the maximum benefit under the pension plan is $118,800.
    (B) Years of service for named executive officers:
                OFFICER                       YEARS OF SERVICE
          Anthony L. Cartagine                          30.02
          Douglas B. Hart                                4.42
          James W. Hart, Jr.                             9.68
          Steven W. Hart                                10.59
          V. William Lenoci                             26.63
    (C) Benefits are computed on the basis of a straight life annuity and are reduced by 50%
of the participant's primary Social Security benefit.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
    The Issuer's, Reeves' and Reeves Brothers' Boards of Directors do not have compensation committees, and all final compensation decisions are made by the respective Boards of Directors. The Reeves Brothers Salary Compensation Committee, which is comprised of Douglas B. Hart, James W. Hart, Jr., Steven W. Hart and Patrick M. Walsh, all of whom are officers of Reeves Brothers, advises Reeves Brothers' Board with respect to compensation. See "Certain Transactions" regarding transactions involving Douglas B. Hart, James W. Hart (as sole director and principal stockholder of Hart Holding) and Steven W. Hart. OWNERSHIP OF COMMON STOCK OF THE ISSUER AND REEVES

    The Issuer is a wholly-owned subsidiary of Hart Holding. The following table sets forth certain information at April 3, 1994 with respect to ownership of Reeves and Hart Holding common stock by each person who is known to own beneficially, or who may be deemed to own beneficially, more than

5% of the outstanding shares of common stock, directors, the chief executive officer, the other four most highly compensated executive officers and all directors and executive officers as a group. Unless otherwise stated, common stock is directly owned.


                                                                                               REEVES
                                                                                    -----------------------------
                                                                                    AMOUNT AND NATURE
                                                                                      OF BENEFICIAL      PERCENT
                       NAME AND ADDRESS OF BENEFICIAL OWNER                             OWNERSHIP       OF CLASS
- ----------------------------------------------------------------------------------  ------------------  ---------
Hart Holding Company Incorporated.................................................        35,021,666         100%
  1120 Boston Post Road
  Darien, CT 06820
Anthony L. Cartagine (1)..........................................................          --             --
  104 West 40th Street
  New York, NY 10018
Douglas B. Hart...................................................................          --             --
  1120 Boston Post Road
  Darien, CT 06820
James W. Hart (2).................................................................      36,421,666           100%
  1120 Boston Post Road
  Darien, CT 06820
James W. Hart, Jr. (3)............................................................          --             --
  1120 Boston Post Road
  Darien, CT 06820
Steven W. Hart (4)................................................................          --             --
  1120 Boston Post Road
  Darien, CT 06820
V. William Lenoci (5).............................................................          --             --
  Highway 29 South
  Spartanburg, SC 29304
Directors and Executive Officers as a Group (6)...................................        36,421,666         100%

- ------------------------
(1) As of April 3, 1994, Anthony L. Cartagine is the indirect beneficial owner of 1,000 shares of Hart Holding's common stock, representing less than 1% of such outstanding common stock.
(2) On January 26, 1994, James W. Hart was granted an option to purchase up to 3,800,000 shares of common stock of Reeves, which has an expiration date of December 31, 2023. The option is exercisable at $.56 per share for 1,400,000 shares (exercisable immediately), $.75 per share for 1,400,000 shares (exercisable one year from grant date) and $1.00 per share for 1,000,000 shares (exercisable two years from grant date). Mr. James W. Hart and Hart Holding may be deemed to be controlling persons of the Issuer.
      As of April 3, 1994, James W. Hart is the beneficial owner of 13,623,507 shares of Hart Holding common stock (94.6%), of which (i) 12,123,507 shares are owned directly, and (ii) 1,500,000 shares are subject to a presently exercisable option (the "Hart Holding Option") issued in November 1993. The Hart Holding Option expires on December 31, 2028 and provides for the issuance of up to 4,000,000 shares upon exercise of options as follows: 1,500,000 immediately exercisable at $2.25 per share; 1,500,000 exercisable one year from grant date at $2.50 per share; and 1,000,000 exercisable two years from grant date at $2.75 per share.
(3) As of April 3, 1994, James W. Hart, Jr. is the beneficial owner of 60,300 shares of Hart Holding common stock (representing less than 1% of such outstanding common stock), of which 300 shares are owned directly and the balance is subject to a presently exercisable option.
(4) As of April 3, 1994, Steven W. Hart is the beneficial owner of 240,300 shares of Hart Holding common stock (1.9%), of which 180,300 shares are owned directly and the balance is subject to a presently exercisable option.

(5) As of April 3, 1994, V. William Lenoci is the beneficial owner of 5,000 shares of Hart Holding common stock, representing less than 1% of such outstanding common stock.
(6) As of April 3, 1994, the directors and executive officers of Hart Holding as a group beneficially own an aggregate of 13,930,107 shares of Hart
      Holding common stock (96%).


CERTAIN TRANSACTIONS
    In connection with the acquisition of the Company, Hart Holding, the Company, Reeves Brothers and three subsidiaries of Reeves Brothers entered into a Tax Allocation Agreement dated as of May 1, 1986, which has been amended and restated from time to time including to add the Issuer as a party (the "Tax Agreement"). The Tax Agreement provides that Hart Holding and its subsidiaries will file consolidated federal income tax returns as long as they remain members of the same affiliated group. The Issuer also may be included in certain state and local tax returns of Hart Holding. Pursuant to the Tax Agreement, the Company and its subsidiaries generally will pay to the Issuer amounts equal to the taxes that the Company and its subsidiaries would otherwise have to pay if they were to file separate federal, state or local income tax returns but for the use of tax deductible items of the Issuer.
    Hart Holding charges a management fee and allocates portions of its corporate expenses to Reeves on a monthly basis. The management fee and expense allocation aggregated $1.2 million, $1.9 million and $1.8 million for the years ended December 31, 1991, 1992 and 1993, respectively.
    Effective December 31, 1991, Hart Holding exchanged its 1,000 shares of Reeves' Series I Preferred Stock, par value $1.00 per share, valued in the aggregate at $9,410,000, for 18,820,000 shares of Reeves' common stock, valued at $.50 per share. This transaction resulted in Hart Holding's percentage ownership in Reeves' common stock increasing from 86.7% to 93.5%.
    During 1992, Reeves purchased from three officers of Reeves, Ms. Fray, Douglas B. Hart, and Steven W. Hart, their residences for $215,000, $225,000 and $575,000, respectively. In each case, the price paid was less than a current appraisal on such property or, in the case of Ms. Fray, less than the cost of such property in 1990 plus the cost of improvements. The Board of Directors determined at the time that the price for each residence was not greater than the fair market value for such property. During 1993, two of the residences were sold by the Company and the remaining residence which has a carrying value of $244,000 at December 31, 1993, is presently being marketed for sale.
    Effective October 25, 1993, HHCI, Inc., a newly formed, wholly-owned subsidiary of Hart Holding, merged with and into Reeves with Reeves surviving the merger. HHCI, Inc. was formed as a shell corporation (no operations) with a $300,000 capital contribution from Hart Holding. As a result of this merger, Hart Holding obtained ownership of 100% of the outstanding shares of common stock of Reeves and the other stockholders of Reeves received $.56 in cash for each share held by such stockholders.
    In November 1993, James W. Hart was granted the Hart Holding Option. The Hart Holding Option grants Mr. Hart the right to purchase up to 4,000,000 shares of Hart Holding's common stock and is exercisable (i) immediately, with respect to 1,500,000 shares at an exercise price of $2.25 per share; (ii) from and after November 1994, with respect to 1,500,000 shares at an exercise price of $2.50 per share; and (iii) from and after November 1995, with respect to 1,000,000 shares at an exercise price of $2.75 per share. The Hart Holding Option expires on December 31, 2028. The Hart Holding Option was granted in consideration of cancellation of outstanding options entitling Mr. Hart to purchase an aggregate of 3,050,000 shares of common stock at an exercise price of $.375 per share for 2,000,000 shares exercisable through June 13, 2000 and an exercise price of $1.88 per share for 1,050,000 shares exercisable through December 31, 2002. The Hart Holding Option was the only stock option granted by Hart Holding during 1993. Hart Holding does not believe that it is possible to determine a meaningful market price of its common stock as of the date of grant of the Hart Holding Option or any subsequent date.

    The Issuer and the Company believe that all of the foregoing transactions were conducted, and it is the policy of the Issuer and the Company to conduct all related party transactions, on terms as favorable to the Issuer and the Company as could be expected from unaffiliated parties.

                           DESCRIPTION OF DEBENTURES
    The Debentures are to be issued under an indenture dated as of        , 1994
(the "Indenture") between the Issuer and The First National Bank of Boston, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference. Capitalized terms not otherwise defined below or elsewhere in this Prospectus have the meanings given to them in the Indenture.
GENERAL
    The Debentures will represent senior unsecured obligations of the Issuer and rank PARI PASSU with all senior debt obligations which the Issuer may incur and senior to all subordinated debt obligations which the Issuer may incur and be
limited to $           in aggregate principal  amount at maturity ($100  million
initially, fully accreting to face amount on        , 1999).

    All of the Issuer's assets are held through its subsidiaries, and the Debentures will be effectively subordinated to all rights of third party creditors of the Issuer's subsidiaries. As of April 3, 1994, after giving effect to the Offering and the application of the proceeds therefrom as described in "Use of Proceeds", the amount of obligations of the Issuer's subsidiaries, excluding intercompany obligations, would have been approximately $172.7 million. The Indenture will contain certain limitations on the ability of the Issuer and its Restricted Subsidiaries to incur additional Indebtedness.


    The Debentures will mature on        , 2006. Although for federal income tax
purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder of Debentures, no cash interest will be
payable  with respect  to the Debentures  prior to         ,  1999. See "Certain
Federal  Income  Tax  Considerations  Concerning  The  Debentures."   Commencing
       , 1999, interest on the Debentures will be payable in cash semi-annually,
in  arrears, on each        and         (each an "Interest Payment Date") to the
persons in whose names the Debentures are registered at the close of business on
the preceding         and         , respectively. Interest will accrue from  the
most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from
       , 1999. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Debentures will bear interest until maturity at the rate set forth on the cover page of the Prospectus.

    The Debentures are issuable only in registered form, without coupons. Principal and premium, if any, and interest on each Debenture will be payable, and the Debentures may be presented for transfer or exchange, at the office or agency of the Issuer maintained for such purpose. At the option of the Issuer, payment of interest may be made by check mailed to registered holders of the Debentures at the addresses set forth on the registry books maintained by the Trustee, who will initially act as registrar for the Debentures. No service charge will be made for any exchange or registration of transfer of Debentures, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Unless otherwise designated by the Issuer, the Issuer's office or agency will be the Corporate Trust Office of the Trustee.

OPTIONAL REDEMPTION
    The Issuer, at its  option, may redeem  the Debentures as  a whole, or  from
time  to time  in part, on  or after           ,  1999 at  the redemption prices
(expressed as a percentage of the principal amount thereof) set forth below (in each case together with accrued and unpaid interest to the redemption date):

IF REDEEMED DURING THE 12-MONTH PERIOD
BEGINNING          ,                                             REDEMPTION PRICE
1999...........................................................              %
2000...........................................................              %
2001...........................................................              %
2002 and thereafter............................................       100.000%

    Notwithstanding the foregoing, during the first 36 months after the completion of the Offering, the Issuer may redeem up to one-half of the aggregate face amount of the Debentures with the net proceeds of public sales of common stock of the Issuer (or of Hart Holding, to the extent the net proceeds thereof are contributed as a capital contribution in exchange for common or
preferred stock of the Issuer) at a redemption price of        % of the Accreted
Value thereof; PROVIDED that after giving effect thereto at least one-half of the aggregate face amount of Debentures initially issued remains outstanding.
    Notice of redemption will be sent, by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to each holder of Debentures to be redeemed at the last address for such holder then shown on the registry books. On and after the redemption date, interest will cease to accrue on the Debentures or part thereof called for redemption. In case of a partial redemption, selection of the Debentures or portions thereof for redemption shall be made by the Trustee by lot, pro rata or in such manner as it shall deem appropriate and fair.
CERTAIN COVENANTS
    The Indenture contains, among other things, the following covenants:
CHANGE OF CONTROL

    Upon the occurrence of a Change of Control (as defined) (the "Change of Control Date"), each holder of a Debenture will have the right to require the repurchase of such holder's Debentures pursuant to the offer described in the next paragraph (the "Change of Control Offer") at a purchase price equal to 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of purchase.


    Within 30 days following a Change of Control Date, the Issuer will mail a notice to each Debentureholder, with a copy to the Trustee, stating, among other things: (1) that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder's Debentures at a repurchase price in cash equal to 101% of the Accreted Value thereof, plus, if
occurring after             , 1999, accrued and unpaid interest, if any, to  the
date of repurchase; (2) the circumstances and relevant facts regarding such Change of Control (including relevant information with respect to the transaction giving rise to such Change of Control); (3) the repurchase date specified by the Issuer (which shall be not earlier than 35 days or later than 60 days after the date such notice is mailed) (the "Repurchase Date"); and (4) the instructions determined by the Issuer consistent with the Indenture that a holder of Debentures must follow in order to have its Debentures repurchased. Holders of Debentures will have the right to have their Debentures repurchased by the Issuer if such Debentures are tendered for repurchase at any time prior to the close of business on the second business day prior to the Repurchase Date. Holders may withdraw their election, in whole or in part, at any time prior to a date specified by the Issuer in such notice which shall be no earlier than the close of business on the fifth business day prior to the applicable Repurchase Date (or such shorter period as may be required by applicable law).

    "Change of Control" means the occurrence of an event whereby a Person or group of Persons acting in concert as a partnership or other group (a "Group") (other than the Control Group or an Affiliate of the Control Group) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Issuer, Reeves or Reeves Brothers (a) representing 50% or more of the combined voting power of the then outstanding securities of the Issuer, Reeves or Reeves Brothers ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors ("Voting Securities") or (b) if the Control Group and its Affiliates shall beneficially own less than 50% of the outstanding Voting Securities, representing a percentage greater than the percentage of Voting Securities so owned by the Control Group and its Affiliates. The "Control Group" will mean Jennifer H. Fray, Douglas B. Hart, James W. Hart, James W. Hart, Jr., Steven W. Hart and their respective heirs and Affiliates.

    In the event a Change of Control occurs and any repurchase pursuant to the foregoing constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act, the Issuer will comply with the requirements of Rule 14e-1 as then in effect, to the extent applicable, and any other applicable securities laws or regulations with respect to such repurchase.
    The Issuer could, in the future, enter into certain significant transactions that would not constitute a Change of Control with respect to the Change of Control purchase feature of the Debentures. Among the transactions that would not necessarily constitute a Change of Control are a merger or consolidation or the sale or transfer of all or substantially all of the Issuer's assets. In addition, the Change of Control provisions of the Indenture will have limited applicability to transactions involving the members of the Control Group and their Affiliates as participants. Accordingly, all of the Issuer's assets could be sold, or the Issuer could be merged or consolidated with another Affiliate of the members of the Control Group, without the Change of Control provisions being triggered. Any such transaction could have an adverse effect on the holders of the Debentures. However, certain of such transactions, including mergers, consolidations and the sale of all or substantially all of the Issuer's assets (other than such a transaction with a Restricted Subsidiary of the Issuer) cannot be effected except in compliance with other provisions of the Indenture. See "Limitation on Consolidation and Merger" and "Certain Definitions." LIMITATION ON INDEBTEDNESS
    The Indenture provides that the Issuer will not create, incur, assume, guarantee or otherwise become liable for, and will not permit any of its Restricted Subsidiaries to create, incur, assume, guarantee or otherwise become liable for, any Indebtedness, except for Permitted Indebtedness; PROVIDED that the accrual of interest and accretion of original issue discount shall not be deemed an incurrence of Indebtedness.
    Notwithstanding the foregoing, the Issuer and its Restricted Subsidiaries may create, incur, assume, guarantee or otherwise become liable for Indebtedness (other than guarantees of Indebtedness the incurrence of which would not be permitted under the Indenture) if, at the time such Indebtedness is so created, incurred or assumed and after giving effect thereto and the application of the proceeds therefrom as reasonably anticipated by the Issuer, the Fixed Charge Coverage Ratio of the Issuer for the four most recent fiscal quarters for which financial information is available shall not be less than 1.6 to 1.0 in respect of Indebtedness incurred prior to June 30, 1995 and 1.75 to 1.0 in respect of Indebtedness incurred thereafter.
    For purposes of calculating the Fixed Charge Coverage Ratio referred to above, (i) if the Indebtedness to be created, incurred or assumed is Indebtedness of an entity which is to be acquired by, and made a Restricted Subsidiary of, the Issuer or of a Restricted Subsidiary (whether or not such Indebtedness was incurred by such entity in connection with such acquisition), or is Indebtedness incurred by the Issuer or any Restricted Subsidiary in connection with such acquisition, then the Fixed Charge Coverage Ratio of the Issuer shall be determined on a pro forma basis giving effect to both the Fixed Charges related to such additional Indebtedness as well as the Consolidated Cash Flow of the entity to be acquired and (ii) there shall be excluded from Fixed Charges any interest expense (including amortization of original issue discount and non-cash interest payments or accruals) or dividend expense related to any Indebtedness repaid during the pro forma period or at the time of such acquisition and which is not outstanding at the time of such calculation or is required to be repaid as a result of such transaction, other than Fixed Charges related to Indebtedness incurred, created or assumed pursuant to clause (i) of the definition of Permitted Indebtedness (but only with respect to Indebtedness which may be incurred, created or assumed subsequent to the date of the Indenture and as of the date of such calculation).
LIMITATION ON RESTRICTED PAYMENTS
    The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any Restricted Payment if, after giving effect thereto (i) an Event of Default, or an event that through the passage of time or the giving of notice, or both, would become an Event of Default, shall have occurred and be continuing, (ii) the Issuer could not incur an additional $1.00 of Indebtedness (other than Permitted Indebtedness) in accordance with the "Limitation on Indebtedness" or (iii) the aggregate amount of all Restricted Payments made and the amount of Investments then outstanding pursuant to clause
(vi)(y) under "Limitation on Investments" by the Issuer and its Restricted Subsidiaries (the amount expended, distributed or invested for such purposes, if other than in cash, to be determined in good faith by a resolution of the Board of Directors of the Issuer) from and after the date of the Indenture shall exceed the sum of (a) 50% of Consolidated Net Income of the Issuer accrued for the period (taken as one accounting period) commencing with the date of the Indenture to and including the date of such calculation (or, in the event Consolidated Net Income is a deficit, then minus 100% of such deficit); and (b) the aggregate net proceeds, including the fair market value of property other than cash (as determined in good faith by a resolution of the Board of Directors of the Issuer), received by the Issuer from the issuance or sale (other than to a Subsidiary of the Issuer) of its capital stock (other than Redeemable Stock), including the issuance of its capital stock upon conversion of securities other than its capital stock, and options, warrants and rights to purchase its capital stock (other than Redeemable Stock), from and after the date of the Indenture.

    The foregoing clauses (ii) and (iii) will not prevent (x) the making of Restricted Payments in an aggregate amount not in excess of $15,000,000 or (y) Investments permitted to be made pursuant to clause (vi)(x) of the "Limitation on Investments." The provisions of the foregoing paragraph will not prevent (a) the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration in compliance with the foregoing provisions, (b) the repurchase, redemption or retirement or other acquisition of shares of capital stock of the Issuer or a Restricted Subsidiary in exchange for or out of the proceeds of a substantially concurrent issue and sale (other than to a Subsidiary) of other shares of capital stock (other than Redeemable Stock) of such person, or (c) the repurchase, redemption, retirement or other acquisition of Indebtedness of the Issuer with the proceeds of Indebtedness of the Issuer incurred pursuant to and in accordance with the "Limitation on Indebtedness"; PROVIDED that the Indebtedness incurred shall be subordinated to the Debentures to the same extent as the Indebtedness being repurchased, redeemed, retired or otherwise acquired, and shall not shorten the maturity of such Indebtedness or provide that any such new Indebtedness shall have an average life to maturity shorter than the remaining average life to maturity of the Debentures. In the cases of clauses (b) and (c) above, the net proceeds received shall not be included in the calculation of net proceeds in clause (iii)(b) of the preceding paragraph and any repurchase, redemption, retirement or other acquisition of Indebtedness permitted therein shall not constitute a Restricted Payment.

LIMITATION ON LIENS
    The Indenture provides that the Issuer will not, directly or indirectly, create, incur, assume or permit to exist any Lien (including Liens on the capital stock of Reeves) except for Permitted Liens upon or with respect to any of its property, whether owned at the date of the Indenture or thereafter acquired, or on any income or profits therefrom or assign or otherwise convey any right to receive income, unless the Debentures are secured equally and ratably simultaneously with or prior to the creation, incurrence or assumption of such Lien. This provision does not preclude Liens on the assets of the Issuer's subsidiaries. LIMITATION ON SALE AND LEASEBACK TRANSACTIONS
    The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless
(i) the Issuer would be able to incur Indebtedness (other than Permitted Indebtedness) in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction or (ii) where the Issuer or such Restricted Subsidiary receives consideration from such Sale and Leaseback Transaction at least equal to the fair market value of the property subject thereto (which shall be determined in good faith by a resolution of the Board of Directors) and applies the Net Proceeds of such Sale and Leaseback Transaction in accordance with the provisions set forth in "Limitation on Dispositions of Assets." LIMITATION ON DISPOSITIONS OF ASSETS

    The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, (i) sell, transfer, lease, convey or otherwise dispose of any assets (other than (a) an asset disposition in the ordinary course of business consistent with past practice or (b) permitted under "Limitation on Consolidation and Merger" which constitutes a transfer, conveyance, sale, lease or other disposition of all or substantially all of the Issuer's assets or (c) a disposition of assets in exchange for assets of a like kind having an equivalent value) or (ii) issue or sell Equity Interests in any of its Restricted
Subsidiaries other than sales of preferred stock permitted by "Limitation on Indebtedness," in the case of either (i) or (ii) above, unless (A) the consideration to be received by the Issuer (or the Restricted Subsidiary, as the case may be), measured at the date of the execution of a definitive agreement relating to such disposition, is at least equal to the fair market value of the assets disposed of (which shall be determined in good faith by a resolution of the Board of Directors of the Issuer), and (B) the consideration for such disposition consists of at least 75% cash, PROVIDED, HOWEVER, that if, after giving effect to such asset disposition and the anticipated use of the proceeds thereof as reasonably determined by the Board of Directors, the Fixed Charge
Coverage Ratio of the Issuer is at least 3.5 to 1.0, at least 65% of the consideration received is required to be in cash, and PROVIDED, FURTHER, that for purposes of this provision the amount of any Indebtedness assumed by the transferee and any notes or other obligations received by the Issuer or a Restricted Subsidiary which are immediately converted into cash shall be deemed to be "cash." Within 12 months from the date of such disposition, the Net Proceeds thereof shall be (x) applied to capital expenditures of the Issuer and the Restricted Subsidiaries, or committed to such use by a definitive contract, and such Net Proceeds shall actually be so applied within 18 months from the date of such disposition, (y) used by the Issuer or a Restricted Subsidiary to acquire additional assets or to make an Investment in entities which, after giving effect to such Investment, will become Restricted Subsidiaries, or committed to any such use by a definitive contract, and such Net Proceeds shall actually be so applied within 18 months from the date of such disposition, or
(z) applied to repurchase or redeem Indebtedness of the Issuer permitted by clause (i) of the definition of Permitted Indebtedness or Indebtedness of a Restricted Subsidiary. To the extent that Net Proceeds from such disposition are not so applied, the Issuer (or the Restricted Subsidiary, as the case may be) shall use the remaining Net Proceeds (less any amount of Net Proceeds used to pay reasonable fees and expenses connected with an offer to purchase hereunder) to make an offer to purchase Debentures (together with any bank or secured debt which ranks PARI PASSU with the Debentures, on a pro rata basis) pursuant to an offer to purchase at a price of not less than 100% of the Accreted Value thereof, plus accrued and unpaid interest, if any. If at any time any non-cash consideration received by the Issuer or a Restricted Subsidiary in respect of a disposition of assets is converted into or sold or otherwise disposed of for cash, then such cash shall constitute Net Proceeds for purposes of this provision and shall be applied in accordance with the preceding two sentences. No offer to purchase shall be required to be made in respect of an asset disposition or series of related asset dispositions with Net Proceeds of $2,500,000 or less.

    Notwithstanding the foregoing, if at the time an offer to purchase the Debentures is required to be made by a Restricted Subsidiary, to the extent that any or all of the Net Proceeds of any disposition of assets is prohibited (by law or by contract) from being used to make such an offer, the portion of such Net Proceeds so affected will not be required to be applied to such an offer pursuant to this provision but may be retained for so long, but only for so long, as such restriction exists (the Issuer will agree in the Indenture to promptly take all reasonable actions, not involving undue burden or expense, to remove such restriction), and once the use of any affected Net Proceeds is permitted, such Net Proceeds will be applied in the manner set forth above as if such disposition of assets had occurred on the date the restrictions were removed.
LIMITATION ON RESTRICTING SUBSIDIARY DIVIDENDS
    The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, create, assume or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make any other distributions in respect of such Restricted Subsidiary's capital stock or otherwise transfer cash or assets or make loans or advances to the Issuer or any other Restricted Subsidiary, or pay Indebtedness owing to the Issuer or any other Restricted Subsidiary except: (i) restrictions contained in Liens permitted by the Indenture securing Indebtedness permitted by the Indenture to the extent such restrictions restrict the transfer of property subject to such Liens; (ii) any encumbrance or restriction consisting of customary non-assignment provisions in leases to the extent such provisions restrict the transfer of the leases; (iii) any encumbrance or restriction with respect to Indebtedness of the Issuer or any Restricted Subsidiary that is no less favorable to the Issuer and its Restricted Subsidiaries than those in effect on the date of the Indenture; or (iv) consensual encumbrances or restrictions binding upon any person at the time such person becomes a Restricted Subsidiary of the Issuer, if such encumbrance or restriction is not created, incurred or assumed in contemplation of such person becoming a Restricted Subsidiary of the Issuer. The 11% Senior Note Indenture and the Bank Credit Agreement currently prohibit dividends and other distributions to the Issuer. Consequently the Company and Restricted Subsidiaries will be able to enter into encumbrances and restrictions that may prevent or restrict the payment of dividends or other distributions to the Issuer. See "Description of Other Indebtedness."
LIMITATION ON TRANSACTIONS WITH AFFILIATES
    The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, enter into transactions with Affiliates of the Issuer (other than the Issuer and its Wholly-owned Restricted Subsidiaries) except for Permitted Transactions, transactions in respect of Restricted Payments made in accordance with the "Limitation on Restricted Payments" and transactions the terms of which the Board of Directors of the Issuer (including a majority, if any, of the disinterested directors) determines, by resolution, are fair and reasonable to the Issuer or, if the Issuer is not a party to such transaction, such Restricted Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Issuer or, if the Issuer is not a party to such transaction, such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis between unaffiliated parties; PROVIDED that, with respect to the purchase or disposition of assets of the Issuer or any of its Restricted Subsidiaries, other than the purchase of inventory in the ordinary course of business, having a purchase price in excess of $15 million, the Issuer shall, in addition to obtaining such approval of its Board of Directors, obtain a written opinion of an Independent Financial Advisor stating that the terms of such transaction are fair and reasonable to the Issuer or its Restricted Subsidiary, as the case may be, and are at least as favorable to the Issuer or such Restricted Subsidiary, as the case may be, as could have been obtained on an arm's length basis between unaffiliated parties.
LIMITATION ON INVESTMENTS
    The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, make any Investments in any other person, except (i) Investments in the Issuer or in any other Restricted Subsidiary by any Restricted Subsidiary or by the Issuer in a Restricted Subsidiary;

(ii) receivables owing to the Issuer or its Restricted Subsidiaries created in the ordinary course of business and payable or dischargeable substantially in accordance with customary trade terms; (iii) Permitted Transactions; (iv) Investments made in Cash Equivalents; (v) Investments permitted to be made pursuant to the "Limitation on Dispositions of Assets"; and (vi) Investments in Unrestricted Subsidiaries (or an entity (or entities) which, after giving effect to such Investment becomes an Unrestricted Subsidiary), or any partnership or joint venture of which less than a majority of the equity ownership thereof is directly or indirectly owned by the Issuer or a Restricted Subsidiary (or an entity (or entities) which, after giving effect to such transaction, becomes such a partnership or joint venture), not otherwise permitted by clauses (i) through (v) above, in an aggregate amount not exceeding at any time outstanding the sum of (x) $15,000,000 and (y) an amount which is equal to the amount of Restricted Payments permitted at such time to be made pursuant to the "Limitation on Restricted Payments."
LIMITATION ON CONSOLIDATION AND MERGER
    The Indenture provides that the Issuer will not consolidate with or merge with or into another person or directly or indirectly sell, transfer, lease or convey all or substantially all of its assets to another person unless: (i)(a) the Issuer is the continuing corporation in the case of a merger or (b) the resulting, surviving or transferee entity (the "Surviving Entity") is a corporation or partnership organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Issuer under the Indenture and the Debentures; (ii) no Event of Default (or event or condition which after notice or lapse of time or both would become an Event of Default) shall have occurred and be continuing immediately after giving effect to such transaction; (iii) the Consolidated Net Worth of the Issuer or the Surviving Entity, as the case may be, on a pro forma basis after giving effect to such consolidation, merger or sale, transfer, lease or conveyance of assets (but prior to any purchase accounting adjustments resulting from the transaction) is at least as great as the Consolidated Net Worth of the Issuer immediately prior to the date of the transaction, and (iv) immediately after giving effect to such transaction, the Issuer or the Surviving Entity, as the case may be, would be able to incur $1.00 of additional
Indebtedness (other than Permitted Indebtedness) under the "Limitation on Indebtedness" as if, in the case of the Surviving Entity, such Person were the Issuer.
    Notwithstanding the foregoing, clauses (iii) and (iv) shall not prohibit (i) a transaction, the principal purpose of which is (as determined in good faith by the Board of Directors of the Issuer and evidenced by a resolution thereof) to change the state of incorporation of the Issuer, and such transaction does not have as one of its purposes the evasion of the restrictions of this section; or
(ii) a merger or consolidation by the Issuer with or into, or sale of all or substantially all of the assets of the Issuer to, a Restricted Subsidiary. SUPPLEMENTAL INDENTURES
    The Indenture permits the Issuer and the Trustee, without notice to or the consent of the holders of the Debentures, to amend or supplement the Indenture or the Debentures for certain specified purposes, including curing ambiguities, defects or inconsistencies, providing for the assumption of the Issuer's obligations to the holders under certain circumstances, providing for uncertificated Debentures, to maintain compliance with the Trust Indenture Act of 1939, as amended, and to make any change that does not adversely affect the rights of the holders. Other amendments or supplements to the Indenture or the Debentures may be made with the consent of the holders of not less than a majority in principal amount of the Debentures at the time outstanding, and such amendments or supplemental indentures will be binding on every holder whether or not such holder has consented thereto, provided that no such modification, amendment or supplemental indenture shall, without the consent of holders of all Debentures then outstanding, (a) extend the final maturity of any Debenture, or reduce the principal amount thereof (including the amount payable upon redemption), reduce the rate or extend the time of payment of interest thereon, or impair or affect the right of any holder of

Debentures to institute suit for the payment of any of the Debentures or (b) reduce the aforesaid percentage of Debentures, the consent of holders of which is required for any such supplemental indenture.
EVENTS OF DEFAULT AND REMEDIES
    The Indenture defines an Event of Default as being: (a) any failure to pay an installment of interest on the Debentures as and when the same becomes due and payable and such failure continues for 30 days; (b) failure to pay all or any part of the principal on the Debentures when and as the same shall become due and payable at maturity, redemption or repurchase, by declaration or otherwise; (c) failure by the Issuer duly to observe or perform any covenant or agreement contained in the Debentures or the Indenture which failure continues for a period of 30 days after written notice specifying such failure and demanding that the Issuer remedy the same has been given to the Issuer by the Trustee or to the Issuer and the Trustee by holders of at least 25% in aggregate principal amount of Debentures then outstanding; (d) certain events of bankruptcy, insolvency or reorganization in respect of the Issuer or any Restricted Subsidiary; (e) any default in Indebtedness (whether such Indebtedness now exists or is hereafter created) by the Issuer or a Restricted Subsidiary if either (i) such default results from the failure to pay when due (including upon acceleration) interest (after giving effect to any applicable grace period provided for in such Indebtedness) or principal under any such Indebtedness if such default has not been waived by or on behalf of the holders of such Indebtedness or (ii) as a result of such default, the maturity of such Indebtedness has been accelerated prior to its stated maturity and the outstanding aggregate principal amount of all such defaulted or accelerated Indebtedness exceeds $5,000,000 if such default has not been waived or such acceleration has not been rescinded by or on behalf of the holders of such Indebtedness; and (f) the rendering of final judgments not covered by insurance aggregating in excess of $5,000,000 against the Issuer or any of its Restricted Subsidiaries which are not stayed, satisfied or discharged within 60 days after such judgments become final and nonappealable. The Indenture provides that if a default (the term "default" for purposes of this provision being defined as any event or condition which is, or with notice or lapse of time or both would be, an Event of Default) occurs and is continuing and if it is known to the Trustee, the Trustee must, within 90 days after the occurrence of such default, give to the holders of Debentures notice of such default, PROVIDED that, except in the case of a default in payment of principal or interest in respect of such Debentures, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of Debentures.

    If an Event of Default shall occur and be continuing (other than an Event of Default described in clause (d) of the preceding paragraph relating to the Issuer), unless the principal of all the Debentures shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate Accreted Value of the Debentures then outstanding, by notice in writing to the Issuer (and to the Trustee if given by holders of Debentures), may declare the Accreted Value of all Debentures and accrued and unpaid interest, if any, thereon, to be due and payable immediately and upon any such declaration the same shall become due and payable. If an Event of Default specified in clause (d) above relating to the Issuer occurs, the Accreted Value of and accrued and unpaid interest, if any, on all outstanding Debentures shall become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Debentures.

    The provisions described in the preceding paragraph, however, are subject to the condition that if, at any time after the Accreted Value of the Debentures shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained or entered, the Issuer shall pay or shall deposit with the Trustee a sum sufficient to pay all matured installments of interest, if any, upon all the Debentures and the Accreted Value of any and all Debentures which shall have become due other than by acceleration (with interest, if any, upon such Accreted Value and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the rate borne by the Debentures, to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and all other reasonable expenses and liabilities incurred, and all reasonable advances made, by the Trustee and each predecessor Trustee and such agents, attorneys and counsel except as a result of negligence or bad faith, and if any and all Events of Default under the Indenture, other than the non-payment of the Accreted Value of Debentures which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided in the Indenture, then and in every such case, holders of a majority in aggregate principal amount of the Debentures then outstanding, by written notice to the Issuer and the Trustee, may waive all defaults or Events of Default and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any right consequent thereon.


    Prior to the declaration of acceleration of the maturity of the Debentures, the holders of a majority in aggregate principal amount of the Debentures at the time outstanding may waive on behalf of all the holders of Debentures any past default, or Event of Default, except a default in the payment of principal of or interest on any Debentures or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Debenture affected. The Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of Debentures unless such holders of Debentures have offered to the Trustee adequate indemnity. Subject to all the provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the Debentures at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

    The Issuer is required to furnish the Trustee, promptly upon becoming aware of any default under the Indenture, an officer's certificate specifying such default and within 120 days after the end of each fiscal year, an officers' certificate signed by its principal executive officer, principal financial officer or principal accounting officer to the effect that such officers have conducted, or supervised, a review of the activities of the Issuer and its Restricted Subsidiaries and of performance under the Indenture and that, to the best of such officers' knowledge, based on their review, the Issuer has fulfilled all of its obligations under the Indenture, or, if there has been a default, specifying each default known to them, its nature and its status. DEFEASANCE
    Under the terms of the Indenture and the Debentures, the Issuer, at its option, (a) will be Discharged (as defined in the Indenture) from any and all obligations in respect of the Debentures (except in each case for certain obligations to register the transfer or exchange of Debentures, replace stolen, lost or mutilated Debentures, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with the covenants of the Indenture nor be subject to the operation of the cross acceleration provisions described under "Events of Default and Remedies," in each case, if the Issuer irrevocably deposits with the Trustee, in trust, money or U.S. Government Obligations (as defined in the Indenture) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on the Debentures on the dates such payments are due in accordance with the terms of the Debentures.
    To exercise the option under clause (a) above, the Issuer is required to deliver to the Trustee (i) an opinion of counsel, based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of this Prospectus, that the holders of the Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, and (ii) an officers' certificate and opinion of counsel stating that all conditions precedent to such defeasance have been satisfied. No such opinion of counsel is required to effect a defeasance under clause (b) above. Under current federal income tax law, it is possible that a defeasance under clause (b) might be treated as a taxable exchange of the Debentures for an interest in the trust. For a discussion of the federal income tax consequences of such a deemed taxable exchange, see "Certain Federal Income Tax Considerations Concerning The Debentures -- Sale, Exchange, Redemption, Retirement, Defeasance or Other Disposition." Prospective investors are urged to consult their own tax advisors as to the specific consequences of such a defeasance.
    In the event the Issuer exercises its option under clause (b) of the second preceding paragraph and the Debentures are declared due and payable because of the occurrence of any Event of Default (other than the cross acceleration provisions described under "Events of Default and Remedies" which will be inapplicable), the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debentures at the time of their stated maturity but may not be sufficient to pay amounts due on the Debentures at the time of the acceleration resulting from such Event of Default. However, the Issuer shall remain liable for such payments.
REPORTS
    So long as the Debentures are outstanding, the Issuer will furnish to the holders thereof such quarterly and annual consolidated financial reports as the Issuer is required to file with the Commission under the Exchange Act or similar reports in the event the Issuer is not at the time required to file such reports with the Commission.
CERTAIN DEFINITIONS
    In addition to the terms defined above, the Indenture contains, among other things, the following definitions:
    "Accreted Value" as of any date of determination (i) prior to        ,  1999
means  the sum of (a)  the initial offering price of  each of the Debentures and
(b) the portion  of the original  issue discount per  Debenture (which for  this purpose shall be deemed to be the excess of the principal amount over the initial offering price) which shall be amortized with respect to such Debenture through such date, such original issue discount to be so amortized at the rate of % per annum (such percentage being expressed as a percentage of the sum of the initial offering price plus previously amortized original issue discount)
using  semi-annual compounding  of such  rate on  each           and           ,
commencing         , 1994, from the  date of issuance of the Debentures  through
the  date of determination, and  (ii) subsequent to          , 1999, 100% of the
principal amount thereof.
    "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.
    "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the interest rate implicit in the lease, compounded semiannually) of the obligation of the lessee of the property subject to such Sale and Leaseback Transaction for rental payments during the remaining term of the lease included in such transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.
    "Capitalized Lease Obligation" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with such principles.

    "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) dollar and eurodollar time deposits and certificates of deposit or bankers' acceptances of any domestic commercial bank or domestic or foreign branch office or agency of a foreign commercial bank of recognized standing having capital and surplus in excess of $100,000,000 (a "Qualified Bank"), (iii) repurchase obligations with a term of not more than 14 days for underlying securities of the types described in clauses (i), (ii) and (iv) hereof entered into with any Qualified Bank, (iv) commercial paper issued by any Qualified Bank and commercial paper of any other issuer rated at least A-2 or the equivalent thereof by Standard & Poor's
Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year from the date of acquisition, (v) bonds, notes, debentures or other forms of Indebtedness of any person rated at least A or the equivalent thereof by Standard & Poor's Corporation and at least A or the equivalent thereof by Moody's Investors Service, Inc., (vi) investments in money market or mutual funds registered under the Investment Company Act of 1940, as amended, whose sole investments are comprised of securities and other instruments described in clauses (i) through
(v) above and (vii) with respect to foreign operations of the Issuer and its Restricted Subsidiaries, deposits in the ordinary course of business with foreign commercial banks and certificates of deposit or bankers' acceptances of foreign commercial banks of recognized standing having capital and surplus in excess of $250,000,000.
    "Consolidated Cash Flow" of any person, for any period, means (i) the Consolidated Net Income of such person plus, to the extent deducted in computing Consolidated Net Income, (ii) the sum of (a) income taxes of such person and its Restricted Subsidiaries, (b) Fixed Charges of such person and its Restricted Subsidiaries, (c) depreciation and amortization expense of such person and its Restricted Subsidiaries and (d) all other non-cash items deducted from net revenues in determining Consolidated Net Income for such period (other than reserves or expenses established in anticipation of future cash requirements such as reserves for taxes and uncollectible accounts receivable) and less (iii) any non-cash items added to net revenues in determining Consolidated Net Income for such period, all determined on a consolidated basis in accordance with generally accepted accounting principles.
    "Consolidated Net Income" of any person, for any period, means the net income (loss) of such person and its Restricted Subsidiaries for such period, determined in accordance with generally accepted accounting principles, provided that (i) the net income (determined as set forth above) of any Unrestricted Subsidiary or any other person, other than a Restricted Subsidiary, in which such person or any of its Restricted Subsidiaries has a joint interest with a third party shall be included only to the extent of the amount of dividends or distributions actually paid or other payments actually made for services to such person or Restricted Subsidiary during such period, (ii) the net income (loss) of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iii) the net income
(loss) of such person shall be adjusted by excluding (to the extent otherwise included) any extraordinary gains and extraordinary losses during any such period. For purposes of any calculation of Consolidated Net Income of any person to determine whether a Restricted Payment may be made pursuant to the "Limitation on Restricted Payments" (other than for purposes of determining whether an investment may be made pursuant to clause (vi)(y) of the "Limitation on Investments"), the net income of any Restricted Subsidiary of such person shall be excluded in whole or in part to the extent such Restricted Subsidiary is prohibited, directly or indirectly, from distributing such net income or any portion thereof to such person.
    "Consolidated Net Worth" of any person, at any date, means the aggregate of capital, surplus and retained earnings of such person and its Restricted
Subsidiaries as would be shown on a consolidated balance sheet of such person and its Restricted Subsidiaries prepared in accordance with generally accepted accounting principles.
    "Eligible Accounts Receivable" means all accounts receivable which are not more than 180 days past due under their normal payment terms.

    "Equity Interests" means capital stock and all warrants, options or other rights to acquire capital stock or that are measured by the value of capital stock (but excluding any Indebtedness that is convertible into or exchangeable for capital stock).
    "Fixed Charges" for any person, for any period, are the consolidated interest expense, including amortization of original issue discount and non-cash interest payments or accruals, the interest component of capital leases and one-third of the rental expense attributable to operating leases, but excluding the amortization of debt issuance costs plus the product of (x) the sum of (i) cash dividends paid on any preferred stock of such person plus (ii) cash and the fair market value (as determined by the Issuer's Board of Directors in good faith) of any non-cash dividends paid on any preferred stock of any Restricted Subsidiary (other than a Wholly-owned Restricted Subsidiary), times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective aggregate federal, state and local tax rate of such person, expressed as a decimal. For purposes of this definition, interest on a capital lease shall be deemed to accrue at the rate of interest implicit in such capital lease in accordance with generally accepted accounting principles (including Statement of Financial Accounting Standards No. 13 "Accounting for Leases" of the FASB).
    "Fixed Charge Coverage Ratio" means for any person, for any period, such person's ratio of Consolidated Cash Flow to Fixed Charges for such period.
    "Indebtedness" means, as to any person, without duplication, (a) all obligations of such person, including accrued and unpaid interest, for borrowed money (including any net overdraft in any bank which overdraft is not satisfied within three consecutive business days from its occurrence), (b) all obligations of such person evidenced by bonds (other than performance bonds issued in the ordinary course of business), debentures, notes, letters of credit or reimbursement agreements (other than letters of credit or reimbursement agreements in respect of accounts payable to trade creditors incurred in the ordinary course of business in connection with the obtaining of materials or services) or similar instruments, (c) all obligations of such person to pay the deferred purchase price of property or services (other than accounts payable to trade creditors arising in the normal management of the Issuer's business), (d) all Capitalized Lease Obligations of such person, (e) Indebtedness of others secured by a Lien on any assets of such person, whether or not such Indebtedness is assumed by such person or guaranteed by such person, (f) all Indebtedness of others guaranteed by such person, (g) Attributable Debt of such person, (h) preferred stock issued by a Subsidiary of such person, (i) Redeemable Stock issued by such person, and (j) obligations under interest rate swaps and caps and currency swaps or options and other derivative or hedging arrangements (other than such arrangements entered into in the ordinary course of business); and the amount of any such Indebtedness on the date of determination thereof shall be the outstanding balance of any such unconditional obligations as described above and the maximum liability of any such contingent obligation at such date and, with respect to clauses (h) and (i), the amount of Indebtedness shall equal the liquidation preference.
    "Independent Financial Advisor" means, with respect to any person, a nationally recognized investment banking firm (i) which does not (and whose directors, officers and Affiliates do not) have a direct or indirect financial interest in such person or any of its Restricted Subsidiaries that is material to such person, any such Restricted Subsidiary or such investment banking firm,
(ii) which has not been and, at the time it is called upon to give independent financial advice to such person or any such Restricted Subsidiary, as the case may be, is not (and none of whose directors, officers, employees or Affiliates is) a promoter, director or officer with respect to such person or any such Restricted Subsidiary and (iii) which, in the judgment of the board of directors of such person or the board of directors, general partner or partners or individuals in the case of any such Restricted Subsidiary, is otherwise qualified to serve as an independent financial advisor. Any such person may be compensated and indemnified by such person and any such Restricted Subsidiary, as the case may be, and such compensation and indemnity shall not of itself be considered a direct material financial interest within the meaning of clause (i) of the next preceding sentence.

    "Investments" means, collectively, any direct or indirect loan, advance or other extension of credit, capital contribution, transfer of cash, property or other assets to, acquisitions of capital stock or equity interests, securities or other evidences of Indebtedness including by way of guarantee or similar arrangement of, any other person. Investments shall not include the obligations described in clause (j) of the definition of "Indebtedness."
    "Lien" means, with respect to any property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property. The Issuer shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property.
    "Net Proceeds" from any asset sale by any person means cash received therefrom by such person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such asset sale, and (ii) all payments made by such person on any Indebtedness which is secured by such asset in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such asset sale or by applicable law, be repaid out of the proceeds from such asset sale.

    "Permitted Indebtedness" means, without duplication, (i) Indebtedness consisting of inventory or receivable-based financing in an aggregate principal amount at any one time outstanding not to exceed the sum of 85% of Eligible Accounts Receivable and 50% of the book value of the inventory (determined on a first-in-first-out basis) of the Issuer and its Restricted Subsidiaries; (ii) Indebtedness evidenced by the Debentures, the 11% Senior Notes and, from the Closing Date to 120 days thereafter, Indebtedness evidenced by the Subordinated Debentures; (iii) Indebtedness of the Issuer to any Restricted Subsidiary or of any Restricted Subsidiary to the Issuer or to any other Restricted Subsidiary;
(iv) Indebtedness (x) evidenced by standby letters of credit which are issued in the ordinary course of business in support of self-insurance obligations or operating leases or (y) in an aggregate principal amount not to exceed $5,000,000 at any time, evidenced by standby letters of credit (not covered by
(x)), industrial revenue bonds or agreements to reimburse the issuers of industrial revenue bonds; (v) Indebtedness (A) in respect of Capitalized Lease Obligations or (B) that is secured by a Lien on real or personal property, which Indebtedness constitutes all or part of the purchase price of the property subject thereto or is incurred prior to, at the time of or within 30 days after the acquisition of such property for the purpose of financing all or any part of the purchase price thereof, PROVIDED that such secured Indebtedness does not exceed the purchase price of such property; PROVIDED, HOWEVER, that the aggregate of all Indebtedness incurred under the foregoing clauses (A) and (B) does not at any time exceed $10,000,000; (vi) Indebtedness, the net proceeds of which will be used to repay, repurchase or redeem Debentures or other Indebtedness of the Issuer or a Restricted Subsidiary incurred under clause (ii) or (vii) hereof, PROVIDED that the Indebtedness incurred shall not increase the principal amount of any Indebtedness then outstanding after giving effect to such repayment, repurchase or redemption, and, if the Indebtedness to be repaid, repurchased or redeemed is Indebtedness of the Issuer, the Indebtedness incurred shall be incurred by the Issuer and shall not shorten the maturity of such
Indebtedness or provide that any such new Indebtedness shall have an average life to maturity shorter than the remaining average life to maturity of the Debentures; (vii) Attributable Debt in respect of Sale and Leaseback Transactions engaged in pursuant to and in accordance with clause (ii) under "Limitation on Sale and Leaseback Transactions"; and (viii) Indebtedness other than Indebtedness permitted under clauses (i) through (vii) provided that the aggregate amount of such Indebtedness may not exceed $20,000,000 at any time outstanding.


    "Permitted Liens" means (i) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, PROVIDED that adequate reserves with respect thereto are maintained on the books of the Issuer, as the case may be, in conformity with generally accepted accounting principles; (ii) carrier's, warehouseman's, mechanics', materialmen's, repairmen's, or other like Liens arising in the ordinary course of business and not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation; (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (v) easements, rights-of-way, restrictions and other similar encumbrances and any title defects which do not, individually or in the aggregate, materially detract from the value of the property subject thereto or materially interfere with the ordinary course of business of the Issuer; (vi) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay; (vii) any other Liens imposed by operation of law which do not materially affect the Issuer's ability to perform its obligations under the Debentures and the Indenture; (viii) Liens existing on the date of the Indenture and renewals and extensions thereof; (ix) Liens on accounts receivable and inventory in connection with Indebtedness permitted to be incurred pursuant to clause (i) of "Permitted Indebtedness"; (x) rights of banks to set off deposits against debts owed to said banks; (xi) purchase money mortgages and purchase money security interests incurred in the normal and ordinary course of the Issuer's and its Restricted Subsidiaries' business to the extent related to Indebtedness incurred pursuant to clause (v) of "Permitted Indebtedness"; (xii) Liens securing Indebtedness of any entity existing at the time such assets are acquired by the Issuer, whether by merger, consolidation, purchase of assets or otherwise (whether or not such Liens are created, incurred or assumed in contemplation of the acquisition thereof by the Issuer), PROVIDED such Liens do not extend to any other assets of the Issuer, and Liens securing refinancings of such Indebtedness PROVIDED that such Liens do not extend to any assets other than assets securing such Indebtedness to be refinanced; (xiii) Liens securing standby letters of credit and industrial revenue bonds and related reimbursement obligations, in each case incurred pursuant to clause (iv) of "Permitted Indebtedness" and Liens securing trade letters of credit and related reimbursement obligations to the extent excluded from the definition of Indebtedness; (xiv) any customary retention of title of a lessor under any capital lease obligation; (xv) Liens on initial deposits and margin accounts and other Liens securing obligations arising out of interest rate swaps and caps and currency swaps or options and other derivative or hedging arrangements entered into in the ordinary course of business; and (xvi) Liens other than those described above with respect to obligations not in excess of $1,000,000 in the aggregate at any time.

    "Permitted Transactions" means (i) reasonable and customary fees, compensation and benefits paid to officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or their respective Affiliates (including Hart Holding) for services rendered to the Issuer or any Restricted Subsidiary in the ordinary course of business consistent with past practice,
(ii) transfers of goods and services by or among the Issuer and its Restricted Subsidiaries and their respective Affiliates in the ordinary course of business consistent with past practice, PROVIDED that if any such transaction or series of related transactions involves in excess of $1,500,000, the Board of Directors of the Issuer shall determine in good faith by resolution that such transaction is on terms fair and reasonable to the Issuer and (iii) payments made pursuant to the Tax Agreement.
    "Person" or "person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
    "Redeemable Stock" means any series or class of capital stock of any Person which by its terms is redeemable at the option of the holder or is subject to mandatory redemption prior to the maturity of the Debentures.
    "Restricted Payments" means, collectively, with respect to any person (i) any dividend or other distribution on shares of such person's or a Restricted Subsidiary's capital stock (except dividends or distributions in additional shares of capital stock, other than Redeemable Stock, any dividend or distribution on shares of capital stock of a Restricted Subsidiary to such person or to one of its Wholly-owned Restricted Subsidiaries and any allocations pursuant to the Tax Agreement), (ii) any payment on account of the purchase, redemption, retirement or other acquisition of any shares of such person's or a Restricted Subsidiary's capital stock or any option, warrant or other right to acquire such shares, or (iii) any defeasance, redemption, repurchase or other acquisition or retirement for value prior to scheduled maturity, scheduled repayment, or scheduled sinking fund payment of any Indebtedness of such person subordinate in right of payment to the Debentures.
    "Restricted Subsidiary" means (i) any Subsidiary of the Issuer which exists on the date of the Indenture and (ii) any other such Subsidiary which the Issuer has not classified as an Unrestricted Subsidiary. The Issuer by resolution of its Board of Directors may classify a Subsidiary as an Unrestricted Subsidiary until such time as the Issuer may, by further resolution of its Board of Directors, classify such Subsidiary as a Restricted Subsidiary.
    "Sale and Leaseback Transaction" of any person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any property or asset of such person which has been or is being sold or transferred by such person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.
    "Subsidiary" means, with respect to any person, (i) any corporation or other entity of which a majority of the total voting power of the shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is at the time owned directly or indirectly by such person or (ii) any partnership or joint venture at least a majority of the voting power of which is directly or indirectly owned by such person, whether in the form of membership, general, special or limited partnership interests or otherwise.
    "Unrestricted Subsidiary" means any Subsidiary of the Issuer which the Issuer by resolution of its Board of Directors shall classify as an Unrestricted Subsidiary and any such Subsidiary of an Unrestricted Subsidiary until such time as (i) the Issuer may, by further resolution of its Board of Directors classify such Subsidiary as a Restricted Subsidiary or (ii) the Issuer or any of its Restricted Subsidiaries becomes directly or indirectly liable in respect of any contractual obligation or Indebtedness of such Unrestricted Subsidiary. A Subsidiary of the Issuer may only be classified as an Unrestricted Subsidiary if immediately after such classification, there would not be a default or Event of Default under the Indenture and the Issuer and its Restricted Subsidiaries would have only Investments in such Subsidiary which would be permitted by the "Limitation on Investments". An Unrestricted Subsidiary of the Issuer may only be reclassified as a Restricted Subsidiary if immediately after giving effect to such reclassification, there would be no default or Event of Default under the Indenture and the Issuer could create, assume, guarantee or suffer to exist $1.00 of additional Indebtedness (other than Permitted Indebtedness). No Restricted Subsidiary may be reclassified as an Unrestricted Subsidiary. Any valid classification shall be effective as of the date specified in the applicable resolution of the Issuer's Board of Directors, which shall not be prior to the date such resolution is made.
    "Wholly-owned Restricted Subsidiary" means, with respect to any person, a Restricted Subsidiary all of whose capital stock (other than directors' qualifying shares) or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions and other equity interests are at the time owned directly or indirectly by such person.
                       DESCRIPTION OF OTHER INDEBTEDNESS
    After giving effect to the use of the proceeds of the Offering to repay existing indebtedness as described under "Use of Proceeds," the Issuer's consolidated long-term debt will be comprised of the

Debentures and $122.5 million principal amount of the 11% Senior Notes. The Company and Reeves Brothers are also party to the Bank Credit Agreement. The following is a summary of certain provisions of the 11% Senior Notes and the Bank Credit Agreement. This summary does not purport to be complete, and such provisions, including definitions of certain terms are qualified in their entirety by reference to the 11% Senior Note Indenture and the Bank Credit Agreement. Copies of the 11% Senior Note Indenture and the Bank Credit Agreement are exhibits to the Registration Statement of which this Prospectus is a part. 11% SENIOR NOTES
    The 11% Senior Notes, $122.5 million aggregate principal amount of which are outstanding, bear interest at the rate of 11% per year, payable on January 15 and July 15 of each year in arrears. The 11% Senior Notes mature July 15, 2002 and are not subject to any mandatory redemption or sinking fund requirement.
    The Company, at its option, may redeem the 11% Senior Notes in whole, or from time to time in part, on or after July 15, 1997 at the redemption prices (expressed as a percentage of the principal amount thereof) set forth below (in each case together with accrued and unpaid interest to the redemption date):

IF REDEEMED DURING THE 12-MONTH PERIOD BEGINNING JULY 15,                     REDEMPTION PRICE
1997........................................................................       104.125%
1998........................................................................       102.750%
1999........................................................................       101.375%
2000 and thereafter.........................................................       100.000%

    The 11% Senior Notes are senior unsecured indebtedness of the Company, ranking PARI PASSU with all existing and future senior unsecured indebtedness of the Company and senior to any subordinated indebtedness. Upon a Change of
Control (as defined in 11% Senior Note Indenture, which definition is substantially the same as that applicable to the Debentures), holders of the 11% Senior Notes will have the right to require the Company to purchase their 11% Senior Notes at 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase. The 11% Senior Note Indenture contains numerous financial covenants and prohibitions, some of which are, in some respects, more restrictive than those in the Indenture.
BANK CREDIT AGREEMENT
    In August 1992, the Company and Reeves Brothers entered into the Bank Credit Agreement with a group of banks, which provides the Company and Reeves Brothers with an aggregate $35,000,000 revolving line of credit (the "Revolving Loan") and letter of credit facility. The Revolving Loan bears interest at the
Alternate Base Rate (as defined below) plus 1 1/2% or Eurodollar Rate plus 2 1/2%, at the election of the borrower. The Alternate Base Rate is defined as the higher of the Prime Rate (6% at December 31, 1993), Base CD Rate plus 1%, or the Federal Funds Effective Rate plus 1/2%. The applicable rates above the Alternate Base Rate and Eurodollar Rate decline based on a ratio of earnings to fixed charges, as defined. The Revolving Loan is due December 31, 1995. The Revolving Loan is secured by, and availability of borrowings under the Revolving Loan is based on, Reeves Brothers' accounts receivable and inventory. As of
December 31, 1993, the Company and Reeves Brothers had available borrowing capacity, net of $1,415,000 of outstanding letters of credit, of $33,585,000. A commitment fee of 1/2% per annum is required on the unused portion of the Revolving Loan.
    The Bank Credit Agreement contains certain restrictive covenants with respect to the Company and Reeves Brothers including, among other things, maintenance of working capital, limitations on the payments of dividends, the incurrence of additional indebtedness and certain liens, restrictions on capital expenditures, mergers or acquisitions, investments and transactions with affiliates, and requires the maintenance of certain financial ratios and compliance with certain financial tests and limitations.

                           CERTAIN FEDERAL INCOME TAX
                    CONSIDERATIONS CONCERNING THE DEBENTURES
    The following discussion is a summary of certain federal income tax considerations relevant to the purchase, ownership and disposition of the Debentures by holders acquiring Debentures on original issue for cash, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated and proposed thereunder (including recently finalized Treasury Regulations interpreting the original issue discount provisions of section 1271 through 1275 of the Code which were published on February 2, 1994 (the "OID Regulations")), Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Debentures. The discussion also assumes that holders will hold the Debentures as "capital assets" within the meaning of section 1221 of the Code.

    The Issuer has not sought and will not seek any rulings from the IRS with respect to the positions of the Issuer discussed below or obtained an opinion of tax counsel or other expert. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Debentures or that any such position would not be sustained. Furthermore, the OID Regulations are subject to varying interpretations and do not address all of the issues that could affect holders of the Debentures.

    The following is for general information only. The tax treatment of a holder of Debentures may vary depending on such holder's particular situation or status. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers and foreign entities and individuals) may be subject to special rules not discussed below. In addition, the description does not consider the effect of any applicable foreign, state, local or other tax laws.
    PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE DEBENTURES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.
AMOUNT OF ORIGINAL ISSUE DISCOUNT
    The succeeding discussion, and the discussions under "Taxation of Original Issue Discount" and "Effect of Offer to Redeem and Optional Redemption on Original Issue Discount," constitute a general discussion of original issue discount followed by a description of reasonable positions that will be taken by the Issuer (or that may be taken by the IRS) in applying the original issue discount provisions of the Code and the OID Regulations to the Debentures.
    The Debentures will be issued with original issue discount for federal income tax purposes. As a result, a holder who purchases a Debenture generally will be required to include original issue discount in gross income, for federal income tax purposes, as it accrues, in advance of the receipt of cash payments on Debentures (regardless of whether the holder is a cash or accrual basis taxpayer). See "Taxation of Original Issue Discount" below.
    The aggregate amount of original issue discount with respect to each Debenture will be the excess of the "stated redemption price at maturity" of such Debenture over its "issue price." The "issue price" of each Debenture will be the first price at which a substantial amount of the Debentures is sold for money (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The "stated redemption price at maturity" of each Debenture will include all cash payments (including principal and interest) required to be made thereunder until maturity, and each Debenture will therefore be issued subject to a substantial amount of original issue discount.

TAXATION OF ORIGINAL ISSUE DISCOUNT
    Each holder of a Debenture will be required to include in gross income an amount equal to the sum of the "daily portions" of the original issue discount of the Debenture for all days during the taxable year in which such Debenture is held, including the purchase date and excluding the disposition date. The daily portions of original issue discount required to be included in a holder's gross income in a taxable year will be determined upon a constant interest rate basis by allocating to each day during the taxable year in which the holder holds the Debenture a PRO RATA portion of the original issue discount thereon which is attributable to the "accrual period" in which such day is included. The amount of the original issue discount attributable to each full accrual period will be the product of the "adjusted issue price" of the Debenture at the beginning of the accrual period and the yield to maturity of the Debenture (as determined by semi-annual compounding). The adjusted issue price of a Debenture is the original issue price of the Debenture plus the aggregate amount of original issue discount that has previously accrued, and less any cash payments on the Debenture. The yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made under a Debenture, produces an amount equal to the issue price of the Debenture.
    The "accrual  periods" of  a Debenture  are each  of the  six-month  periods
during the term of the Debenture that end on        and        of each year. The
initial accrual period of a Debenture is the short period beginning on the issue date and ending on the day before the first day of the first full accrual period. The amount of original issue discount attributable to such initial accrual period may be computed under any reasonable method.
    The Issuer is required to furnish certain information to the IRS, and will furnish annually to record holders of the Debentures, information with respect to original issue discount accruing during the calendar year (as well as interest paid during that year). Because this information will be based upon the adjusted issue price of the debt instrument as if the holder had purchased the debt instrument on the issue date at the issue price, holders who purchase the Debentures for an amount other than the adjusted issue price will be required to determine for themselves the amount of original issue discount, if any, they are required to report.
    A subsequent purchaser of a Debenture having original issue discount will be required to include annual accruals of original issue discount in gross income, for federal income tax purposes, in accordance with the rules described above, but the amount of the original issue discount or ordinary income required to be reported may vary depending upon the amount paid for the debt instrument by the subsequent purchaser. See "Acquisition Premium" and "Market Discount" below. EFFECT OF OFFER TO REDEEM AND OPTIONAL REDEMPTION ON ORIGINAL ISSUE DISCOUNT
    In the event of a Change of Control, the Issuer will be required to offer to redeem all of the Debentures. The OID Regulations provide that the redemption of the Debentures upon the occurrence of a Change of Control will not affect the yield to maturity or the maturity date of the Debentures unless, based on all the facts and circumstances as of the issue date, it is more likely than not that a Change of Control giving rise to the redemption will occur. The Issuer has no present intention of treating the redemption provisions of the Debentures as affecting the computation of the yield to maturity of any Debenture.
    The Issuer may redeem up to 50% of the Debentures at a premium above Accreted Value under certain conditions during the first 36 months after the Offering. Additionally, the Issuer may redeem the Debentures at any time on or
after           , 1999. The  Issuer has no present  intention to exercise either optional redemption right. The OID Regulations set forth special rules for determining the "maturity date" and the "stated redemption price at maturity" of a debt instrument that may be redeemed prior to its stated maturity date at the option of the issuer. These rules should not apply to treat the Issuer as exercising its optional redemption rights with respect to the Debentures and, hence, should not affect the determination of the yield to maturity of any Debenture.

ACQUISITION PREMIUM
    If a purchaser purchases a Debenture at a cost that is in excess of its "adjusted issue price" (I.E., its original issue price increased by the portion of original issue discount previously includible in the gross income of prior holders (determined without regard to any reduction of original issue discount attributable to any acquisition premium paid by prior holders) and decreased by all payments previously made on the Debenture) immediately after the Debenture's acquisition by the purchaser and less than the stated redemption price at maturity of the Debenture, the includible original issue discount (as otherwise determined) for a taxable period will be reduced by an amount equal to the sum of the daily portions of original issue discount (as otherwise determined to be includible) for such taxable period multiplied by a fraction (a) the numerator of which is such excess and (b) the denominator of which is the excess of the sum of all amounts payable on the Debenture after the purchase date over the Debenture's adjusted issue price. The OID Regulations permit the holder of a Debenture purchased at an acquisition premium to elect to compute original issue discount accruals by treating the purchase as a purchase at original issue and applying the constant yield method.
MARKET DISCOUNT
    Purchasers of Debentures (other than original public purchasers purchasing at the issue price) should be aware that the gain on sale with respect to such securities may be affected by the market discount provisions of the Code. The market discount rules generally provide that if a holder of a debt instrument purchases it at a "market discount" and thereafter realizes gain upon a disposition or a retirement of the debt instrument, the lesser of such gain or the portion of the market discount that has accrued on a straight-line basis (or on a constant interest rate basis, if such basis of accrual has been elected by the holder under section 1276(b) of the Code) while the debt instrument was held by such holder will be taxed as ordinary income at the time of such disposition. "Market discount" with respect to a Debenture is the amount by which the "revised issue price" of a Debenture (I.E., the issue price increased by the portion of original issue discount previously included in the gross income of prior holders (determined without regard to any reduction of original issue discount attributable to any acquisition premium) and decreased by all payments previously made on the Debentures) exceeds the holder's basis in the Debenture immediately after acquisition (unless such excess is less than .25% of the stated redemption price at maturity of the Debenture times the number of complete years from the acquisition by such holder to maturity, in which case there is no "market discount"). If a holder makes a gift of a Debenture, accrued market discount, if any, will be recognized as if such holder had sold such Debenture for a price equal to its fair market value. The disposition of a Debenture at the death of a holder, however, should not result in the recognition of income under the market discount rules. The market discount rules also provide that a holder who acquires a Debenture at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such Debenture until the holder disposes of the Debenture in a taxable transaction.
    The Debentures provide for optional redemption, in whole or in part, and, in the case of a Change of Control mandatory offer to redeem, prior to maturity. If the Debentures were redeemed, a holder generally would be required to include in gross income as ordinary income, for federal income tax purposes, the portion of the payment which is attributable to accrued market discount on the Debentures, if any.
    A holder of Debentures acquired at a market discount may elect to include market discount in gross income, for federal income tax purposes, as the discount accrues either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If a holder of Debentures makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such debt instruments, and with respect to the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such debt instruments, would not apply.

SALE, EXCHANGE, REDEMPTION, RETIREMENT, DEFEASANCE OR OTHER DISPOSITION
    In general, the holder of a Debenture will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of such debt instrument measured by the difference between (a) the amount of cash and fair market value of property received in exchange therefor and (b) the holder's adjusted tax basis in such debt instrument.
    A holder's initial tax basis in a Debenture will be equal to the price paid by such holder for such Debenture. The holder's initial tax basis in a Debenture will be increased from time to time by the portion of original issue discount previously included in gross income to the date of disposition (and the accruals of market discount, if any, which the holder has previously elected to include in gross income on an annual basis) and decreased from time to time to reflect the receipt of any payments on such Debenture.
    If the Issuer exercises its right to defease its obligations under the Debentures (as more fully described in "Description of the Debentures -- Defeasance"), but does not satisfy the requirements necessary to be Discharged (as defined in the Indenture), it is possible that such a defeasance might be treated for federal income tax purposes as a taxable exchange of the Debentures for beneficial interests in the trust. If a taxable exchange is deemed to have occurred, then each holder of a Debenture would recognize gain or loss equal to the difference between (a) the holder's adjusted tax basis in the Debenture and
(b) the fair market value of the holder's interest in the trust, and thereafter such holder would be required to include in income a pro rata share of the income, gain and loss of the trust.
    Any gain or loss on the sale, exchange, redemption, retirement, defeasance or other disposition of a Debenture should be capital gain or loss (except as discussed in "Market Discount" above), provided the Debenture was a capital asset in the hands of the holder. Any capital gain or loss would be long-term capital gain or loss if the debt instrument had been held for more than one year and otherwise would be short-term capital gain or loss.
BACKUP WITHHOLDING
    The backup withholding rules require a payor to deduct and withhold a tax if
(a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor, (b) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (c) the payee has failed to report properly the receipt of "reportable payments" on several occasions and the IRS has notified the payor that withholding is required, or (d) there has been a failure of the payee to certify under the penalty of perjury that a payee is not subject to withholding under section 3406 of the Code. As a result, if any one of the events discussed above occurs, the Issuer, the Company, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with the Debentures. A "reportable payment" includes, among other things, interest actually paid, original issue discount and amounts paid through brokers in retirement of securities. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and certain tax exempt organizations) are not subject to the backup withholding and information reporting requirements. HIGH YIELD DISCOUNT OBLIGATIONS

    The deduction by the Issuer of original issue discount and interest payments with respect to the Debentures would be limited by section 163(e)(5) of the Code if the Debentures were "applicable high yield discount obligations," as defined in section 163(i) of the Code. The Issuer anticipates that the Debentures will not be applicable high yield discount obligations because it is expected that the yield to maturity on the Debentures will be less than the sum of the applicable federal long-term rate in effect at the time of issuance of the Debentures (the "AFR," which is 7.38% for June 1994), plus five percentage points. If the Debentures were applicable high yield discount obligations, then no amount of the original issue discount on the Debentures would be deductible by the Issuer until paid, and no deduction would be allowed for the portion of the original issue discount that represents the excess of the yield to maturity of the Debentures over the sum of the AFR plus six percentage points. For corporate holders, the non-deductible portion of the original issue discount will be treated as a dividend for purposes of sections 243, 246 and 246A of the Code (relating to dividends received deductions) to the extent that such amount would have been treated as a dividend if it had been a distribution made by the Issuer with respect to its stock.
    THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER. ACCORDINGLY, PURCHASERS OF THE DEBENTURES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE DEBENTURES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
                                  UNDERWRITING
    Subject to the terms and conditions of the Underwriting Agreement among the Issuer, the Company, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with DLJ, the "Underwriters"), the Underwriters severally have agreed to purchase from the Issuer and the Issuer has agreed to sell to the Underwriters the following respective principal amounts of the Debentures:

UNDERWRITER
Donaldson, Lufkin & Jenrette Securities Corporation.........................  $
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated.....................................................
                                                                              -------------
    Total...................................................................  $
                                                                              -------------
                                                                              -------------

    The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to certain conditions precedent. The Underwriting Agreement also provides that the Issuer and the Company will indemnify the Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or will contribute to payments that the Underwriters may be required to make in respect thereof. The nature of the Underwriters' obligations is such that they are committed to purchase all of the Debentures if any Debentures are purchased.
    The Underwriters propose to offer the Debentures directly to the public initially at the public offering price of the Debentures set forth on the cover page of this Prospectus. After the initial public offering of the Debentures, the offering price and other selling terms may be changed by the Underwriters. The Underwriters have advised the Issuer that sales of the Debentures may be made to certain selected dealers at a concession not in excess of % of the principal amount of Debentures and that the Underwriters may allow, and such dealers may re-allow, concessions not to exceed % of the principal amount of Debentures to certain other dealers.
    The Underwriters have advised the Issuer that they do not intend to confirm sales to accounts over which they exercise discretionary authority.
    The Debentures will not be listed on any securities exchange nor will they be qualified for inclusion on the National Association of Securities Dealers Automated Quotation System. The Debentures will be tradable in the secondary market, but any such trading may be limited and sporadic. The Underwriters have advised the Issuer that they intend to act as market makers for the Debentures. However, any such market-making may be discontinued by the Underwriters at any time in the Underwriters' sole discretion. No assurance can be given as to the liquidity of the trading market for the Debentures.
    The Underwriters acted as underwriters for the public offering of the 11% Senior Notes and may render other services to the Issuer and its subsidiaries from time to time.

                                 LEGAL MATTERS
    Certain legal matters with respect to the Debentures offered hereby will be passed upon for the Issuer by Cadwalader, Wickersham & Taft, New York, New York and for the Underwriters by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York.
                                    EXPERTS

    The balance sheet of Reeves Holdings, Inc. as of March 9, 1994 and the consolidated financial statements of Reeves Industries, Inc. as of December 31, 1992 and 1993, and for each of the three years in the period ended December 31, 1993 included in this Prospectus have been so included in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                               EXPLANATORY NOTE:
    All of the outstanding capital stock of Reeves will be transferred to the Issuer prior to the issuance of the Debentures. Since Reeves will be the sole subsidiary of the Issuer, the consolidated financial data of the Issuer are those of Reeves.
                             REEVES HOLDINGS, INC.
                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
REEVES HOLDINGS, INC.
  Report of Independent Accountants........................................................................        F-2
  Balance Sheet at March 9, 1994...........................................................................        F-3
  Notes to Balance Sheet...................................................................................        F-4
REEVES INDUSTRIES, INC.
Consolidated Financial Statements
  Report of Independent Accountants........................................................................        F-5
  Consolidated Balance Sheet at December 31, 1992 and 1993.................................................        F-6
  Consolidated Statement of Income for the years ended December 31, 1991, 1992 and 1993....................        F-7
  Consolidated Statement of Changes in Stockholder's Equity for the years ended December 31, 1991, 1992 and
   1993....................................................................................................        F-8
  Consolidated Statement of Cash Flows for the years ended December 31, 1991, 1992 and 1993................        F-9
  Notes to Consolidated Financial Statements...............................................................       F-10
Condensed Consolidated Financial Statements (Unaudited)
  Condensed Consolidated Balance Sheet as of December 31, 1993 and April 3, 1994...........................       F-22
  Condensed Consolidated Statement of Income for the quarters ended March 28, 1993 and April 3, 1994.......       F-23
  Condensed Consolidated Statement of Changes in Stockholder's Equity for the quarter ended April 3,
   1994....................................................................................................       F-24
  Condensed Consolidated Statement of Cash Flows for the quarters ended March 28, 1993 and April 3,
   1994....................................................................................................       F-25
  Notes to Condensed Consolidated Financial Statements.....................................................       F-26

                       REPORT OF INDEPENDENT ACCOUNTANTS
To the Board of Directors and Stockholder of
Reeves Holdings, Inc.
In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Reeves Holdings, Inc. at March 9, 1994 in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Issuer's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.
PRICE WATERHOUSE
Atlanta, Georgia
March 9, 1994, except as to Note 2,
which is as of March 31, 1994

REEVES HOLDINGS, INC.
BALANCE SHEET
MARCH 9, 1994
- --------------------------------------------------------------------------------

                                                                                                           MARCH 9,
                                                                                                             1994
                                                                                                          -----------
                                                       ASSETS
Cash....................................................................................................   $   1,000
                                                                                                          -----------
                                                                                                          -----------
                                                STOCKHOLDER'S EQUITY
Preferred stock, $.01 par value, 100,000 shares authorized
Common stock, $.01 par value, 1,000 shares authorized;
 100 shares issued and outstanding......................................................................   $       1
Capital in excess of par value..........................................................................         999
                                                                                                          -----------
      Total stockholder's equity........................................................................   $   1,000
                                                                                                          -----------
                                                                                                          -----------

    The accompanying notes are an integral part of this financial statement.

REEVES HOLDINGS, INC.
NOTES TO BALANCE SHEET
MARCH 9, 1994
- --------------------------------------------------------------------------------
1.  BUSINESS AND ORGANIZATION
    Reeves Holdings, Inc., (the "Issuer") a wholly-owned subsidiary of Hart Holding Company Incorporated, is a Delaware corporation organized on March 9, 1994 through a capital contribution of $1,000 for the purpose of holding all of the outstanding capital stock of Reeves Industries, Inc. Reeves Industries, Inc. is a wholly-owned subsidiary of Hart Holding Company Incorporated whose principal asset is the common stock of its wholly-owned subsidiary Reeves Brothers, Inc. Reeves Brothers, Inc. is a diversified industrial company engaged in two business segments; industrial coated fabrics and apparel textiles.
2.  SUBSEQUENT EVENT
    On March 31, 1994 the Issuer filed a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, for the purpose of offering Senior Discount Debentures due 2006 anticipated to yield proceeds of approximately $100,000,000. As of March 31, 1994 the Reeves Industries, Inc.'s common stock has not been contributed to the Issuer.

                       REPORT OF INDEPENDENT ACCOUNTANTS
To the Board of Directors and Stockholder of
Reeves Industries, Inc.
In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Reeves Industries, Inc. and its subsidiary at December 31, 1992 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
As discussed in Notes 2 and 8 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1992.
PRICE WATERHOUSE
Atlanta, Georgia
February 11, 1994, except as to Note 16, which is as of March 31, 1994

REEVES INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEET
(IN THOUSANDS EXCEPT SHARE DATA)
- --------------------------------------------------------------------------------

                                                                                             DECEMBER 31,
                                                                                       ------------------------
                                                                                          1992         1993
                                                                                       -----------  -----------
                                                    ASSETS
Current assets
  Cash and cash equivalents of $3,936 and $7,222.....................................  $     4,165  $    12,015
  Accounts receivable, less allowance for doubtful accounts of $1,570 and $1,467.....       38,876       45,925
  Inventories (Note 4)...............................................................       35,310       33,969
  Deferred income taxes (Note 8).....................................................        6,477        5,442
  Other current assets...............................................................        9,814        3,300
  Investment in discontinued operations (Note 3).....................................        2,466
                                                                                       -----------  -----------
    Total current assets.............................................................       97,108      100,651
Property, plant and equipment, at cost less accumulated depreciation (Note 5)........       43,526       51,415
Unamortized financing costs, less accumulated amortization of $550 and $1,177........        4,390        3,946
Goodwill, less accumulated amortization of $8,091 and $9,431.........................       44,697       43,357
Deferred income taxes (Note 8).......................................................        1,951        2,153
Other assets.........................................................................          603        1,503
Investment in discontinued operations (Note 3).......................................          656
                                                                                       -----------  -----------
    Total assets.....................................................................  $   192,931  $   203,025
                                                                                       -----------  -----------
                                                                                       -----------  -----------
                                     LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accounts payable...................................................................  $    15,352  $    22,810
  Accrued expenses and other liabilities (Note 6)....................................       18,991       21,197
  Liabilities related to discontinued operations (Note 3)............................        3,367
                                                                                       -----------  -----------
    Total current liabilities........................................................       37,710       44,007
Long-term debt (Note 7)..............................................................      132,576      132,677
Deferred income taxes (Note 8).......................................................        4,505        4,367
Other liabilities....................................................................                       563
Liabilities related to discontinued operations (Note 3)..............................        2,575
                                                                                       -----------  -----------
    Total liabilities................................................................      177,366      181,614
                                                                                       -----------  -----------
Stockholder's equity (Note 10)
  Common stock, $.01 par value, 50,000,000 shares authorized; 34,967,973 and
   35,021,666 shares issued and outstanding..........................................          350          350
  Capital in excess of par value.....................................................        5,069        5,099
  Retained earnings..................................................................       12,107       19,964
  Equity adjustments from translation................................................       (1,961)      (4,002)
                                                                                       -----------  -----------
    Total stockholder's equity.......................................................       15,565       21,411
                                                                                       -----------  -----------
Commitments and contingencies (Note 15)
                                                                                       -----------  -----------
    Total liabilities and stockholder's equity.......................................  $   192,931  $   203,025
                                                                                       -----------  -----------
                                                                                       -----------  -----------

   The accompanying notes are an integral part of these financial statements.

REEVES INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF INCOME
(IN THOUSANDS EXCEPT PER SHARE DATA)
- --------------------------------------------------------------------------------

                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1991         1992         1993
                                                                             -----------  -----------  -----------
Net sales..................................................................  $   269,559  $   271,104  $   283,653
Cost of sales..............................................................      216,179      216,043      222,016
                                                                             -----------  -----------  -----------
Gross profit on sales......................................................       53,380       55,061       61,637
Selling, general and administrative expenses...............................       27,754       29,294       32,540
Facility restructuring charges (Note 3)....................................                                  1,003
                                                                             -----------  -----------  -----------
Operating income...........................................................       25,626       25,767       28,094
Other income (expense)
  Other income, net........................................................        1,068          435          158
  Interest expense and amortization of financing costs and debt
   discounts...............................................................      (21,777)     (17,633)     (16,394)
                                                                             -----------  -----------  -----------
                                                                                 (20,709)     (17,198)     (16,236)
                                                                             -----------  -----------  -----------
Income from continuing operations before income taxes, extraordinary item
 and cumulative effect of a change in accounting principle.................        4,917        8,569       11,858
Income taxes (Note 8)......................................................          373        2,593        4,001
                                                                             -----------  -----------  -----------
Income from continuing operations..........................................        4,544        5,976        7,857
Discontinued operations
  Net gain on disposal of discontinued operations, less applicable income
   tax provision of $1,732 (Note 3)........................................        2,830
                                                                             -----------  -----------  -----------
                                                                                   2,830
                                                                             -----------  -----------  -----------
Income before extraordinary item and cumulative effect of a change in
 accounting principle......................................................        7,374        5,976        7,857
Extraordinary loss from early extinguishment of debt, less applicable
 income tax benefits of $3,148 (Note 7)....................................                    (6,112)
Cumulative effect of a change in accounting for income taxes (Note 8)......                     3,221
                                                                             -----------  -----------  -----------
Net income.................................................................  $     7,374  $     3,085  $     7,857
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Earnings per common share (Note 10)
  Primary and fully diluted
    Income from continuing operations......................................  $       .23  $       .16  $       .22
    Income before extraordinary item and cumulative effect of a change in
     accounting principle..................................................          .39          .16          .22
    Cumulative effect of a change in accounting for income taxes...........                       .09
    Net income.............................................................          .39          .08          .22
Weighted average number of common shares outstanding
  Primary and fully diluted................................................       18,118       36,724       34,978

   The accompanying notes are an integral part of these financial statements.

REEVES INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
(IN THOUSANDS)
- --------------------------------------------------------------------------------

                                                                                         CAPITAL
                                                     SERIES I                              IN
                                                  PREFERRED STOCK      COMMON STOCK      EXCESS              EQUITY
                                                  $1.00 PAR VALUE     $0.01 PAR VALUE      OF                ADJUSTMENTS
                                                 -----------------   -----------------     PAR     RETAINED   FROM
                                                 SHARES    AMOUNT    SHARES    AMOUNT     VALUE    EARNINGS  TRANSLATION  TOTAL
                                                 -------   -------   -------   -------   -------   -------   -------   -------
Balance at December 31, 1990..................         1   $5,001     18,066   $  181    $1,608    $1,648    $4,757    $13,195
Net income....................................                                                      7,374                7,374
Exchange of preferred stock for common
 stock........................................        (1)  (5,001 )   18,820      188     4,813
Translation adjustments.......................                                                                 (92  )      (92)
                                                 -------   -------   -------   -------   -------   -------   -------   -------
Balance at December 31, 1991                                          36,886      369     6,421     9,022    4,665      20,477
Net income....................................                                                      3,085                3,085
Translation adjustments.......................                                                               (6,626 )   (6,626)
Purchase and cancellation of common stock.....                        (1,918)     (19 )  (1,352 )                       (1,371)
                                                 -------   -------   -------   -------   -------   -------   -------   -------
Balance at December 31, 1992                                          34,968      350     5,069    12,107    (1,961 )   15,565
Net income....................................                                                      7,857                7,857
Translation adjustments.......................                                                               (2,041 )   (2,041)
Issuance of common stock......................                           535        5       295                            300
Purchase and cancellation of common stock.....                          (481)      (5 )    (265 )                         (270)
                                                 -------   -------   -------   -------   -------   -------   -------   -------
Balance at December 31, 1993..................                        35,022   $  350    $5,099    $19,964   $(4,002)  $21,411
                                                 -------   -------   -------   -------   -------   -------   -------   -------
                                                 -------   -------   -------   -------   -------   -------   -------   -------

   The accompanying notes are an integral part of these financial statements.

REEVES INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(IN THOUSANDS)
- --------------------------------------------------------------------------------

                                                                                    YEAR ENDED DECEMBER 31,
                                                                              -----------------------------------
                                                                                1991         1992         1993
                                                                              ---------  ------------  ----------
Cash flows from operating activities
  Net income................................................................  $   7,374  $      3,085  $    7,857
  Adjustments to reconcile net income to net cash provided by operating activities
    Write-off of financing costs due to early extinguishment of debt........                    6,112
    Cumulative effect of a change in accounting for income taxes............                   (3,221)
    Net gain on disposal of discontinued operations.........................     (2,830)
    Depreciation and amortization...........................................      8,388         9,146       9,272
    Deferred income taxes...................................................        601          (112)        694
    Changes in operating assets and liabilities
      Decrease (increase) in accounts receivable............................        565         2,574      (7,049)
      Decrease in inventories...............................................        486         4,200       1,341
      (Increase) decrease in other current assets...........................     (1,949)       (9,167)      6,514
      (Increase) decrease in other assets...................................       (254)          134        (900)
      Increase (decrease) in accounts payable...............................        492          (546)      7,458
      (Decrease) increase in accrued expenses and other liabilities.........     (4,920)        6,451         133
      Equity adjustments from translation...................................       (356)       (3,450)       (117)
                                                                              ---------  ------------  ----------
  Net cash provided by operating activities.................................      7,597        15,206      25,203
                                                                              ---------  ------------  ----------
Cash flows from investing activities
  Purchases of property, plant and equipment................................    (11,015)      (15,788)    (16,506)
  Net proceeds (payments) from disposal of discontinued operations..........      2,331        12,438        (536)
                                                                              ---------  ------------  ----------
  Net cash used by investing activities.....................................     (8,684)       (3,350)    (17,042)
                                                                              ---------  ------------  ----------
Cash flows from financing activities
  Principal payments of long-term debt......................................        (56)     (108,726)
  Net payments on revolving loans...........................................                  (30,000)
  Borrowings of long-term debt..............................................                  121,644
  Debt issuance costs.......................................................                   (5,115)
  Premium on early retirement of debt.......................................                   (4,876)
  Purchases of common stock.................................................                   (1,075)       (270)
  Issuance of common stock..................................................                                  300
                                                                              ---------  ------------  ----------
  Net cash (used) provided by financing activities..........................        (56)      (28,148)         30
                                                                              ---------  ------------  ----------
Effect of exchange rate changes on cash.....................................        122          (535)       (341)
                                                                              ---------  ------------  ----------
(Decrease) increase in cash and cash equivalents............................     (1,021)      (16,827)      7,850
Cash and cash equivalents, beginning of year................................     22,013        20,992       4,165
                                                                              ---------  ------------  ----------
Cash and cash equivalents, end of year......................................  $  20,992  $      4,165  $   12,015
                                                                              ---------  ------------  ----------
                                                                              ---------  ------------  ----------

   The accompanying notes are an integral part of these financial statements.

REEVES INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1992 AND 1993
- --------------------------------------------------------------------------------
1.  BUSINESS AND ORGANIZATION
    Reeves  Industries,  Inc.  ("Reeves"  or  the  "Company"),  a   wholly-owned
subsidiary  of Hart Holding Company Incorporated  ("Hart Holding"), is a holding
company  whose  principal  asset  is  the  common  stock  of  its   wholly-owned
subsidiary, Reeves Brothers, Inc. ("Reeves Brothers"). The Company was acquired by Hart Holding on May 6, 1986. Reeves Brothers is a diversified industrial company engaged in two business segments: industrial coated fabrics and apparel textiles.
2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    PRINCIPLES OF CONSOLIDATION
    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Reeves Brothers. All significant intercompany balances and transactions have been eliminated.
    INVENTORIES
    Inventories  are  stated  at  the  lower   of  cost  or  market.  Cost   for
approximately 29% and 27% of total inventories was determined on the last-in, first-out (LIFO) method at December 31, 1992 and 1993, respectively. With respect to the remainder of the inventories, cost is determined principally on the first-in, first-out (FIFO) method. Market is determined on the basis of replacement costs or selling prices less costs of disposal. The application of Accounting Principles Board Opinion No. 16, "Business Combinations," for the acquisition of Reeves caused the inventories in the accompanying consolidated
balance  sheet  to  exceed   inventories  used  for   income  tax  purposes   by
approximately $7,320,000 as of December 31, 1993.
    PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment are stated at cost. Improvements which extend the useful lives of the assets are capitalized while repairs and maintenance are charged to operations as incurred. Depreciation is provided using primarily the straight-line method for financial reporting purposes while accelerated methods are used for income tax purposes. When assets are replaced or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.
    FAIR VALUE OF FINANCIAL INSTRUMENTS
    Cash, accounts receivable, accounts payable and accrued expenses and other liabilities are reflected in the financial statements at fair value because of the short-term maturity of these instruments. The fair value of the Company's debt instruments is determined based upon a recent market price quote and is disclosed in Note 7. The fair value of the foreign exchange contracts (used for hedging purposes) is estimated using quoted exchange rates and is disclosed in
Note 11.
    FOREIGN CURRENCY EXCHANGE AND TRANSLATION
    For Reeves Brothers' wholly-owned foreign subsidiary, the local currency of the country of operation is used as the functional currency for purposes of translating the local currency asset and liability accounts at current exchange rates into the reporting currency. The resulting translation adjustments are accumulated as a separate component of stockholder's equity reflected in the equity adjustments from translation account in the accompanying consolidated financial statements. Gains and losses resulting from translating asset and liability accounts that are denominated in currencies other than the functional currency are included in income.

REEVES INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1992 AND 1993
- --------------------------------------------------------------------------------

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    AMORTIZATION POLICY
    The Company is amortizing goodwill on a straight-line basis over forty years. Financing costs and debt discounts are being amortized by the interest method over the life of the respective debt securities. Pre-operating costs associated with the start-up of significant new operations are deferred and amortized over five years.
    REVENUE RECOGNITION
    Sales are generally recorded when the goods are shipped. At the customer's request, shipment of the completed product is sometimes delayed. In such instances, revenues are recognized when the customer acknowledges transfer of title and accepts the related billing.
    INCOME TAXES
    The Company is a member of an affiliated group of which Hart Holding is the common parent. Pursuant to a tax allocation agreement with Hart Holding, the Company files a consolidated federal income tax return with Hart Holding. Under the agreement, the Company's tax liability is determined on a separate return basis and any taxes payable are remitted to Hart Holding.
    During 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). Income tax accounting information is disclosed in Note 8 to the consolidated financial statements.
    For the years ended December 31, 1992 and 1993, the provision for income taxes was based on reported earnings before income taxes, and includes appropriate provisions for deferred income taxes resulting from the tax effect of the differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. Prior to January 1, 1992, deferred income taxes arose from the reporting of certain expenses, principally depreciation, pension costs and other expenses, differently for financial reporting purposes than for income tax reporting purposes.
    At December 31, 1993, unremitted earnings of Reeves Brothers' foreign subsidiary were approximately $19,500,000. United States income taxes have not been provided on these unremitted earnings as it is the Company's intention to indefinitely reinvest these earnings. However, Reeves Brothers' foreign subsidiary has, in previous years, remitted a portion of its current year earnings as dividends and expects to continue this practice in the future.
    PENSION PLANS
    The Company has noncontributory pension plans covering all eligible domestic employees (Note 9).
    EARNINGS PER SHARE
    Earnings per share are computed based on the weighted average number of common and common equivalent shares, where dilutive, outstanding during each period. A deduction has been made for cumulative preferred dividends earned during such periods the preferred stock was outstanding even though such dividends were not declared or paid. Fully diluted earnings per share are computed assuming that outstanding warrants, where dilutive, were exercised at the beginning of the period or date of issuance, if later. Supplemental earnings per share data is provided giving effect to the exchange of preferred stock for common stock as discussed in Note 10.
    STATEMENT OF CASH FLOWS
    For purposes of the statement of cash flows, cash equivalents are defined as highly liquid investment securities with an original maturity of three months or less.

REEVES INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1992 AND 1993
- --------------------------------------------------------------------------------

3.  DISCONTINUED OPERATIONS AND FACILITY RESTRUCTURING CHARGES
    During 1990 the Company elected to dispose of the operations of its ARA Automotive Group. The Company has realized all of the significant assets and continues to settle remaining estimated liabilities related to the discontinued operation. The remaining estimated amounts to settle such liabilities have been included in accrued expenses and other liabilities as of December 31, 1993.
    During 1993, a facility restructuring plan was implemented to reduce the Company's overall cost structure and to improve productivity. The Consolidated Statement of Income includes a charge of approximately $1,003,000 related to this plan. The plan included the cessation of weaving activities at one location and conversion of that facility into a captive yarn mill, consolidating weaving capacity at remaining facilities and implementing cost saving/state-of-the-art finishing technology.
4.  INVENTORIES
    Inventories at December 31, 1992 and 1993, are comprised of the following (in thousands):

                                                                        1992       1993
Raw materials.......................................................  $   7,084  $   6,815
Work in process.....................................................      8,777      8,792
Manufactured and finished goods.....................................     19,449     18,362
                                                                      ---------  ---------
                                                                      $  35,310  $  33,969
                                                                      ---------  ---------
                                                                      ---------  ---------

    If inventories had been calculated on a current cost basis, they would have been valued higher by approximately $2,933,000 and $2,038,000 at December 31, 1992 and 1993, respectively.
5.  PROPERTY, PLANT AND EQUIPMENT
    The principal categories of property, plant and equipment at December 31, 1992 and 1993, are as follows (in thousands):

                                                                       1992        1993
Land and land improvements........................................  $      794  $      797
Buildings and improvements........................................      14,355      16,654
Machinery and equipment...........................................      56,801      65,400
                                                                    ----------  ----------
                                                                        71,950      82,851
Less -- Accumulated depreciation and amortization.................     (28,424)    (31,436)
                                                                    ----------  ----------
                                                                    $   43,526  $   51,415
                                                                    ----------  ----------
                                                                    ----------  ----------

REEVES INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1992 and 1993
- --------------------------------------------------------------------------------

6.  ACCRUED EXPENSES AND OTHER LIABILITIES
    Accrued expenses and other liabilities at December 31, 1992 and 1993, are comprised of the following (in thousands):

                                                                        1992       1993
Accrued salaries, wages and incentives..............................  $   3,013  $   3,145
Product claims reserve..............................................      1,277      1,237
Interest payable....................................................      6,493      6,512
Income taxes payable................................................        530        548
Deferred compensation...............................................      1,322      1,187
Accrued costs related to discontinued operations....................        145      1,390
Italian severance pay program.......................................      2,405      2,391
Other...............................................................      3,806      4,787
                                                                      ---------  ---------
                                                                      $  18,991  $  21,197
                                                                      ---------  ---------
                                                                      ---------  ---------

7.  LONG-TERM DEBT
    Long-term debt at December 31, 1992 and 1993, consists of the following (in thousands):

                                                                      1992         1993
11% Senior Notes due July 15, 2002, net of unamortized discount
 of $835 and $747................................................  $   121,665  $   121,753
13 3/4% Subordinated Debentures due May 1, 2000, net of
 unamortized discount of $89 and $76.............................       10,911       10,924
                                                                   -----------  -----------
                                                                   $   132,576  $   132,677
                                                                   -----------  -----------
                                                                   -----------  -----------

    In June 1992, the Company completed a public offering of $122,500,000 of 11% Senior Notes due 2002 (the "Senior Notes"). Proceeds of the offering were used to redeem all of the Company's then outstanding 12 1/2% Senior Notes and 13% Senior Subordinated Debentures and to pay and terminate the revolving loan outstanding under a prior loan agreement.
    In connection with the liquidation of the 12 1/2% Senior Notes, the 13% Senior Subordinated Debentures and the prior revolving loan, the Company paid early payment premiums of $4,601,000 and wrote off related debt issuance costs and debt discounts of $3,016,000. In addition, during 1992, the Company purchased $5,000,000 face value of its 13 3/4% Subordinated Debentures for $5,275,000. As a result of these transactions, the Company recognized an extraordinary loss of $5,775,000 ($.16 per share), net of applicable income tax benefits of $2,974,000.
    The Company is required to make sinking fund payments with respect to the remaining 13 3/4% Subordinated Debentures of $6,000,000 on May 1, 1999 and $5,000,000 on May 1, 2000.
    On  August 7, 1992,  the Company and  Reeves Brothers entered  into the Bank
Credit Agreement with a group of banks, which was amended in 1993, and which provides the Company and Reeves Brothers with an aggregate $35,000,000 revolving line of credit (the "Revolving Loan") and letter of credit facility. The Revolving Loan bears interest at the Alternate Base Rate (defined below) plus 1 1/2% or Eurodollar Rate plus 2 1/2%, at the election of the borrower. The Alternate Base Rate is defined as the higher of the Prime Rate (6% at December 31, 1993), Base CD Rate plus 1%, or the Federal Funds Effective Rate plus 1/2%. The applicable rates above the Alternate Base Rate and Eurodollar Rate decline based on a ratio of earnings to fixed charges, as defined. The Revolving Loan is due December 31, 1995. The Revolving Loan is secured by Reeves Brothers' accounts receivable and inventories.

REEVES INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1992 AND 1993
- --------------------------------------------------------------------------------

7.  LONG-TERM DEBT (CONTINUED)
As of December 31, 1993, the Company and Reeves Brothers had available borrowings, net of $1,415,000 of outstanding letters of credit, of $33,585,000. A commitment fee of 1/2% per annum is required on the unused portion of the Revolving Loan.
    The Senior Notes, Revolving Loan, and 13 3/4% Subordinated Debentures contain certain restrictive covenants with respect to Reeves and Reeves Brothers including, among other things, maintenance of working capital, limitations on the payments of dividends, the incurrence of additional indebtedness and certain liens, restrictions on capital expenditures, mergers or acquisitions, investments and transactions with affiliates, and require the maintenance of certain financial ratios and compliance with certain financial tests and limitations.
    Interest paid amounted to $18,155,000, $12,350,000 and $15,306,000 in  1991,
1992 and 1993, respectively.
    The estimated fair value of the Company's 11% Senior Notes and 13 3/4% Subordinated Debentures at December 31, 1993 is $131,075,000 and $12,980,000, respectively.
8.  INCOME TAXES
    During the third quarter of 1992, the Company adopted FAS 109 effective as of the beginning of 1992. Under FAS 109, in the year of adoption, previously reported results of operations for the year are restated to reflect the effects of applying FAS 109, and the cumulative effect of adoption on prior years' results of operations is shown in the income statement in the year of change. The adoption of FAS 109 did not have a material effect on the Company's 1992 income from continuing operations before income taxes.
    The provision (benefit) for income taxes from continuing operations is comprised of the following (in thousands):

                                                                  1991       1992       1993
Current
  Federal.....................................................  $  (2,698) $    (401) $   1,278
  Foreign.....................................................        354        954        811
  State.......................................................        147        174        138
                                                                ---------  ---------  ---------
                                                                   (2,197)       727      2,227
                                                                ---------  ---------  ---------
Deferred
  Federal.....................................................      1,770        983        945
  Foreign.....................................................                   641        826
  State.......................................................        800        242          3
                                                                ---------  ---------  ---------
                                                                    2,570      1,866      1,774
                                                                ---------  ---------  ---------
                                                                $     373  $   2,593  $   4,001
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

REEVES INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1992 AND 1993
- --------------------------------------------------------------------------------

8.  INCOME TAXES (CONTINUED)
    The provision (benefit) for income taxes from continuing operations differs from taxes computed using the statutory federal income tax rate as follows (in thousands):

                                                                  1991       1992       1993
Consolidated computed statutory taxes.........................  $   1,672  $   2,914  $   4,050
State income taxes, net of federal income tax benefit.........        412        275         93
Amortization of goodwill......................................        393        456        456
Foreign tax rate less than statutory rate.....................     (2,081)      (868)    (1,451)
Valuation reserve.............................................                              800
Other, net....................................................        (23)      (184)        53
                                                                ---------  ---------  ---------
                                                                $     373  $   2,593  $   4,001
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    In 1990, Reeves Brothers' foreign subsidiary implemented a reorganization allowed under the applicable country's income tax laws. This transaction resulted in the foreign subsidiary revaluing upward its net assets for income tax purposes. Additional depreciation and amortization relating to this revaluation is deductible in determining income tax expense for both financial and income tax reporting. The effect of this revaluation resulted in the foreign subsidiary's effective income tax rate declining from its statutory rate of approximately 46% to 5% for 1991. Due to tax rate increases, other tax law changes, and the adoption of FAS 109, the foreign subsidiary's effective income tax rate for both 1992 and 1993 is approximately 22% versus the statutory rate of 52.2%.
    The provision from continuing operations for deferred federal income taxes for 1991, the year prior to the effective date of adoption of FAS 109, is comprised of timing differences related to provisions for items not deductible until incurred, principally product claims, bad debts and insurance, depreciation and amortization, compensation agreements and pension costs.
    Deferred tax liabilities and assets under FAS 109 are comprised of the following temporary differences (in thousands):

                                                                          1992       1993
Deferred tax liabilities
  Inventories.........................................................  $   2,523  $   2,584
  Depreciation........................................................      1,982      1,783
                                                                        ---------  ---------
    Total deferred tax liabilities....................................  $   4,505  $   4,367
                                                                        ---------  ---------
                                                                        ---------  ---------
Deferred tax assets
  Current
    Tentative minimum tax credits.....................................  $     854  $     854
    Accrued expenses..................................................      3,677      3,490
    Foreign tax credit carryforwards..................................      1,946      1,898
    Valuation reserve.................................................                  (800)
                                                                        ---------  ---------
                                                                            6,477      5,442
                                                                        ---------  ---------
  Long-term
    Depreciation on foreign subsidiary assets.........................      1,951      1,219
    Foreign exchange..................................................                   934
                                                                        ---------  ---------
                                                                            1,951      2,153
                                                                        ---------  ---------
      Total deferred tax assets.......................................  $   8,428  $   7,595
                                                                        ---------  ---------
                                                                        ---------  ---------

REEVES INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1992 AND 1993
- --------------------------------------------------------------------------------

8.  INCOME TAXES (CONTINUED)
    In adopting FAS 109, the Company recorded deferred tax assets which included foreign tax credit carryovers and the benefits of future depreciation related to Reeves Brothers' foreign subsidiary. The realization of these deferred tax assets is evaluated annually based on expected future taxable income and the carryover period of the credits. During 1993, the Company established an $800,000 valuation reserve against the benefit for utilization of foreign tax credits. The Company has foreign tax credit carry forwards of $1,898,000 of which $1,680,000 expire in 1994 and $218,000 expire at varying dates through 1997. The valuation reserve was established based on the Company's estimate of foreign source taxable income expected to be received from Reeves Brothers' foreign subsidiary during the foreign tax credit carryover period.
    The sources of income (loss) from continuing operations before income taxes are as follows (in thousands):

                                                                 1991       1992       1993
Domestic.....................................................  $  (2,245) $   1,327  $   2,774
Foreign......................................................      7,162      7,242      9,084
                                                               ---------  ---------  ---------
                                                               $   4,917  $   8,569  $  11,858
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    Income taxes paid amounted to approximately $0, $2,406,000 and $1,686,000 in 1991, 1992 and 1993, respectively.
9.  PENSION PLANS
    The Company sponsors two noncontributory defined benefit pension plans covering substantially all of its domestic salaried and hourly employees. The Reeves Brothers salaried pension plan benefits are based on an employee's years of accredited service. The Reeves Brothers hourly pension plan provides benefits, exclusive of benefits related to former ARA Automotive Group retirement plan participants, of stated amounts based on years of accredited service. The Reeves Brothers hourly pension plan also provides benefits to both the ARA union and non-union employees in accordance with their separate benefit calculations. The ARA non-union plan was merged with the Reeves Brothers hourly pension plan effective December 1990; the ARA union plan was merged with the Reeves Brothers hourly pension plan effective April 1993. The Company's funding policy is to fund at least the minimum amount required by the Employee Retirement Income Security Act of 1974.

REEVES INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1992 AND 1993
- --------------------------------------------------------------------------------

9.  PENSION PLANS (CONTINUED)
    COMBINED DATA
    The following table presents the combined funded status of the Company's plans at December 31, 1992 and 1993 (in thousands):

                                                                        1992       1993
Actuarial present value of accumulated benefit obligation
  Vested............................................................  $  13,731  $  19,300
  Nonvested.........................................................        866        914
                                                                      ---------  ---------
Accumulated benefit obligation......................................  $  14,597  $  20,214
                                                                      ---------  ---------
                                                                      ---------  ---------
Plan assets at fair value...........................................  $  24,148  $  25,450
Projected benefit obligation for services rendered to date..........     19,129     24,553
                                                                      ---------  ---------
Plan assets greater than projected benefit obligation...............      5,019        897
Unrecognized net transition obligation..............................      2,132      1,955
Unrecognized net gain subsequent to transition......................     (7,097)    (3,696)
                                                                      ---------  ---------
Pension asset (liability) recognized in the consolidated balance
 sheet..............................................................  $      54  $    (844)
                                                                      ---------  ---------
                                                                      ---------  ---------

    Plan assets consist primarily of fixed income securities, equity securities, and certificates of deposit.
    Pension cost includes the following components (in thousands):

                                                                1991       1992       1993
Service cost -- benefits earned during the period...........  $     929  $     942  $     936
Interest cost on projected benefit obligation...............      1,409      1,456      1,643
Actual return on plan assets................................     (3,700)    (2,961)    (2,531)
Net amortization and deferral...............................      2,283      1,351        754
                                                              ---------  ---------  ---------
Pension cost................................................  $     921  $     788  $     802
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

    A weighted average discount rate of 8.5% and 7.25%, and rate of increase in future compensation of 5.5% and 5.0% were used in determining the actuarial present value of the projected benefit obligation in 1992 and 1993, respectively. The long-term expected rate of return on assets was 8.0% in both 1992 and 1993.
    In December 1990, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS 106), which requires accrual, during an employee's active years of service, of the expected costs of providing postretirement benefits to employees and their beneficiaries and dependents. The Company adopted FAS 106 in 1992, the effect of which was not material to the consolidated financial statements.
10. STOCKHOLDER'S EQUITY
    CAPITAL STOCK
    The capitalization of Reeves consists of one class of common stock, $.01 par value (the "Common Stock"). The previously outstanding Series I Preferred Stock, $1.00 par value with a stated value of $5,001,000 (the "Preferred Stock") was wholly-owned by Hart Holding. Effective December 31, 1991,

REEVES INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1992 AND 1993
- --------------------------------------------------------------------------------

10. STOCKHOLDER'S EQUITY (CONTINUED)
the Company's Board of Directors approved the exchange of all the outstanding Preferred Stock held by Hart Holding for 18,820,000 shares of the Company's Common Stock. 250,000 shares of Preferred Stock remain authorized, with no Preferred Stock currently outstanding.
    SUPPLEMENTAL EARNINGS PER SHARE DATA
    The following supplemental earnings per share data is presented for the year ended December 31, 1991 as if the exchange of Preferred Stock for Common Stock described above occurred on January 1, 1991:

                                                                             1991
Income from continuing operations........................................  $     .12
Income before extraordinary item and cumulative effect of a change in
 accounting principle....................................................        .20
Net income...............................................................        .20
Weighted average number of common shares outstanding -- primary and fully
 diluted (in thousands)..................................................     36,886

    SETTLEMENT OF LITIGATION
    In November 1992, pursuant to a court ordered settlement of a lawsuit brought by the Company against Drexel Burnham Lambert and certain of its affiliates (collectively, the "Defendants"), Reeves received 1,918,132 shares of its common stock from the Defendants which were subsequently canceled and retired.
    MERGER WITH HHCI, INC.
    Effective October 25, 1993, HHCI, Inc., a newly formed, wholly-owned subsidiary of Hart Holding, merged with and into the Company with the Company surviving the merger. HHCI, Inc. was formed as a shell corporation (no operations) with a $300,000 capital contribution from Hart Holding. As a result of the merger, Hart Holding was issued 535,000 shares of the Company's common stock and acquired the 481,307 shares of its common stock not held by Hart Holding. These shares were subsequently canceled and retired. As a result of this merger, Hart Holding obtained ownership of 100% of the outstanding shares of the common stock of the Company and the other stockholders of Reeves received $.56 per share in cash.
11. FOREIGN EXCHANGE

    The Company enters into foreign exchange forward contracts to hedge risk of changes in foreign currency exchange rates associated with certain assets and future foreign currency transactions, primarily cash flows from accounts receivable and firm purchase commitments. Gains and losses on these contracts are deferred until the underlying hedged transaction is completed. The cash flows from the forward contracts are classified consistent with the cash flows from the transactions being hedged. To the extent that they are matched with underlying sale transactions, these contracts do not subject the Company to risk from foreign exchange rate movements, because gains and losses on these contracts offset losses and gains on the transactions being hedged.

    At December 31, 1993, the Company had foreign currency hedge contracts outstanding, equivalent to $14,883,000, to exchange various currencies, including the U.S. dollar, Japanese yen, pound sterling, Deutsche mark, and French franc into Italian Lire. The contracts mature during 1994. The December 31, 1993 fair value of these foreign currency hedge contracts was $14,407,000.

REEVES INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1992 AND 1993
- --------------------------------------------------------------------------------

12. CONCENTRATIONS OF CREDIT RISK
    Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers and markets into which the Company's products are sold, as well as their dispersion across many different geographic areas. As a result, at December 31, 1993, the Company does not consider itself to have any significant concentrations of credit risk.
13. RELATED PARTY TRANSACTIONS
    During the years ended December 31, 1991, 1992 and 1993, the Company and its subsidiary paid management fees to Hart Holding of $1,200,000, $1,910,000 and $1,804,000, respectively.
    During 1992, Reeves Brothers purchased the residences of three officers of Reeves Brothers for an aggregate amount of $1,015,000. During 1993, the Company recognized a loss of approximately $161,000 on the sale of two of the properties including related expenses. The remaining residence, which has a carrying value of $244,000 at December 31, 1993, is presently being marketed for sale.
14. FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS
    The Company, through Reeves Brothers, operates in two principal industry segments: industrial coated fabrics and apparel textiles. The Industrial Coated Fabrics Group manufactures newspaper and graphic art printing press blankets, protective coverings, inflatable aerospace and survival equipment, diaphragms for meters, pump and tank seals and material used in automotive airbags. The Apparel Textiles Group manufactures, dyes and finishes greige goods.
    The products of the Industrial Coated Fabrics Group and the Apparel Textiles Group are sold in the United States and in certain foreign countries primarily by Reeves Brothers' merchandising and sales personnel and through a network of independent distributors to a variety of customers including converters, apparel manufacturers, industrial users and contractors. Sales offices are maintained in New York, New York, Dallas, Texas, Spartanburg, South Carolina and Milan, Italy.

REEVES INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1992 AND 1993
- --------------------------------------------------------------------------------

14. FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS (CONTINUED)
The following table presents certain information concerning each segment (in thousands):

                                                            1991         1992         1993
Net sales
  Industrial coated fabrics............................  $   121,264  $   126,576  $   140,735
  Apparel textiles.....................................      148,295      144,528      142,918
                                                         -----------  -----------  -----------
                                                         $   269,559  $   271,104  $   283,653
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------
Operating income
  Industrial coated fabrics............................  $    23,940  $    24,732  $    29,287
  Apparel textiles.....................................       10,121       10,693       11,583
  Corporate expenses...................................       (8,435)      (9,658)     (11,773)
  Facility restructuring charges.......................                                 (1,003)
                                                         -----------  -----------  -----------
    Operating income...................................       25,626       25,767       28,094
Other income, net......................................        1,068          435          158
Interest expense and amortization of financing costs...      (21,777)     (17,633)     (16,394)
                                                         -----------  -----------  -----------
Income from continuing operations before income taxes,
 extraordinary item and cumulative effect of a change
 in accounting principle...............................  $     4,917  $     8,569  $    11,858
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------
Depreciation
  Industrial coated fabrics............................  $     2,598  $     3,175  $     3,632
  Apparel textiles.....................................        2,983        2,913        3,465
  Corporate............................................          370          688          107
                                                         -----------  -----------  -----------
                                                         $     5,951  $     6,776  $     7,204
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------
Capital expenditures
  Industrial coated fabrics............................  $     7,579  $     6,353  $    11,459
  Apparel textiles.....................................        2,994        8,623        4,693
  Corporate............................................          442          812          354
                                                         -----------  -----------  -----------
                                                         $    11,015  $    15,788  $    16,506
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------
Identifiable assets
  Industrial coated fabrics............................  $    68,403  $    65,752  $    75,625
  Apparel textiles.....................................       60,410       65,111       63,822
  Corporate, principally discontinued operations (in
   1991 and 1992), goodwill and debt issuance costs....       86,174       62,068       63,578
                                                         -----------  -----------  -----------
                                                         $   214,987  $   192,931  $   203,025
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

REEVES INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1992 AND 1993
- --------------------------------------------------------------------------------

14. FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS (CONTINUED)
Financial data of Reeves Brothers' foreign subsidiary is as follows (in thousands):

                                                               1991       1992       1993
  Sales....................................................  $  35,437  $  38,444  $  36,932
  Net income...............................................      6,808      9,165      7,446
  Assets...................................................     33,011     31,608     33,092

Intersegment sales are not material.
15. COMMITMENTS AND CONTINGENCIES
    The Company leases certain operating facilities and equipment under long-term operating leases. At December 31, 1993 future minimum rentals, related to continuing operations, required by operating leases having initial or remaining noncancellable lease terms in excess of one year are as follows:
1994-$1,853,000; 1995-$1,811,000; 1996-$1,800,000; 1997-$1,800,000;
1998-$1,800,000; thereafter-$2,945,000.
    Rental expense charged to continuing operations was approximately $1,187,000, $1,420,000 and $1,473,000 during the years ended December 31, 1991,
1992 and 1993, respectively.
    There are various lawsuits and claims pending against the Company and its subsidiary, including those relating to commercial transactions. The outcome of these matters is not presently determinable but, in the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the results of operations and financial position of the Company.
16. SUBSEQUENT EVENTS
    On January 26, 1994, the Board of Directors approved a non-qualified stock option agreement between the Company and the Chairman of the Board of Directors. The agreement grants an option to purchase up to 3,800,000 shares of common stock of the Company, par value $.01 per share, and has an expiration date of December 31, 2023. The option is exercisable at $.56 per share for 1,400,000 shares (exercisable immediately), $.75 per share for 1,400,000 shares (exercisable one year from grant date) and $1.00 per share for 1,000,000 shares (exercisable two years from grant date).
    On March 9, 1994 Hart Holding organized Reeves Holdings, Inc. as a wholly-owned subsidiary (the "Issuer") through a capital contribution of $1,000. The Issuer was formed for the purpose of holding all of the outstanding common stock of the Company. On March 31, 1994 the Issuer filed a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, for the purpose of offering Senior Discount Debentures due 2006 anticipated to yield proceeds of approximately $100,000,000. As of March 31, 1994 the Company's common stock has not been contributed to the Issuer.

REEVES INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE DATA)

- --------------------------------------------------------------------------------


                                                                                        DECEMBER 31,   APRIL 3,
                                                                                            1993         1994
                                                                                        ------------  -----------
                                                     ASSETS
Current assets
  Cash and cash equivalents of $7,222 and $380........................................   $   12,015   $     4,829
  Accounts receivable, less allowance for doubtful accounts of $1,467 and $1,567......       45,925        49,562
  Inventories (Note 1)................................................................       33,969        38,531
  Deferred income taxes...............................................................        5,442         5,442
  Other current assets................................................................        3,300         4,463
                                                                                        ------------  -----------
    Total current assets..............................................................      100,651       102,827
Property, plant and equipment, at cost less accumulated depreciation..................       51,415        55,397
Unamortized financing costs, less accumulated amortization of $1,177 and $1,340.......        3,946         3,783
Goodwill, less accumulated amortization of $9,431 and $9,766..........................       43,357        43,022
Deferred income taxes.................................................................        2,153         1,806
Other assets..........................................................................        1,503         1,652
                                                                                        ------------  -----------
    Total assets......................................................................   $  203,025   $   208,487
                                                                                        ------------  -----------
                                                                                        ------------  -----------
                                      LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accounts payable....................................................................   $   22,810   $    21,212
  Accrued expenses and other liabilities..............................................       21,197        19,129
                                                                                        ------------  -----------
    Total current liabilities.........................................................       44,007        40,341
Long-term debt (Note 2)...............................................................      132,677       138,402
Deferred income taxes.................................................................        4,367         4,357
Other liabilities.....................................................................          563           522
                                                                                        ------------  -----------
    Total liabilities.................................................................      181,614       183,622
                                                                                        ------------  -----------
Stockholder's equity (Note 3)
  Common stock, $.01 par value, 50,000,000 shares authorized; 35,021,666 shares issued
   and outstanding....................................................................          350           350
  Capital in excess of par value......................................................        5,099         5,099
  Retained earnings...................................................................       19,964        22,201
  Equity adjustments from translation.................................................       (4,002)       (2,785)
                                                                                        ------------  -----------
    Total stockholder's equity........................................................       21,411        24,865
                                                                                        ------------  -----------
    Total liabilities and stockholder's equity........................................   $  203,025   $   208,487
                                                                                        ------------  -----------
                                                                                        ------------  -----------


           See notes to condensed consolidated financial statements.

REEVES INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

- --------------------------------------------------------------------------------


                                                                                                 QUARTER ENDED
                                                                                             ----------------------
                                                                                              MARCH 28,   APRIL 3,
                                                                                                1993        1994
                                                                                             -----------  ---------
Net sales..................................................................................   $  63,780   $  72,997
Cost of sales..............................................................................      50,269      58,317
                                                                                             -----------  ---------
Gross profit on sales......................................................................      13,511      14,680
Selling, general and administrative expenses...............................................       7,701       7,252
                                                                                             -----------  ---------
Operating income...........................................................................       5,810       7,428
Other income (expense)
  Other income, net........................................................................          22          18
  Interest expense and amortization of financing costs and debt discounts..................      (4,144)     (4,085)
                                                                                             -----------  ---------
                                                                                                 (4,122)     (4,067)
                                                                                             -----------  ---------
Income before income taxes.................................................................       1,688       3,361
Income taxes...............................................................................         300       1,124
                                                                                             -----------  ---------
Net income.................................................................................   $   1,388   $   2,237
                                                                                             -----------  ---------
                                                                                             -----------  ---------
Earnings per common share
  Primary and fully diluted
    Net income.............................................................................  $      .04   $     .06
Weighted average number of common shares outstanding
  Primary and fully diluted................................................................      34,968      35,022


           See notes to condensed consolidated financial statements.

REEVES INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY (UNAUDITED) (IN THOUSANDS)

- --------------------------------------------------------------------------------

                                                     COMMON STOCK
                                                      $0.01 PAR      CAPITAL               EQUITY
                                                        VALUE       IN EXCESS            ADJUSTMENTS
                                                    --------------   OF PAR    RETAINED     FROM
                                                    SHARES  AMOUNT    VALUE    EARNINGS  TRANSLATION    TOTAL
                                                    ------  ------  ---------  --------  -----------   -------
Balance at December 31, 1993......................  35,022  $ 350   $  5,099   $ 19,964  $   (4,002)   $21,411
Net income........................................                                2,237                  2,237
Translation adjustments...........................                                            1,217      1,217
                                                    ------  ------  ---------  --------  -----------   -------
Balance at April 3, 1994..........................  35,022  $ 350   $  5,099   $ 22,201  $   (2,785)   $24,865
                                                    ------  ------  ---------  --------  -----------   -------
                                                    ------  ------  ---------  --------  -----------   -------

           See notes to condensed consolidated financial statements.

REEVES INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(IN THOUSANDS)

- --------------------------------------------------------------------------------


                                                       QUARTER ENDED
                                                    --------------------
                                                    MARCH 28,   APRIL 3,
                                                      1993        1994
                                                    ---------   --------
Cash flows from operating activities
  Net income......................................  $  1,388    $  2,237
  Adjustments to reconcile net income to net cash
   used by operating activities:
    Depreciation and amortization.................     2,372       2,496
    Changes in operating assets and liabilities...    (7,717)    (12,458)
    Equity adjustments from translation...........      (698)        327
                                                    ---------   --------
  Net cash used by operating activities...........    (4,655)     (7,398)
                                                    ---------   --------
Cash flows from investing activities
  Purchases of property, plant, and equipment.....    (2,051)     (5,686)
  Other...........................................       892
                                                    ---------   --------
  Net cash used by investing activities...........    (1,159)     (5,686)
                                                    ---------   --------
Cash flows from financing activities
  Net borrowings on revolving loan................     7,300       5,700
                                                    ---------   --------
  Net cash provided by financing activities.......     7,300       5,700
                                                    ---------   --------
Effect of exchange rate changes on cash...........      (175)        198
                                                    ---------   --------
Increase (decrease) in cash and cash
 equivalents......................................     1,311      (7,186)
Cash and cash equivalents, beginning of period....     4,515      12,015
                                                    ---------   --------
Cash and cash equivalents, end of period..........  $  5,826    $  4,829
                                                    ---------   --------
                                                    ---------   --------


           See notes to condensed consolidated financial statements.

REEVES INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

APRIL 3, 1994
- --------------------------------------------------------------------------------
GENERAL

    Reeves Industries, Inc., incorporated in Delaware in 1982 ("Reeves"), a wholly-owned subsidiary of Hart Holding Company Incorporated ("Hart Holding"), is a holding company whose principal asset is the common stock of its wholly-owned subsidiary, Reeves Brothers. Inc. ("Reeves Brothers"). Reeves Brothers is a diversified industrial company with operations in two principal business segments, industrial coated fabrics, conducted through its Industrial Coated Fabrics Group ("ICF"), and apparel textiles, conducted through its Apparel Textile Group ("ATG").

    The accompanying unaudited condensed consolidated financial statements of Reeves have been prepared in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For such information, refer to the consolidated financial statements and footnotes thereto included herein for the year ended December 31, 1993. The condensed consolidated financial statements so presented are, in the opinion of management, inclusive of all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of financial position as of April 3, 1994, and the results of operations and cash flows for the quarters ended March 28, 1993 and April 3, 1994.
NOTE 1 -- INVENTORIES
    Inventories at December 31, 1993 and April 3, 1994, were comprised of the following (in thousands):

                                                                                        DECEMBER 31,   APRIL 3,
                                                                                            1993         1994
                                                                                        ------------  -----------
Raw materials.........................................................................   $    6,815   $     7,833
Work in process.......................................................................        8,792        11,925
Manufactured and finished goods.......................................................       18,362        18,773
                                                                                        ------------  -----------
                                                                                         $   33,969   $    38,531
                                                                                        ------------  -----------
                                                                                        ------------  -----------


    Approximately 27% and 25% of Reeves' inventories at December 31, 1993 and April 3, 1994, are valued using the last-in, first-out ("LIFO") method. Interim LIFO determinations, including those as of April 3, 1994, are based on management's estimates of expected year end inventory levels and costs.

NOTE 2 -- LONG-TERM DEBT
    Long-term debt at December 31, 1993 and April 3, 1994, consisted of the following (in thousands):


                                                                                        DECEMBER 31,   APRIL 3,
                                                                                            1993         1994
                                                                                        ------------  -----------
Revolving loan payable to bank........................................................                $     5,700
11% Senior Notes due July 15, 2002, net of unamortized discount of $747 and $725......   $  121,753       121,775
13 3/4% Subordinated Debentures due May 1, 2000, net of unamortized discount of $76
 and $73..............................................................................       10,924        10,927
                                                                                        ------------  -----------
                                                                                         $  132,677   $   138,402
                                                                                        ------------  -----------
                                                                                        ------------  -----------



    On August 7, 1992, Reeves and Reeves Brothers entered into a credit agreement with a group of banks, which was amended in 1993, and which provides Reeves and Reeves Brothers with an aggregate $35,000,000 revolving line of credit (the "Revolving Loan") and letter of credit facility. The Revolving Loan bears interest at the Alternative Base Rate (defined below) plus 1 1/2% or Eurodollar Rate plus 2 1/2%, at the election of the borrower. The Alternative Base Rate is defined as the higher of

REEVES INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

APRIL 3, 1994
- --------------------------------------------------------------------------------

NOTE 2 -- LONG-TERM DEBT (CONTINUED)

the Prime Rate (6 1/4% at April 3, 1994), Base CD Rate plus 1%, or the Federal Funds Effective Rate plus 1/2%. The applicable rates above the Alternative Base Rate and Eurodollar Rate decline based on a ratio of earnings to fixed charges, as defined. The Revolving Loan is due December 31, 1995. The Revolving Loan is secured by Reeves Brothers' accounts receivable and inventories. As of April 3, 1994, Reeves had available borrowings, net of $1,389,000 of outstanding letters of credit, of $27,911,000. A commitment fee of 1/2% per annum is required on the unused portion of the Revolving Loan.

    In June 1992, Reeves completed a public offering of $122,500,000 of 11% Senior Notes due 2002 (the "Senior Notes"). Proceeds of the offering were used to redeem all of Reeves' then outstanding 12 1/2% Senior Notes and 13% Senior Subordinated Debentures and to pay and terminate the revolving loan outstanding under a prior loan agreement.

    Reeves is required to make sinking fund payments with respect to the remaining 13 3/4% Subordinated Debentures of $6,000,000 on May 1, 1999 and $5,000,000 on May 1, 2000.

    The Senior Notes, Revolving Loan, and 13 3/4% Subordinated Debentures contain certain restrictive covenants with respect to Reeves and Reeves Brothers including, among other things, maintenance of working capital, limitations on the payment of dividends, the incurrence of additional indebtedness and certain liens, restrictions on capital expenditures, mergers or acquisitions, investments and transactions with affiliates, and compliance with certain financial tests and limitations.
NOTE 3 -- STOCKHOLDER'S EQUITY
    On January 26, 1994, the Board of Directors approved a non-qualified stock option agreement between Reeves and the Chairman of the Board of Directors. The agreement grants an option to purchase up to 3,800,000 shares of common stock of Reeves, par value $.01 per share, and has an expiration date of December 31, 2023. The option is exercisable at $.56 per share for 1,400,000 shares of common stock (exercisable immediately), $.75 per share for 1,400,000 shares (exercisable one year from grant date) and $1.00 per share for 1,000,000 shares (exercisable two years from grant date).

    On March 9, 1994, Hart Holding organized Reeves Holdings, Inc. (the "Issuer") as a wholly-owned subsidiary through a capital contribution of $1,000. The Issuer was formed for the purpose of holding all of the outstanding common stock of Reeves. On March 31, 1994, the Issuer filed a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, for the purpose of offering Senior Discount Debentures due 2006 anticipated to yield proceeds of $100,000,000. As of May 17, 1994 Reeves' common stock has not been contributed to the Issuer.

- ------------------------------------------------
                                ------------------------------------------------
- ------------------------------------------------
                                ------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ISSUER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                             ---------------------
                               TABLE OF CONTENTS


                                                    PAGE
Available Information..........................           2
Prospectus Summary.............................           3
Investment Considerations......................           9
The Issuer and the Company.....................          11
Use of Proceeds................................          12
Capitalization.................................          13
Selected Consolidated Financial Data...........          14
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          16
Business.......................................          21
Management.....................................          29
Description of Debentures......................          35
Description of Other Indebtedness..............          49
Certain Federal Income Tax Considerations
 Concerning the Debentures.....................          51
Underwriting...................................          55
Legal Matters..................................          56
Experts........................................          56
Index to Financial Statements..................         F-1


    UNTIL          , 1994, (90 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING) ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                   $


                                  [REEVES-R-]
                                      LOGO


                             REEVES HOLDINGS, INC.

                                      % SENIOR
                              DISCOUNT DEBENTURES
                                    DUE 2006

                               -----------------

                              P R O S P E C T U S

                               -----------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                              MERRILL LYNCH & CO.

                                         , 1994

       Lithographed from a Vulcan-R- Offset Printing Blanket manufactured by the Industrial Coated Fabrics Group of Reeves Holdings, Inc.

- -------------------------------------------------------------
                   -------------------------------------------------------------
- -------------------------------------------------------------
                   -------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
    The following table sets forth all expenses payable by the Company in connection with the sale of the Debentures being registered hereby, other than underwriting commissions. All the amounts shown are estimates, except for the Commission registration fee and the fee for the National Association of Securities Dealers, Inc. ("NASD").

ITEM
- -----------------------------------------------------------------------------------
Commission registration fee........................................................  $  34,483
NASD fee...........................................................................     10,500
Blue Sky fees and expenses.........................................................      *
Legal fees and expenses............................................................      *
Accountants' fees and expenses.....................................................      *
Printing and engraving fees and expenses...........................................      *
Trustee fees and expenses..........................................................      *
Miscellaneous......................................................................      *
                                                                                     ---------
    Total..........................................................................  $   *
                                                                                     ---------
                                                                                     ---------

- ------------------------
*To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
    The Registrant is a Delaware corporation. Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such corporation, or is or was serving as such with respect to another entity at the request of such corporation. The General Corporation Law of Delaware also provides that a corporation may purchase insurance on behalf of any such director, officer, employee or agent.
    Section VII of the Bylaws of the Registrant provides for the indemnification by the registrant of each director and officer of the registrant to the fullest extent permitted by applicable law. The Registrant maintains directors' and officers' liability insurance.
    The   Underwriting  Agreement  provides  for   the  indemnification  of  the
registrant's officers, directors and controlling persons under certain circumstances.
ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES
    In connection with its organization, the Registrant issued 100 shares of its common stock (constituting all of its outstanding capital stock) to Hart Holding. The transaction was exempt from registration under Section 5 of the Securities Act by virtue of Section 4(2) of the Securities Act.

ITEM 16(A).  EXHIBITS


 EXHIBIT
   NO.      DESCRIPTION OF EXHIBIT
- ----------  ------------------------------------------------------------------------------------------------------
 1**        Form of Underwriting Agreement.
 3.1        Certificate of Incorporation of Reeves Holdings, Inc.
 3.2        Bylaws of Reeves Holdings, Inc.
 4.1(2)     Purchase  Agreement, dated  as of May  1, 1986,  among Schick Acquisition  Corp., A.R.A. Manufacturing
            Company of Delaware, Inc. and each of the Purchasers named therein.
 4.2(2)     Subordinated Debenture Indenture, dated as of May 1, 1986, between Schick Acquisition Corp. and  Fleet
            National Bank, as Trustee (the "Subordinated Debenture Trustee").
 4.3(2)     First  Supplemental  Indenture, dated  as of  May 6,  1986,  between Reeves  Industries, Inc.  and the
            Subordinated Debenture Trustee.
 4.4(2)     Second Supplemental Indenture, dated as of October  15, 1986, between Reeves Industries, Inc. and  the
            Subordinated Debenture Trustee.
 4.5(3)     Third  Supplemental Indenture,  dated as of  March 24, 1988,  between Reeves Industries,  Inc. and the
            Subordinated Debenture Trustee.
 4.6(4)     Fourth Supplemental  Indenture, dated  as of  May 7,  1991, between  Reeves Industries,  Inc. and  the
            Subordinated Debenture Trustee.
 4.7(1)     Fifth  Supplemental Indenture,  dated as  of June 30,  1992, between  Reeves Industries,  Inc. and the
            Subordinated Debenture Trustee.
 4.8(2)     Registration Rights  Agreement, dated  as of  May  1, 1986,  among Schick  Acquisition Corp.  and  the purchasers.
 4.9(5)     Senior Note Indenture, dated as of June 1, 1992, between Reeves Industries, Inc. and Chemical Bank, as
            Trustee.
 4.10**     Form of Debenture Indenture (including Form of Debenture).
 4.11       Equipment  Lease Agreements entered into by Reeves Brothers, Inc. and guaranteed by Reeves Industries,
            Inc. have not been filed as exhibits as the  total amount of lease funding thereunder does not  exceed
            10%  of the total assets  of the Company. The  Company undertakes to furnish  a copy of such Equipment
            Lease Agreements to the Commission upon request.
 5**        Opinion and consent of Cadwalader, Wickersham & Taft.
10.01(1)    Credit Agreement, dated as  of August 6,  1992 (the "Credit Agreement")  among Reeves Brothers,  Inc.,
            Reeves Industries, Inc., the Banks signatory thereto and Chemical Bank, as Agent.
10.02(6)    First Amendment, Waiver and Consent, dated as of October 25, 1993, to the Credit Agreement.
10.03       Second Amendment, dated as December 28, 1993, to the Credit Agreement.
10.04(7)    Tax  Allocation  Agreement,  effective as  of  January 1,  1992,  by  and among  Hart  Holding Company
            Incorporated, Reeves  Industries,  Inc.,  Reeves  Brothers, Inc.,  Fenchurch,  Inc.,  Turner  Trucking
            Company,  Reeves Penna, Inc., A.R.A. Manufacturing Company, Hart Investment Properties Corporation and
            Hart Capital Corporation.
10.05(8)    Reeves Corporate Management Incentive Bonus Plan.
10.06(4)    Employment   Agreement,    dated    July   1,    1991,    between   Reeves    Brothers,    Inc.    and
            Anthony L. Cartagine.

 EXHIBIT
   NO.      DESCRIPTION OF EXHIBIT
- ----------  ------------------------------------------------------------------------------------------------------
10.07*      Employment  Agreement, dated November 1, 1991 and amended May 18, 1993, between Reeves Brothers, Inc., and Vito W. Lenoci.
10.08*      Reeves Brothers, Inc. 401(a)(17) Plan, effective January 1, 1989.
10.09*      Non-Qualified Stock Option Agreement, dated  as of January 26,  1994, between Reeves Industries,  Inc.
            and James W. Hart.
10.10(6)    Agreement  and Plan of Merger, dated as of October 22, 1993, between Reeves Industries, Inc. and HHCI,
            Inc.
10.11(4)    Lease Agreement, dated March 28, 1991, between  Springs Industries, Inc. Lessor, and Reeves  Brothers,
            Inc., Lessee.
11          Calculation of earnings per common share.
12*         Statement of Computation of Ratio of Earnings to Fixed Charges.
21          Subsidiaries of Reeves Holdings, Inc.
23.1**      Consent of Cadwalader, Wickersham & Taft (filed as part of Exhibit 5).
23.2*       Consent of Price Waterhouse.
25          Statement of Eligibility of The First National Bank of Boston, as Trustee.

- ------------------------
(1)  Previously  filed  by  Reeves  Industries, Inc.  as  an  exhibit  to Reeves
     Industries' Annual Report on Form 10-K dated March 31, 1993, which is incorporated by reference herein.
(2) Previously filed by Reeves Industries, Inc. as an exhibit to Newreeveco's Registration Statement on Form S-1, Registration No. 33-8192, dated August 21, 1986, as amended October 20, 1986, which is incorporated by reference herein.
(3)  Previously filed  by  Reeves  Industries,  Inc. as  an  exhibit  to  Reeves
     Industries' Annual Report on Form 10-K dated April 12, 1988, which is incorporated by reference herein.
(4)  Previously filed  by  Reeves  Industries,  Inc. as  an  exhibit  to  Reeves
     Industries' Annual Report on Form 10-K dated March 30, 1992, which is incorporated by reference herein.
(5) Previously filed by Reeves Industries, Inc. as an exhibit to Reeves Industries' Quarterly Report on Form 10-Q dated August 12, 1992, which is incorporated by reference herein.
(6) Previously filed by Reeves Industries, Inc. as an exhibit to Reeves Industries' Quarterly Report on Form 10-Q dated November 10, 1993, which is incorporated by reference herein.
(7) Previously filed by Reeves Industries, Inc. as an exhibit to Reeves Industries' Registration Statement on Form S-2, Registration No. 33-47254, dated April 16, 1992, as amended May 28, 1992, which is incorporated by reference herein.
(8)  Previously filed  by  Reeves  Industries,  Inc. as  an  exhibit  to  Reeves
     Industries' Annual Report on Form 10-K dated March 28, 1991, which is incorporated by reference herein.
 *   Filed herewith.
 **  To be filed by amendment.


ITEM 16(B).  FINANCIAL STATEMENT SCHEDULES


Schedule V     --         Reeves Industries, Inc. -- Property, Plant and Equipment
Schedule VI    --         Reeves Industries, Inc. -- Accumulated Depreciation, Depletion and
                           Amortization of Property, Plant and Equipment
                          Reeves Industries, Inc. -- Analysis of the Allowance for Doubtful
Schedule VIII  --         Accounts
Schedule IX    --         Reeves Industries, Inc. -- Short-Term Borrowings
Schedule X     --         Reeves Industries, Inc. -- Supplementary Income Statement Information

ITEM 17.  UNDERTAKINGS
    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in response to Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
    The Registrant hereby undertakes that:
        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.
        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Darien, Connecticut.

Dated: June 8, 1994

                                          REEVES HOLDINGS, INC.
                                          By: ________/s/ STEVEN W. HART________
                                             Name:  Steven W. Hart

                                          Title:   Executive Vice President,
                                          Chief
                                                    Financial Officer and
                                          Treasurer

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSON IN THEIR RESPECTIVE CAPACITIES WITH THE REGISTRANT ON THE DATES INDICATED.


             /s/ James W. Hart
- ----------------------------------   Director                             June 8, 1994
           James W. Hart
            /s/ James W. Hart,       President, Chief Executive Officer
                Jr.                  and Chief Operating Officer          June 8, 1994
- ----------------------------------   (Principal Executive Officer)
        James W. Hart, Jr.
            /s/ Steven W. Hart       Executive Vice President, Chief
- ----------------------------------   Financial Officer and Treasurer      June 8, 1994
          Steven W. Hart             (Principal Financial Officer)
          /s/ Joseph P. O'Brien      Vice President -- Finance
- ----------------------------------   (Principal Accounting Officer)       June 8, 1994
         Joseph P. O'Brien

                  SCHEDULE V -- PROPERTY, PLANT AND EQUIPMENT
                     REEVES INDUSTRIES, INC. AND SUBSIDIARY
                                 (IN THOUSANDS)

                                                             BALANCE                                       BALANCE
                                                            BEGINNING                                        END
                                                            OF PERIOD  ADDITIONS  RETIREMENTS  OTHER(1)   OF PERIOD
                                                            ---------  ---------  -----------  ---------  ---------
1991       Land and land improvements.....................  $     886                          $      39  $     925
                                                                9,768  $   1,548   $     (20)        (52)    11,244
           Buildings and improvements.....................
                                                               43,790      9,467      (2,275)       (137)    50,845
           Machinery and equipment........................
                                                            ---------  ---------  -----------  ---------  ---------
                                                            $  54,444  $  11,015   $  (2,295)  $    (150) $  63,014
           Total..........................................
                                                            ---------  ---------  -----------  ---------  ---------
                                                            ---------  ---------  -----------  ---------  ---------
1992       Land and land improvements.....................  $     925  $      50               $    (181) $     794
                                                               11,244      4,406                  (1,295)    14,355
           Buildings and improvements.....................
                                                               50,845     11,332   $  (2,397)  $  (2,979)    56,801
           Machinery and equipment........................
                                                            ---------  ---------  -----------  ---------  ---------
                                                            $  63,014  $  15,788   $  (2,397)  $  (4,455) $  71,950
           Total..........................................
                                                            ---------  ---------  -----------  ---------  ---------
                                                            ---------  ---------  -----------  ---------  ---------
1993       Land and land improvements.....................  $     794  $      65               $     (62) $     797
                                                               14,355      2,699                    (400)    16,654
           Buildings and improvements.....................
                                                               56,801     13,742   $  (2,973)     (2,170)    65,400
           Machinery and equipment........................
                                                            ---------  ---------  -----------  ---------  ---------
                                                            $  71,950  $  16,506   $  (2,973)  $  (2,632) $  82,851
           Total..........................................
                                                            ---------  ---------  -----------  ---------  ---------
                                                            ---------  ---------  -----------  ---------  ---------

- ------------------------
(1)   Primarily a result of fluctuations in exchange rates.

             SCHEDULE VI -- ACCUMULATED DEPRECIATION, DEPLETION AND
                 AMORTIZATION OF PROPERTY, PLANT AND EQUIPMENT
                     REEVES INDUSTRIES, INC. AND SUBSIDIARY
                                 (IN THOUSANDS)

                                                              BALANCE                                         BALANCE
                                                             BEGINNING                                          END
                                                             OF PERIOD   ADDITIONS   RETIREMENTS  OTHER(1)   OF PERIOD
                                                             ---------  -----------  -----------  ---------  ---------
1991       Buildings and improvements......................  $   3,411   $     639    $     (20)  $     (29) $   4,001
                                                                20,088       5,312       (2,275)       (745)    22,380
           Machinery and equipment.........................
                                                             ---------  -----------  -----------  ---------  ---------
                                                             $  23,499   $   5,951    $  (2,295)  $    (774) $  26,381
           Total...........................................
                                                             ---------  -----------  -----------  ---------  ---------
                                                             ---------  -----------  -----------  ---------  ---------
1992       Buildings and improvements......................  $   4,001   $     660                $    (236) $   4,425
                                                                22,380       6,116    $  (2,397)     (2,100)    23,999
           Machinery and equipment.........................
                                                             ---------  -----------  -----------  ---------  ---------
                                                             $  26,381   $   6,776    $  (2,397)  $  (2,336) $  28,424
           Total...........................................
                                                             ---------  -----------  -----------  ---------  ---------
                                                             ---------  -----------  -----------  ---------  ---------
1993       Buildings and improvements......................  $   4,425   $     949                $    (199) $   5,175
                                                                23,999       6,255    $  (2,973)     (1,020)    26,261
           Machinery and equipment.........................
                                                             ---------  -----------  -----------  ---------  ---------
                                                             $  28,424   $   7,204    $  (2,973)  $  (1,219) $  31,436
           Total...........................................
                                                             ---------  -----------  -----------  ---------  ---------
                                                             ---------  -----------  -----------  ---------  ---------

- ------------------------
(1)   Primarily a result of fluctuations in exchange rates.

        SCHEDULE VIII -- ANALYSIS OF THE ALLOWANCE FOR DOUBTFUL ACCOUNTS
                     REEVES INDUSTRIES, INC. AND SUBSIDIARY



                                                                                   COLUMN C
                                                                                  ADDITIONS                              COLUMN E
                                                                    --------------------------------------               --------
                                                                         CHARGED             CHARGED         COLUMN D    BALANCE
                     COLUMN A                        BALANCE AT       (CREDITED) TO          TO OTHER        ---------    AT END
- --------------------------------------------------  BEGINNING OF        COSTS AND          ACCOUNTS --       DEDUCTIONS     OF
DESCRIPTION                                            PERIOD           EXPENSES             DESCRIBE        DESCRIBE     PERIOD
- --------------------------------------------------  -------------   -----------------   ------------------   ---------   --------
                                                                                   (IN THOUSANDS)
December 31, 1990 Balance.........................     $ 2,477
Provision.........................................                        $ (49)
Recoveries........................................                                             $110
Write-offs........................................                                                             $(457)
                                                    -------------        ------               -----          ---------   --------
December 31, 1991 Balance.........................     $ 2,477            $ (49)               $110            $(457)     $2,081
                                                    -------------        ------               -----          ---------   --------
                                                    -------------        ------               -----          ---------   --------
Provision.........................................                        $(148)
Recoveries........................................                                             $ 23
Write-offs........................................                                                             $(386)
                                                    -------------        ------               -----          ---------   --------
December 31, 1992 Balance.........................     $ 2,081            $(148)               $ 23            $(386)     $1,570
                                                    -------------        ------               -----          ---------   --------
                                                    -------------        ------               -----          ---------   --------
Provision.........................................                        $ 427
Recoveries........................................                                             $108
Write-offs........................................                                                             $(638)
                                                    -------------        ------               -----          ---------   --------
December 31, 1993 Balance.........................     $ 1,570            $ 427                $108            $(638)     $1,467
                                                    -------------        ------               -----          ---------   --------
                                                    -------------        ------               -----          ---------   --------

                      SCHEDULE IX -- SHORT-TERM BORROWINGS
                    REEVES INDUSTRIES, INC. AND SUBSIDIARIES
                                 (IN THOUSANDS)



                                                                                                         COLUMN F
                                                                               COLUMN D     COLUMN E    -----------
                                                                  COLUMN C    -----------  -----------   WEIGHTED
                                                     COLUMN B    -----------    MAXIMUM      AVERAGE      AVERAGE
                     COLUMN A                       -----------   WEIGHTED      AMOUNT       AMOUNT      INTEREST
- --------------------------------------------------  BALANCE AT     AVERAGE    OUTSTANDING  OUTSTANDING     RATE
CATEGORY OF AGGREGATE                                 END OF      INTEREST    DURING THE   DURING THE   DURING THE
SHORT-TERM BORROWINGS                                 PERIOD        RATE        PERIOD       PERIOD       PERIOD
- --------------------------------------------------  -----------  -----------  -----------  -----------  -----------
Amounts payable to banks for borrowings in 1991...      30,000         7.69%      30,000       30,000         9.08 %
Amounts payable to banks for borrowings in 1992...           0         0.00 %     30,000        9,331         6.45 %
Amounts payable to banks for borrowings in 1993...           0         0.00 %      9,500        2,300         6.40 %

            SCHEDULE X -- SUPPLEMENTARY INCOME STATEMENT INFORMATION
                     REEVES INDUSTRIES, INC. AND SUBSIDIARY

COLUMN A
ITEM (1)
- ------------------------------------------------------------       COLUMN B
                                                              ------------------
                                                                  CHARGED TO
                                                              COSTS AND EXPENSES
                                                              ------------------
                                                                (IN THOUSANDS)
Maintenance and repairs
  Year ended December 31, 1991..............................        $7,922
                                                                   -------
                                                                   -------
  Year ended December 31, 1992..............................        $7,745
                                                                   -------
                                                                   -------
  Year ended December 31, 1993..............................        $6,328
                                                                   -------
                                                                   -------

- ------------------------
(1)   Other items are less than 1% of revenues or not applicable.